                                                Filed Pursuant to Rule 424(b)(5)
                                                Registration No. 333-6031


     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                 SUBJECT TO COMPLETION, DATED FEBRUARY 20, 1997
PROSPECTUS SUPPLEMENT
dated             , 1997
to Prospectus dated February 20, 1997

                                  $100,000,000

                                 [AMRESCO LOGO]

               SENIOR SUBORDINATED NOTES, SERIES 1997-A DUE 2004

The Senior Subordinated Notes, Series 1997-A due 2004 (the "Notes") being offered hereby (the "Offering") are unsecured senior subordinated obligations of AMRESCO, INC. (the "Company"). Interest on the Notes is payable on the 15th day of each month or, if any such day is not a business day, the next succeeding
business day (each, an "Interest Payment Date"), at the rate of     % per annum
beginning April 15, 1997. The Notes mature on March 1, 2004 and are not redeemable prior to maturity. The Notes will be subordinated to the prior payment of all existing and future "Senior Debt," as defined, of the Company. The Notes will also be structurally subordinated to indebtedness, preferred stock (if any) and other liabilities of the Company's subsidiaries. At December 31, 1996, there was outstanding approximately $670.1 million of Senior Debt of the Company and its subsidiaries (including $381.2 million of which indebtedness was nonrecourse to the Company and its subsidiaries). Under the most restrictive leverage covenant applicable to the Company from previously contracted indebtedness (which occurs under the Revolving Loan Agreement), at December 31, 1996, the Company could have incurred up to approximately $25.0 million of additional Senior Debt. The Notes will be pari passu with other senior subordinated indebtedness issued by the Company (including $57.5 million principal amount of the Company's 10% Senior Subordinated Notes due 2003) and with the Company's general unsecured trade indebtedness. At December 31, 1996, the Company could issue an additional $230.0 million of "Subordinated Debt," as defined, which could include indebtedness pari passu with the Notes. There is no limit on the amount of trade indebtedness the Company may incur. The Company is principally a holding company whose primary assets consist of shares of common stock issued to the Company by its subsidiaries. The Notes will not be guaranteed by the Company's subsidiaries. Accordingly, any right of the Company to receive assets of its subsidiaries upon their liquidation or reorganization (and the consequent right of the holders of the Notes to participate in those assets) will be effectively subordinated to the claims of creditors and preferred stockholders (if any) of such subsidiaries as proceeds from any such liquidation or reorganization will first be applied to satisfy obligations of such subsidiaries owing to creditors and preferred stockholders (if any) before such proceeds may be available for distribution to the Company. At December 31, 1996, other liabilities (primarily unsecured trade indebtedness) of the Company's subsidiaries totaled approximately $46.2 million and there were no shares of preferred stock of the Company's subsidiaries outstanding. The aggregate principal amount of Notes to be offered hereby may be increased prior to pricing. A total of $192.5 million is currently available under the shelf Registration Statement pursuant to which the Notes are being offered. The Company has made application to list the Notes on the New York Stock Exchange. See "Description of the Notes."

This Prospectus Supplement is qualified in its entirety by reference to the more detailed information and the consolidated financial statements of the Company, including the notes thereto, appearing or incorporated by reference herein or in the accompanying Prospectus and to the Subordinated Indenture dated as of March
  , 1997, between the Company and Bank One, Columbus, N.A., as trustee (the "Trustee"), with respect to the "Subordinated Debt Securities," as defined,
including the Officers' Certificate and Company Order dated as of March   ,
1997, establishing the terms of the Notes (collectively, the "Note Indenture"). All capitalized terms used in this Prospectus Supplement are defined as set forth elsewhere herein, in the accompanying Prospectus or in the Note Indenture. All references in this Prospectus Supplement to the "Prospectus" are to the Company's Prospectus dated February 20, 1997, accompanying this Prospectus Supplement.

SEE "RISK FACTORS" BEGINNING ON PAGE S-11 OF THIS PROSPECTUS SUPPLEMENT AND ON PAGE 7 OF THE PROSPECTUS FOR CERTAIN INFORMATION THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE NOTES.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY
OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

=====================================================================================================================
                                                      Price to              Underwriting            Proceeds to
                                                       Public                 Discount               Company(1)
---------------------------------------------------------------------------------------------------------------------
Per Note.....................................            %                       %                       %
---------------------------------------------------------------------------------------------------------------------
Total........................................            $                       $                       $
=====================================================================================================================

(1) Before deducting offering expenses payable by the Company estimated at
    $         .

The Notes are offered by the several Underwriters subject to prior sale when, as and if delivered to and accepted by the Underwriters and subject to their right to reject orders in whole or in part. It is expected that delivery of the Notes
will be made on or about            , 1997 in book entry form through the
facilities of The Depository Trust Company or its nominees ("DTC"). The Notes will not generally be issuable in definitive certificated form to any person other than DTC.
PIPER JAFFRAY INC.
            KEEFE, BRUYETTE & WOODS, INC.
                         LEGG MASON WOOD WALKER
                               Incorporated
                                    MCDONALD & COMPANY
                                      Securities, Inc.
                                             MORGAN KEEGAN & COMPANY, INC.

     [Map of the United States indicating: (i) the location of the corporate headquarters, (ii) international offices in Toronto and London and (iii) office locations by business lines.]

     Information contained or incorporated by reference in this Prospectus Supplement or in the accompanying Prospectus may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, which can be identified by the use of forward-looking terminology such as "may," "will," "expect," "intend," "anticipate," "estimate" or "continue" or the negative thereof or other variations thereon or comparable terminology. The matters described in "Risk Factors" and certain other factors noted throughout this Prospectus Supplement and the Prospectus, and in any exhibits to the Registration Statement of which this Prospectus Supplement and the Prospectus are a part, constitute cautionary statements identifying important factors with respect to any such forward-looking statements, including certain risks and uncertainties, that could cause actual results to differ materially from those in such forward-looking statements.

     The Company intends to furnish holders of the Notes with (i) annual reports containing audited financial statements and (ii) quarterly reports for each of the first three quarters of each fiscal year, which will contain unaudited summary financial information.

     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WITH A VIEW TO STABILIZING OR MAINTAINING THE MARKET PRICE OF THE NOTES AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NEW YORK STOCK EXCHANGE OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

--------------------------------------------------------------------------------

                                    SUMMARY

     The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements and notes thereto appearing elsewhere or incorporated by reference in this Prospectus Supplement and in the accompanying Prospectus dated February 20, 1997 (the "Prospectus"). Certain terms used in this Prospectus Supplement are defined in the "Glossary" included in the Prospectus. Certain terms used in connection with the Notes are defined herein under "Description of the Notes -- Certain Definitions" and in the Prospectus under the caption "Description of Securities -- Debt Securities -- Certain Definitions."

                                  THE COMPANY

     General. The Company is a leading specialty financial services company engaged in residential mortgage banking, commercial mortgage banking, asset management, institutional real estate investment advisory services and commercial finance. The residential mortgage banking business involves originating, acquiring, warehousing and securitizing B&C loans. The commercial mortgage banking business involves the origination, underwriting, placement, sale, securitization and servicing of commercial real estate mortgages. The asset management business involves acquiring at a discount to Face Value and managing and resolving Asset Portfolios to maximize cash recoveries. The Company manages and resolves Asset Portfolios acquired by the Company alone, acquired by the Company with co-investors and owned by third parties. The Company's institutional real estate investment advisory subsidiary provides real estate investment advice to various institutional investors (primarily pension funds). The commercial finance business involves providing high yield debt financing for businesses and projects which are unable to access traditional lending sources and providing construction loans for builders of single family residences.

     Business Strategy. The Company's original business of managing and resolving Asset Portfolios for third parties developed as a result of the takeover of failed thrifts and banks by the federal government's deposit insurance agencies in the late 1980s. In 1994, the Company implemented a growth strategy to expand its business lines and to leverage upon business opportunities in those specialty finance markets that capitalize on the Company's competitive strengths and reputation. The key elements of the Company's business strategy now include:

     - growing its participation in the origination, acquisition and securitization of B&C loans;

     - expanding its presence in the commercial mortgage banking market through greater market penetration and by increasing its participation in the market for securitization of commercial mortgages;

     - investing for its own account in Asset Portfolios and continuing to provide high quality management and resolution services to co-investors and other third-party owners of Asset Portfolios;

     - expanding its institutional real estate investment advisory business to complement the Company's existing business lines; and

     - developing and acquiring additional businesses which complement the Company's existing core capabilities in specialty financial services.

     The Company will continue to identify, develop and market specialized financial products that combine and leverage upon the various complementary skills existing within the Company's business groups as well as expand its cross-marketing of products and services among its business lines.

RESIDENTIAL MORTGAGE BANKING

     General. The Company originates, acquires, warehouses and securitizes B&C loans. Borrowers under such loans may not satisfy the more rigid underwriting standards of the traditional residential mortgage lending market for a number of reasons, such as blemished credit histories (from past loan delinquencies or
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

bankruptcy), inability to provide income verification data or lack of established credit history. The Company believes that this market is large and is underserved by traditional lenders. Therefore, there is less competition in this market and interest rates are higher than on mortgage loans for more creditworthy borrowers. The Company believes that the higher interest rates offered by the B&C loan market are attractive even after taking into account the potentially greater credit risk associated with such borrowers.

     Loan Sources. The Company both originates loans and acquires loan portfolios from third-party originators. The Company recently entered the B&C loan origination business through its acquisition of Quality Mortgage USA, Inc., which originated over $5.0 billion of residential loans from the commencement of that business in 1992 to September 30, 1996. See "Recent Developments -- Quality Acquisition." The Company originates B&C loans through a nationwide network of approximately 50 offices in 31 states. These offices enable the Company to maintain local relationships with over 4,500 Company-approved mortgage brokers. The Company also acquires portfolios of and individual B&C loans from third-party loan originators. The loans originated and purchased by the Company are then warehoused by the Company for securitization.

     Securitization. During 1996, the Company securitized approximately $1.8 billion in residential mortgages (including pre-funded loans of $142.0 million) in five public offerings of asset-backed securities. Loan originations and acquisitions are funded through warehouse credit facilities arranged by the Company until the Company accumulates loans of an aggregate principal amount sufficient to permit efficient securitization of the loan pool (generally, in excess of $250.0 million). The loans are then conveyed to a special purpose trust that sells into the secondary market various tranches of rated collateralized mortgage-backed securities representing undivided interests in the revenue streams generated by the loans. Subordinated Certificates issued by the trust are purchased by the Company. The Company either retains these Subordinated Certificates or pools and sells them in private sales. The Company also acquires Subordinated Certificates from B&C, jumbo and non-standard residential mortgage securitizations organized by third parties. The Company does not currently service any residential loans it originates or acquires. The mortgage-backed securities publicly sold to date by the Company have been rated "AAA" by Standard & Poor's and "Aaa" by Moody's Investors Service, Inc. To achieve these ratings the Company has used a combination of over-collateralization techniques and financial guaranty insurance.

COMMERCIAL MORTGAGE BANKING

     General. The Company performs a wide range of commercial mortgage banking services, including originating, underwriting, placing, selling and servicing commercial real estate loans through Holliday Fenoglio, ACC and AMRESCO Services.

     Commercial Mortgage Banking Business. Holliday Fenoglio primarily serves commercial real estate developers and owners by originating commercial real estate loans and acting as a broker on commercial real estate sales through its own commission-based mortgage bankers in its offices located in Atlanta, Boca Raton, Buffalo, Dallas, Houston, New York City, Orange County (California), Orlando, Portland (Oregon) and San Diego. Holliday Fenoglio originated approximately $2.0 billion of commercial real estate mortgages during 1995 and approximately $1.6 billion during the nine months ended September 30, 1996. The loans originated by Holliday Fenoglio generally are funded by institutional lenders, principally insurance companies, and by Conduit Purchasers. The Company estimates that Holliday Fenoglio has retained the Primary Servicer rights on approximately 36% of such loans over the last three years. The Company acted as a broker on commercial real estate sales of approximately $194 million during 1995 and approximately $218 million during the nine months ended September 30, 1996. The Company believes that Holliday Fenoglio's relationship and credibility with its institutional lender network provide the Company with a competitive advantage in the commercial mortgage banking industry.

     ACC, which originated and underwrote approximately $447.1 million of commercial real estate mortgages during 1995 and approximately $300.8 million during the nine months ended September 30, 1996, is a mortgage banker that originates and underwrites commercial real estate loans that are funded primarily by

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Conduit Purchasers and Fannie Mae. Unlike Holliday Fenoglio, ACC makes certain representations and warranties concerning the loans it originates. These representations cover title to the property, lien priority, environmental reviews and certain other matters. ACC targets mortgage loans for commercial real estate properties suitable for sale to Conduit Purchasers that accumulate loans for securitization programs. ACC serves its market directly through ACC's offices located in Dallas, Miami, Washington, D.C. and Winston-Salem, as well as through a network of approximately 40 independent mortgage brokers located throughout the United States. ACC has established a financing and advisory relationship with a major Wall Street investment bank whereby ACC originates commercial mortgages, which are funded and securitized by a partnership through which ACC shares in the accumulation and securitization profits and risks. ACC is approved by Fannie Mae to participate in its DUS program, which ACC believes makes it a more competitive loan originator and underwriter of multifamily mortgages. ACC is also an approved lender in the Freddie Mac multifamily sales/servicer program in the states of Florida, North Carolina and South Carolina. Through September 30, 1996, approximately 30% of the loans underwritten by ACC were originated by Holliday Fenoglio, with Holliday Fenoglio and ACC each receiving fees for their respective services.

     Commercial Loan Servicing Business. The Company serves as a Primary Servicer for whole loans and as a Master/Full Servicer for securitized pools of commercial mortgages through AMRESCO Services. At September 30, 1996, the Company acted as servicer with respect to approximately $11.2 billion of loans. The dominant users of commercial loan servicers are commercial mortgage-backed bond trusts and similar securitized commercial asset-backed loan portfolios made up of numerous passive investors. The revenue stream from servicing contracts on commercial mortgages is relatively predictable as prepayment penalties in commercial mortgages discourage early loan payoffs, a risk that is more significant to servicers of residential mortgage portfolios.

ASSET MANAGEMENT

     General. The Company manages and resolves Asset Portfolios acquired at a discount to Face Value by the Company alone and by the Company with co-investors. The Company also manages and resolves Asset Portfolios owned by third parties. Since 1987, the Company and its predecessors have managed over $35.0 billion (Face Value) of Asset Portfolios. Asset Portfolios generally include secured loans of varying qualities and collateral types. The majority of the loans in the Asset Portfolios in which the Company invests are in payment default at the time of acquisition. Asset Portfolios purchased by the Company are currently comprised primarily of collateralized business loans, the resolution of which may be based either on cash flow of a business or on real estate and other collateral securing the loan. While the majority of the Asset Portfolios managed or owned by the Company are located in the United States, the Company has opened offices in Toronto and London through which it pursues Asset Portfolio acquisition opportunities and manages its investments in Canada and Western Europe. The Company may open other offices and seek strategic alliances in other international markets.

     Asset Portfolio Investment. The Company invests in Asset Portfolios by purchasing them alone or with co-investors. The Face Values of Asset Portfolios acquired solely by the Company have ranged between approximately $0.5 million and approximately $96.8 million, whereas Asset Portfolios owned by it with co-investors have ranged up to approximately $426.8 million, with investments by the Company ranging from approximately $0.1 million to $17.6 million. The Company generally funds its share of any investment with a combination of borrowings under its existing credit lines and internal cash flow. At September 30, 1996, the Face Value of the Company's total investment in wholly-owned Asset Portfolios aggregated approximately $455.3 million, which was composed of approximately $323.1 million (71.0%) of collateralized business loans, approximately $102.6 million (22.5%) of asset-backed securities, approximately $19.8 million (4.3%) of real estate owned and approximately $9.8 million (2.2%) of real estate loans.

     Third Party Asset Management and Resolution Services. The Company acts as a Special Servicer to third parties pursuant to contracts with owners of Asset Portfolios (including partnerships, joint ventures and other groups in which the Company is a co-investor). Management of Asset Portfolios includes developing loan
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

resolution strategies and resolving loans, overseeing and managing collateral condition and performance, and providing routine accounting services. Servicing contracts provide incentives for the Company to resolve Asset Portfolios in order to maximize returns to third party owners.

INSTITUTIONAL REAL ESTATE INVESTMENT ADVISORY

     The Company provides real estate investment advice to various institutional investors (primarily pension funds) seeking to invest a portion of their funds in real estate and related investments. Although the Company is paid acquisition and disposition fees by some of its clients, its principal form of revenue from this activity is asset management fees, which are based on the cash flow of the investments under management or are negotiated at the time of the client's investment in a property.

     The Company is marketing to institutional investors the opportunity to invest in Subordinated Certificates issued in commercial and residential mortgage securitizations through investment funds being organized by the Company. The Company believes that because of its experience in evaluating and underwriting higher risk loans, it can take advantage of investment opportunities that are presented by such Subordinated Certificates. The Company expects that a majority of its investments in Subordinated Certificates in the future will be through these funds. As a policy, the Company will not sell to these funds Subordinated Certificates created in securitizations organized by the Company.

COMMERCIAL FINANCE

     The Company's commercial finance business was formally commenced in 1996 and has not contributed materially to the Company's revenues or net income to date. However, the Company intends to expand its commercial finance business through acquisitions of targeted niche finance companies and internal start-ups. The Company's commercial finance business currently involves: (i) providing high yield debt financing for businesses and projects which are unable to access traditional lending sources and (ii) providing construction financing for builders of single family residences.
                             ---------------------

     The Company is a Delaware corporation. The Company's principal executive offices are located at 700 North Pearl Street, Suite 2400, Dallas, Texas 75201-7424 and its telephone number at that address is (214) 953-7700.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                                  THE OFFERING

Issuer.....................  AMRESCO, INC.

Securities offered.........  $100,000,000 aggregate principal amount of Senior
                             Subordinated Notes, Series 1997-A due 2004. The aggregate principal amount of Notes to be sold in the Offering may be increased prior to pricing. A total of $192.5 million is currently available under the shelf Registration Statement pursuant to which the Notes are being offered.

Denomination...............  $1,000 and any integral multiple thereof.

Book-entry form............  The Notes will be issued in book-entry form. The
                             Notes will not generally be issuable in definitive certificated form to any person other than DTC.

Maturity...................  March 1, 2004.

Sinking fund...............  None.

Interest rate..............  Interest will accrue at the rate of      % per
                             annum commencing on the date of original issuance.

Interest payment dates.....  Interest is payable monthly on the 15th day of each month or, if such day is not a business day, the next succeeding business day beginning April 15, 1997. The first interest payment will represent interest from the date of original issuance of the Notes through April 14, 1997.

Redemption.................  The Notes are not redeemable prior to maturity.

Subordination..............  The Notes will be subordinated to the prior payment of all existing and future Senior Debt. The Notes will also be structurally subordinated to indebtedness, preferred stock (if any) and other liabilities of the Company's subsidiaries. At December 31, 1996, there was outstanding approximately $670.1 million of Senior Debt of the Company and its subsidiaries (including $381.2 million of which indebtedness was nonrecourse to the Company and its subsidiaries). Under the most restrictive leverage covenant applicable to the Company from previously contracted indebtedness (which occurs under the Revolving Loan Agreement), at December 31, 1996, the Company could have incurred up to approximately $25.0 million of additional Senior Debt. The Notes will be pari passu with other senior subordinated indebtedness issued by the Company (including $57.5 million principal amount of the Company's 10% Senior Subordinated Notes due 2003) and with the Company's general unsecured trade indebtedness. At December 31, 1996, the Company could issue an additional $230.0 million of Subordinated Debt, which could include indebtedness pari passu with the Notes. There is no limit on the amount of trade indebtedness the Company may incur. The Company is principally a holding company whose primary assets consist of shares of common stock issued to the Company by its subsidiaries. The Notes will not be guaranteed by the Company's subsidiaries. Accordingly, any right of the Company to receive assets of its subsidiaries upon their liquidation or reorganization (and the consequent right of the holders of the Notes to participate in those assets) will be effectively subordinated to the claims of creditors and preferred stockholders (if any) of such subsidiaries as proceeds from any such liquidation or reorganization will first be applied to satisfy obligations of such subsidiaries owing to creditors and preferred stockholders (if any) before such proceeds may be available for distribution to the Company. At December 31, 1996, other liabilities (primarily unsecured trade indebtedness)

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                             of the Company's subsidiaries totaled approximately $46.2 million and there were no shares of preferred stock of the Company's subsidiaries outstanding. See "Risk Factors -- Subordination of the Notes" and "Description of the
                             Notes -- Covenants -- Restrictions on Additional Funded Debt and Interest Coverage Ratio" in this Prospectus Supplement and "Description of Securities -- Debt Securities -- Subordination of Subordinated Debt Securities" in the Prospectus.

Limited rights of
acceleration or
  repurchase...............  Payment of principal on the Notes may be accelerated upon the occurrence of Events of Default (as defined) only upon the action of the Trustee or the holders of at least 25% in aggregate principal amount of outstanding Notes, and such acceleration may be rescinded by the holders of a majority of the aggregate principal amount of the outstanding Notes if all Events of Default are remedied and all payments due are made before a judgment or decree for payment of money due is obtained. See "Description of Securities -- Debt Securities -- Events of Default" in the Prospectus.

Limited covenants..........  The Notes do not have the benefit of extensive financial covenants. The Note Indenture contains certain covenants that, among other things, will limit (i) the Company's ability to incur Funded Debt (as defined), (ii) the payment of dividends or distributions to holders of the Company's equity securities and (iii) consolidations, mergers and transfers of all or substantially all of the Company's assets. All of these covenants, however, are subject to a number of important qualifications. See "Risk Factors -- Limited Covenants" and "Description of the
                             Notes -- Covenants" in this Prospectus Supplement and "Description of Securities -- Debt
                             Securities -- Covenants" in the Prospectus.

Absence of security........  The Notes are unsecured obligations of the Company, without collateral security of any kind.

Listing....................  The Company has made application to list the Notes on the New York Stock Exchange.

Trustee....................  Bank One, Columbus, N.A.

Use of proceeds............  The net proceeds from the sale of the Notes offered hereby will be used first to repay all of the Company's outstanding borrowings under the Bridge Loan Facility (as defined) and then to reduce its outstanding borrowings under the Revolving Loan Agreement. After application of the net proceeds, approximately $100.4 million would have been available as of February 14, 1997 for borrowing under the Revolving Loan Agreement to be used for general corporate purposes, which may include funding investments in Asset Portfolios, Subordinated Certificates and other financial instruments, acquiring new businesses or making strategic investments in companies that complement the Company's business lines and strategies. Following repayment of the Bridge Loan Facility, the Company does not intend to reborrow under such facility. See "Recent Developments -- Finance Company Acquisition" and "Use of Proceeds."

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                        SUMMARY FINANCIAL AND OTHER DATA

     The summary data presented below under the captions "Summary Income Statement" and "Summary Balance Sheet Data" for and as of the end of each of the fiscal years in the three-year period ended December 31, 1995 are derived from the consolidated financial statements of the Company audited by Deloitte & Touche LLP, which are included in the Company's Annual Report on Form 10-K for the year ended December 31, 1995 (the "1995 Form 10-K") and incorporated by reference in the Prospectus. In the opinion of management of the Company, the data presented for the nine months ended September 30, 1996 and 1995, which are derived from the Company's unaudited consolidated financial statements, reflect all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of the financial position and results of operations for such periods. Results for the nine months ended September 30, 1996 are not necessarily indicative of results for the entire fiscal year.

                                             NINE MONTHS ENDED
                                               SEPTEMBER 30,         YEAR ENDED DECEMBER 31,
                                            -------------------   ------------------------------
                                              1996       1995     1995(1)    1994(1)      1993
                                            --------    -------   --------   --------   --------
                                               (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
SUMMARY INCOME STATEMENT:
Revenues:
  Asset management and resolution
     fees...............................    $ 27,214    $27,279   $ 41,295   $ 93,764   $118,552
  Interest and other investment
     income.............................      65,728     24,446     40,105     14,215      3,440
  Mortgage banking fees.................      25,032     14,077     24,382      6,176
  Gain on sale of loans and investments,
     net................................       8,966        973      1,382        839
  Other revenues........................       2,255      5,302      3,322     14,797        409
                                            --------    -------   --------   --------   --------
          Total revenues................     129,195     72,077    110,486    129,791    122,401
Operating expenses, excluding interest
  expense...............................      74,050     49,334     73,307     92,337     77,970
Interest expense........................      21,478      2,771      6,921      1,768        754
                                            --------    -------   --------   --------   --------
Income from continuing operations before
  income taxes..........................      33,667     19,972     30,258     35,686     43,677
Income tax expense......................      12,968      7,542     11,593     14,753     17,371
                                            --------    -------   --------   --------   --------
Income from continuing operations.......      20,699     12,430     18,665     20,933     26,306
Gain (loss) from discontinued
  operations............................                  2,425      2,425     (2,185)    (2,088)
                                            --------    -------   --------   --------   --------
          Net income....................    $ 20,699    $14,855   $ 21,090   $ 18,748   $ 24,218
                                            ========    =======   ========   ========   ========
Earnings per share from continuing
  operations:
  Primary...............................    $   0.75    $  0.51   $   0.76   $   0.88   $   2.33
  Fully diluted.........................        0.71       0.51       0.75       0.88       2.33
Earnings per share:
  Primary...............................    $   0.75    $  0.61   $   0.86   $   0.79   $   2.15
  Fully-diluted.........................        0.71       0.61       0.85       0.79       2.15
Weighted average number of common shares
  outstanding and common share
  equivalents...........................  27,647,629 24,429,822 24,654,321 23,679,239 11,288,688

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                                           AS OF SEPTEMBER 30,         AS OF DECEMBER 31,
                                           -------------------   ------------------------------
                                             1996       1995       1995       1994       1993
                                           --------   --------   --------   --------   --------
                                                          (DOLLARS IN THOUSANDS)
SUMMARY BALANCE SHEET DATA:
Cash and cash equivalents...............   $ 14,157   $ 12,720   $ 16,139   $ 20,446   $ 43,442
Mortgage loans held for sale............    402,738      6,042    160,843
Investments:
  Loans.................................    175,784    114,767    138,180     32,631     33,795
  Partnerships and joint ventures.......     31,102     30,052     34,694     22,491      2,503
  Asset-backed securities and other
     securities.........................     89,891     19,982     46,187      3,481
  Real estate...........................     16,961     11,046      5,686     14,054      2,504
Total assets............................    867,698    291,082    521,713    172,340    163,653
Notes payable...........................     99,864    104,222     89,442     15,500     22,113
Warehouse loans payable.................    381,560      5,693    153,158
Nonrecourse debt........................     17,057     30,605     38,354        959      6,000
Senior notes............................     57,500
Senior subordinated debt................     57,500
Convertible subordinated debt...........     45,000                45,000
Total indebtedness......................    658,481    140,520    325,954     16,459     28,113
Shareholders' equity....................    185,093    129,024    160,794    113,586     91,699

                                              NINE MONTHS ENDED
                                                SEPTEMBER 30,               YEAR ENDED DECEMBER 31,
                                           ------------------------   ------------------------------------
                                              1996          1995       1995(1)      1994(1)        1993
                                           -----------   ----------   ----------   ----------   ----------
                                                               (DOLLARS IN THOUSANDS)
OTHER DATA:
Ratio of earnings to fixed charges(2)...          2.6x         8.2x         5.4x        21.2x        58.9x
EBITDA(3)...............................   $    61,044   $   25,437   $   41,513   $   43,177   $   45,668
Interest coverage ratio(4)..............          2.8x         9.2x         6.0x        24.4x        60.6x
Face Value of assets under management
  (at period end).......................   $ 2,936,929   $3,040,700   $3,693,900   $3,031,800   $5,754,400
Commercial mortgage loans originated:
  Face Value............................   $ 1,993,000   $1,440,000   $2,385,000   $  558,000
  Number of loans.......................           327          245          429          100
Commercial mortgage loans serviced (at
  period end):
  Face Value............................   $11,209,201   $2,970,000   $9,919,596   $2,555,000
  Number of loans.......................         6,531          749        7,226          592

---------------

(1) Summary Income Statement and Other Data for the fiscal years ended December 31, 1995 and 1994 reflect data for Holliday Fenoglio beginning August 1, 1994 and EQ Services effective October 27, 1995, the effective dates of the acquisitions by the Company.

(2) For purposes of calculating the ratio of earnings to fixed charges, earnings consist of operating income before income taxes and fixed charges. Fixed charges consist of interest expense.

(3) EBITDA is calculated as operating income (excluding gain (loss) from discontinued operations) before interest, income taxes, depreciation and amortization. The Company has included information concerning EBITDA because EBITDA is one measure of an issuer's historical ability to service its indebtedness. EBITDA should not be considered as an alternative to, or more meaningful than, net income as an indicator of the Company's operating performance or to cash flows as a measure of liquidity.

(4) Interest coverage ratio means the ratio of EBITDA to cash interest expense.

--------------------------------------------------------------------------------

                                  RISK FACTORS

     Investors should carefully consider the following matters and the matters set forth under "Risk Factors" in the Prospectus in connection with an investment in the Notes in addition to the other information contained or incorporated by reference in this Prospectus Supplement or in the accompanying Prospectus. Information contained or incorporated by reference in this Prospectus Supplement or in the accompanying Prospectus may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, which can be identified by the use of forward-looking terminology such as "may," "will," "expect," "intend," "anticipate," "estimate" or "continue" or the negative thereof or other variations thereon or comparable terminology. The following matters and certain other factors noted throughout this Prospectus Supplement and the Prospectus, and any exhibits to the Registration Statement of which this Prospectus Supplement and the Prospectus are a part, constitute cautionary statements identifying important factors with respect to any such forward-looking statements, including certain risks and uncertainties, that could cause actual results to differ materially from those in such forward-looking statements.

SUBORDINATION OF THE NOTES

     Payment of the principal of and interest on the Notes will be subordinated in right of payment in full to all existing and future Senior Debt of the Company, which includes all indebtedness under the Revolving Loan Agreement. The Notes will also be structurally subordinated to indebtedness, preferred stock (if any) and other liabilities of the Company's subsidiaries. At December 31, 1996, there was outstanding approximately $670.1 million of Senior Debt of the Company and its subsidiaries (including $381.2 million of which indebtedness was nonrecourse to the Company and its subsidiaries). Under the most restrictive leverage covenant applicable to the Company from previously contracted indebtedness (which occurs under the Revolving Loan Agreement), at December 31, 1996, the Company could have incurred up to approximately $25.0 million of additional Senior Debt. As of February 14, 1997, after giving effect to the Offering and the application of the net proceeds therefrom, the Company and its subsidiaries would have had Senior Debt aggregating approximately $688.3 million and would have had up to $100.4 million available for borrowing under the Revolving Loan Agreement which, if borrowed, would be included as Senior Debt. The proceeds of the Offering will be used to repay all indebtedness outstanding under the Bridge Loan Facility. Following repayment of the Bridge Loan Facility, the Company does not intend to reborrow under such facility. The Company intends to incur additional indebtedness in the future as it executes its business strategy. In the event of the liquidation, dissolution, reorganization or any similar proceeding regarding the Company, the assets of the Company will be available to pay obligations on the Notes only after Senior Debt of the Company has been paid in full. Accordingly, there may not be sufficient assets remaining to pay amounts due on all or any of the Notes. See "Description of Securities -- Debt Securities -- Subordination of Subordinated Debt Securities" in the Prospectus.

     The Company is principally a holding company whose primary assets consist of shares of common stock issued to the Company by its subsidiaries. Accordingly, the Company will be dependent upon the cash flow of, and receipt of dividends or advances from, its subsidiaries in order to meet its debt obligations, including the Company's obligations under the Notes. The Notes will not be guaranteed by the Company's subsidiaries, and consequently, the Company's subsidiaries are not obligated or required to pay any amounts pursuant to the Notes or to make funds available therefor in the form of dividends or advances to the Company. Accordingly, any right of the Company to receive assets of its subsidiaries upon their liquidation or reorganization (and the consequent right of the holders of the Notes to participate in those assets) will be effectively subordinated to the claims of creditors and preferred stockholders (if any) of such subsidiaries as proceeds from any such liquidation or reorganization will first be applied to satisfy obligations of such subsidiaries owing to creditors and preferred stockholders (if any) before such proceeds may be available for distribution to the Company. At December 31, 1996, other liabilities (primarily unsecured trade indebtedness) of the Company's subsidiaries totaled approximately $46.2 million and there were no shares of preferred stock of the Company's subsidiaries outstanding.

     In addition to being subordinated to all existing and future Senior Debt of the Company, the Notes will not be secured by any of the Company's assets. The Revolving Loan Agreement is secured by substantially all of the assets of the Company not pledged under other credit facilities, including stock of a majority of the Company's subsidiaries. If the Company becomes insolvent or is liquidated, or if payment under the Revolving Loan Agreement is accelerated, the lenders under the Revolving Loan Agreement would be entitled to exercise the remedies available to a secured lender under applicable law and pursuant to the Revolving Loan Agreement. Accordingly, such lenders will have a prior claim with respect to such assets and subsidiary capital stock.

FINANCIAL LEVERAGE

     As of December 31, 1996, the Company and its subsidiaries had outstanding approximately $729.7 million aggregate amount of Funded Debt (of which approximately $381.2 million was nonrecourse to the Company and its subsidiaries), representing approximately 70% of total consolidated capitalization. The Company's nonrecourse debt, composed primarily of warehouse credit lines, periodically increases and decreases as loans are funded or acquired by the Company through the warehouse facilities and sold to securitization trusts or other buyers. Accordingly the Company's total indebtedness may change significantly from one period to the next. See "Use of Proceeds" and "Capitalization."

     Increasing the degree to which the Company is leveraged could have important consequences to purchasers of the Notes, including: (i) limiting the Company's ability to obtain necessary additional financing to fund future working capital requirements, Asset Portfolio investments, investments in Subordinated Certificates and other financial instruments, capital expenditures, acquisitions or other general corporate requirements; (ii) requiring a significant portion of the Company's cash flow from operations to be dedicated to debt service requirements, thereby reducing the funds available for operations and future business opportunities; (iii) requiring all of the indebtedness incurred under the Revolving Loan Agreement to be repaid prior to the time any principal payments are required on the Notes, thereby potentially impairing the Company's ability to make payments on the Notes; and (iv) increasing the Company's vulnerability to adverse economic and industry conditions. The Company may incur additional indebtedness in the future, although its ability to do so will be restricted by the Note Indenture and the Credit Agreements. The ability of the Company to make scheduled payments under its present and future indebtedness, or to refinance such indebtedness, will depend on, among other things, the future operating performance of the Company, changes in interest rates, general economic conditions and the perception in the capital markets of the Company's business, results of operations, leverage, financial condition and business prospects. Each of these factors is to a large extent subject to economic, financial, competitive and other factors beyond the Company's control.

     The Credit Agreements contain numerous financial and operating covenants that limit the discretion of the Company's management with respect to certain business matters. These covenants place significant restrictions on, among other things, the ability of the Company to make certain payments and investments and to sell or otherwise dispose of assets and merge or consolidate with other entities. The Credit Agreements also require the Company to meet certain financial ratios and tests. A failure to comply with the obligations contained in the Credit Agreements could result in an event of default under any of the Credit Agreements, the Senior Note Indenture, the Senior Subordinated Note Indenture or the Note Indenture, which could permit acceleration of the related indebtedness and acceleration of indebtedness under other instruments that may contain cross-acceleration or cross-default provisions. See "Description of Other Indebtedness."

     The Notes will not have the benefit of sinking fund payments by the Company. Therefore, the Company anticipates that it will be necessary to refinance all or a portion of the principal amount of the Notes at maturity. However, there can be no assurance that the Company will be able to refinance the Notes at that time.

LIMITED COVENANTS

     The holders of the Notes do not have the benefit of extensive covenants. The covenants in the Note Indenture are not designed to protect holders of the Notes in the event of a material adverse change in the Company's financial condition or results of operations. These covenants impose only limited restrictions on the ability of the Company to, among other things, create or incur Funded Debt, pay dividends or make certain other restricted payments. The Note Indenture does not contain covenants specifically designed to protect holders of the Notes in the event of a highly leveraged transaction involving the Company. The provisions of the Note Indenture should not be relied upon in evaluating whether the Company will be able to comply with its obligations under the Notes. See "Description of the Notes -- Covenants" in this Prospectus Supplement and "Description of Securities -- Debt Securities -- Covenants" in the Prospectus.

LIMITED MARKET FOR THE NOTES

     The Company has made application to list the Notes on the New York Stock Exchange. However, no assurance can be given that the Notes will be approved for listing or that an active trading market for the Notes will develop. If a trading market for the Notes does develop, the Notes may trade at a discount from their initial offering price, depending on prevailing interest rates, the Company's operating results, the market for similar securities and other factors.

                              RECENT DEVELOPMENTS

FOURTH QUARTER 1996 RESULTS

     On February 3, 1997, the Company announced its fourth quarter and full year earnings results. A summary of the information released appears in the table below. The information set forth below should be read in conjunction with the Company's Consolidated Financial Statements and the Notes thereto incorporated by reference in this Prospectus Supplement and the accompanying Prospectus. The summary data presented below for the fiscal year ended December 31, 1995 is derived from the consolidated financial statements of the Company audited by Deloitte & Touche LLP, which are included in the 1995 Form 10-K. The data presented for the three months ended December 31, 1996 and 1995 and for the fiscal year ended December 31, 1996 are unaudited, but in the opinion of management of the Company reflect all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of the results of operations for such periods.

                                                       THREE MONTHS ENDED
                                                          DECEMBER 31,        YEAR ENDED DECEMBER 31,
                                                      --------------------   -------------------------
                                                        1996        1995        1996          1995
                                                      --------    --------   -----------   -----------
                                                       (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
SUMMARY INCOME STATEMENT:
Revenues:
  Asset management and resolution fees............     $ 7,086     $14,544      $ 34,300      $ 41,295
  Interest and other investment income............      37,913      15,506       103,639        40,105
  Mortgage banking fees...........................      15,665      10,305        40,697        24,382
  Gain on sale of loans and investments, net......       9,428         409        18,394         1,382
  Other revenues..................................         782         647         3,037         3,322
                                                       -------     -------      --------      --------
          Total revenues..........................      70,874      41,411       200,067       110,486
Operating expenses, excluding interest expense....      38,788      26,974       112,838        73,307
Interest expense..................................      15,287       4,150        36,763         6,921
                                                       -------     -------      --------      --------
Income from continuing operations before income
  taxes...........................................      16,799      10,287        50,466        30,258
Income tax expense................................       6,166       4,052        19,134        11,593
                                                       -------     -------      --------      --------
Income from continuing operations.................      10,633       6,235        31,332        18,665
Gain from discontinued operations, net............                                               2,425
                                                       -------     -------      --------      --------
Net income........................................     $10,633     $ 6,235      $ 31,332      $ 21,090
                                                       =======     =======      ========      ========
Earnings per share from continuing operations:
  Primary.........................................     $  0.36     $  0.25      $   1.12      $   0.76
  Fully-diluted...................................        0.34        0.24          1.05          0.75
Earnings per share:
  Primary.........................................     $  0.36     $  0.25      $   1.12      $   0.86
  Fully-diluted...................................        0.34        0.24          1.05          0.85
Weighted average number of common shares
  outstanding and common share equivalents........  29,454,758  25,327,818    28,099,411    24,654,321

     The Company earned net income of $10.6 million during the quarter ended December 31, 1996, a 71% increase from the same period in 1995 and a 24% increase relative to the third quarter ended September 30, 1996. Revenues for the fourth quarter were $70.9 million, compared to $41.4 million for the same period in 1995, a 71% increase. The fourth quarter performance brought income from continuing operations for the year ended December 31, 1996 to $31.3 million, or 68% higher than the $18.7 million during the same period of 1995.

     Primary earnings per share for the fourth quarter were $0.36, compared to $0.25 for the same period in 1995, a 44% increase, and $0.31 for the third quarter, a 16% increase. Fully-diluted earnings per share were $0.34, compared to $0.24 for the same period in 1995, a 42% increase, and $0.29 for the third quarter, a 17% increase.

     In December 1996, the Company completed a securitization of B&C loans totaling approximately $700.0 million (including pre-funded loans of $142.0 million). Securitization volume for 1996 aggregated approximately $1.8 billion. The commercial mortgage banking business originated $1.4 billion in new mortgage loans in the fourth quarter, compared to $1.0 billion during the same period in 1995 and $0.8 billion during the third quarter.

     The Company's asset management business invested $94.4 million and $198.4 million in Asset Portfolios during the quarter and year ended December 31, 1996, respectively.

FINANCE COMPANY ACQUISITION

     The Company currently is engaged in negotiations to acquire a privately-held business finance company (the "Finance Company"). This acquisition would enhance and complement the Company's commercial finance group. The purchase price terms consist of: (i) an estimated $14.0 million in cash at closing, (ii) shares of the Company's common stock, par value $0.05 per share (the "Common Stock"), valued at an estimated $26.0 million at closing, (iii) the assumption of certain liabilities estimated at $14.0 million at closing and (iv) additional shares of Common Stock issuable based upon the operating performance of the Finance Company during the next three fiscal years.

     The negotiations are in the preliminary stage and a definitive agreement has not yet been executed. The transaction is subject to the negotiation, approval and execution of a definitive stock purchase agreement containing customary terms, representations and warranties, covenants and conditions to closing for a transaction of this type. The transaction will be subject to the approval of the Company's board of directors as well as requisite regulatory and other approvals. There can be no assurance that this acquisition will be completed.

QUALITY ACQUISITION

     On October 25, 1996, the Company purchased substantially all of the operating assets and assumed certain contracts and obligations of Quality, an originator of B&C loans. The purchase price was $65.0 million in cash plus the assumption of liabilities aggregating $109.1 million, consisting of warehouse indebtedness, accounts payable and other liabilities. See "Unaudited Pro Forma Condensed Consolidated Financial Statements for the Quality Acquisition."

COMMON STOCK OFFERING

     In November 1996, the Company completed a registered public offering (the "Common Stock Offering") of 1,828,148 shares of Common Stock. In December 1996, the Company sold an additional 1,164,000 shares of Common Stock upon exercise of the underwriters' over-allotment option. The net proceeds from such offering, including the over-allotment shares, aggregated approximately $60.4 million and were used to repay borrowings under the Revolving Loan Agreement. The price to the public was $21.25 per share and the proceeds to the Company were $20.35 per share (after deducting an underwriting discount of $0.90 per share). In addition to the offering of shares of Common Stock by the Company, certain selling shareholders sold an aggregate of 5,931,852 shares of Common Stock for which the Company did not receive any proceeds.

CONVERSION OF CONVERTIBLE SUBORDINATED DEBENTURES

     In November 1996, the Company called for redemption all $45.0 million aggregate principal amount of its Convertible Subordinated Debentures. In December 1996, all the holders of outstanding Convertible Subordinated Debentures converted such debentures into an aggregate of 3,600,000 shares of the Company's Common Stock at a conversion price of $12.50 per share of Common Stock (or 80 shares of Common Stock for each $1,000 principal amount).

                                USE OF PROCEEDS

     The net proceeds to the Company from the sale of the Notes offered hereby (after deducting the underwriting discount and estimated expenses of the
Offering) will be approximately $     million.

     The Company intends to use the net proceeds first to repay all of the Company's outstanding borrowings under a $25.0 million Bridge Loan Facility dated February 7, 1997, between the Company and NationsBank of Texas (the "Bridge Loan Facility") (which had no indebtedness outstanding as of February 14, 1997) and then to reduce its outstanding borrowings under the Revolving Loan Agreement (which had an outstanding balance of approximately $196.1 million bearing interest at a weighted average interest rate of 7.04% as of February 14,
1997). For the year ended December 31, 1996, the weighted average interest rate on indebtedness incurred under the Company's bank credit agreements in place during 1996 was 7.40% per annum. The indebtedness under the Revolving Loan Agreement was incurred primarily in connection with investments in Asset Portfolios, certain corporate acquisitions and other general corporate purposes. After application of the net proceeds to the Company of the Offering, $100.4 million would have been available as of February 14, 1997 for reborrowing under the Revolving Loan Agreement to be used for general corporate purposes, which may include funding investments in Asset Portfolios, Subordinated Certificates and other financial instruments, acquiring new businesses or making strategic investments in entities that complement the Company's business lines and strategies. The Company expects to draw on the Bridge Loan Facility in the near future and intends to repay such indebtedness in full from proceeds from the Offering. Following repayment of the Bridge Loan Facility, the Company does not intend to reborrow under such facility. Other than the acquisition discussed in "Recent Developments -- Finance Company Acquisition," the Company has no understandings or agreements in respect of any material acquisition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Parent Capital Arrangements" and "Description of Other Indebtedness -- Revolving Loan Agreement" and "-- Bridge Loan Facility."

     The aggregate principal amount of Notes to be sold in the Offering may be increased prior to pricing. A total of $192.5 million is currently available under the shelf Registration Statement pursuant to which the Notes are being offered. If the entire $192.5 million principal amount of Notes is sold, the net proceeds to the Company (after deducting the underwriting discount and estimated
expenses of the Offering) will be approximately $     million. Such net proceeds
would be used to further reduce the Company's outstanding borrowings under the Revolving Loan Agreement.

                                 CAPITALIZATION

     The following table presents the capitalization of the Company at September 30, 1996, (i) on a historical basis, (ii) on a pro forma basis to reflect (x) the Quality Acquisition as if it occurred on September 30, 1996, (y) the Common Stock Offering as described under "Recent Developments -- Common Stock Offering" and (z) the conversion of all of the Company's outstanding Convertible Subordinated Debentures into shares of Common Stock as described under "Recent Developments -- Conversion of Convertible Subordinated Debentures," and (iii) on a pro forma basis, as adjusted, to reflect the application of the estimated net proceeds from the sale of the Notes offered hereby as described under "Use of Proceeds." This table should be read in conjunction with the Company's Consolidated Financial Statements and the notes thereto included in the 1995 Form 10-K and the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1996, both of which are incorporated by reference in the Prospectus, and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" and "Unaudited Pro Forma Condensed Consolidated Financial Statements for the Quality Acquisition" included elsewhere in this Prospectus Supplement.

                                                                   AS OF SEPTEMBER 30, 1996
                                                             -------------------------------------
                                                                                       PRO FORMA
                                                                                           AS
                                                             HISTORICAL   PRO FORMA   ADJUSTED(2)
                                                             ----------   ---------   ------------
                                                                          (UNAUDITED)
                                                                    (DOLLARS IN THOUSANDS)
Debt(1):
  Notes payable(2).........................................   $ 99,864    $104,424
  Warehouse loans payable..................................    381,560     474,256      $474,256
  Nonrecourse debt.........................................     17,057      17,057        17,057
  Senior Notes, Series 1996-A due 1999.....................     57,500      57,500        57,500
  10% Senior Subordinated Notes due 2003...................     57,500      57,500        57,500
  Senior Subordinated Notes, Series 1997-A due 2004(2).....                              100,000
  8% Convertible Subordinated Debentures due 2005..........     45,000
                                                              --------    --------      --------
          Total debt.......................................    658,481     710,737
Shareholders' equity:
  Common Stock, par value $0.05 per share; 50,000,000
     shares authorized, 27,189,497 shares issued (actual)
     and 33,781,645 shares issued (pro forma)(3)...........      1,359       1,689         1,689
  Capital in excess of par.................................    110,121     213,306       213,306
  Reductions for employee stock............................     (1,409)     (1,409)       (1,409)
  Treasury stock, 24,339 shares............................       (160)       (160)         (160)
  Net unrealized losses....................................     (1,207)     (1,207)       (1,207)
  Retained earnings........................................     76,389      76,389        76,389
                                                              --------    --------      --------
          Total shareholders' equity.......................    185,093     288,608       288,608
                                                              --------    --------      --------
          Total capitalization.............................   $843,574    $999,345
                                                              ========    ========      ========

---------------

(1) Since September 30, 1996 through February 14, 1997, the Company has (i) incurred $106.3 million of net additional indebtedness under Warehouse Agreements, (ii) incurred $134.7 million (including $65.0 million to fund the Quality Acquisition less $60.4 million of net proceeds from the Common Stock Offering) of net additional indebtedness under the Revolving Loan Agreement and (iii) entered into the Bridge Loan Facility, although no indebtedness was outstanding under this facility. See "Description of Other Indebtedness," "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" and Note 7 of Notes to Consolidated Financial Statements included in the 1995 Form 10-K.

(2) The aggregate principal amount of Notes to be sold in the Offering may be increased prior to pricing. A total of $192.5 million is currently available under the shelf Registration Statement pursuant to which the Notes are being offered. If the entire $192.5 million principal amount of Notes is sold, the net proceeds to the Company (after deducting the underwriting discount and estimated expenses of the Offering) will be approximately $ million. Such net proceeds would be used to further reduce the Company's outstanding borrowings under the Revolving Loan Agreement.

(3) Does not include an aggregate of 3,568,460 shares of Common Stock reserved for issuance upon the exercise of outstanding stock options and 1,693,266 shares available for future grants of options and shares of restricted stock under the Company's Stock Option and Award Plan at September 30, 1996. Since September 30, 1996 through December 31, 1996, options for an aggregate of 14,500 shares have been exercised and no shares of restricted stock have been issued under the Company's Stock Option and Award Plan. See Note 11 of Notes to Consolidated Financial Statements included in the 1995 Form 10-K.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

     The Company is a leading speciality financial services company engaged in residential mortgage banking, commercial mortgage banking, asset management, institutional real estate investment advisory services and commercial finance. Through the nine months ended September 30, 1996, the operations of the commercial finance segment were included within the asset management segment. The Company's business may be affected by many factors, including fluctuations in real estate and other asset values, the availability and price of commercial and residential mortgages and Asset Portfolios to be purchased, and the level of and fluctuations in interest rates, changes in the securitization market and competition. In addition, the Company's operations require continued access to short and long term sources of financing.

     On December 31, 1993, AMRESCO, INC., formerly BEI, merged with Holdings. The merger was accounted for as a "reverse acquisition" whereby Holdings was deemed to have acquired BEI for financial reporting purposes. However, BEI, renamed AMRESCO, INC., remains the continuing legal entity and registrant for Commission filing purposes. Consistent with the reverse acquisition accounting treatment, the historical financial statements of AMRESCO, INC. presented for the year ended December 31, 1993 are the consolidated financial statements of Holdings and differ from the consolidated financial statements of BEI as previously reported. The results of operations of BEI have been included in the Company's financial statements from the date of acquisition.

     In 1994, the Company concluded all of its significant asset management relationships with government agencies and financial institutions and began to shift its focus toward investment activities and the development of new lines of financial service businesses. Since the BEI Merger, the Company has extended its business lines to offer a full range of residential and commercial mortgage banking services, including the development of capital markets activities, increased substantially the amount it invests in Asset Portfolios, developed its institutional real estate investment advisory business, began its commercial finance business and disposed of certain non-core business lines. These significant changes in the composition of the Company's business are reflected in the Company's results of operations and may limit the comparability of the Company's results from period to period.

     Residential mortgage banking activities represented approximately 22% of revenues and 30% of operating profit (before corporate, other and intercompany eliminations) of the Company for the first nine months of 1996. The Company believes that there are significant opportunities in the B&C loan market, and consequently expects residential mortgage banking activities to represent an increasing proportion of revenues and operating income of the entire Company for the foreseeable future.

     The following discussion and analysis presents the significant changes in financial condition and results of continuing operations of the Company by primary business lines for the nine months ended September 30, 1996 and 1995 and for the years ended December 31, 1995, 1994 and 1993. The results of operations of acquired businesses are included in the Company's Consolidated Financial Statements from the date of acquisition. This discussion should be read in conjunction with the Company's Consolidated Financial Statements and notes thereto included in the 1995 Form 10-K.

     The following is a summary of the Company's results of operations by primary business line for the nine months ended September 30, 1996 and 1995 and for the years ended December 31, 1995, 1994 and 1993.

                                                 NINE MONTHS ENDED
                                                   SEPTEMBER 30,         YEAR ENDED DECEMBER 31,
                                                -------------------   ------------------------------
                                                  1996       1995       1995       1994       1993
                                                --------   --------   --------   --------   --------
                                                  (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Revenues:
  Residential mortgage banking................  $ 28,339   $     88   $  2,307
  Commercial mortgage banking.................    33,974     14,720     26,573   $  6,460
  Asset management............................    65,569     53,727     81,144    110,637   $122,944
  Institutional real estate investment
     advisory.................................     3,217                   452
  Corporate, other and intercompany
     eliminations.............................    (1,904)     3,542         10     12,694       (543)
                                                --------   --------   --------   --------   --------
          Total revenues......................   129,195     72,077    110,486    129,791    122,401
                                                --------   --------   --------   --------   --------
Operating expenses:
  Residential mortgage banking................    11,488        209      1,694
  Commercial mortgage banking.................    26,566     12,426     20,550      6,237
  Asset management............................    33,489     24,906     37,691     52,741     51,678
  Institutional real estate investment
     advisory.................................     2,906                   444
  Corporate, other and intercompany
     eliminations.............................    21,079     14,564     19,849     35,127     27,046
                                                --------   --------   --------   --------   --------
          Total operating expenses............    95,528     52,105     80,228     94,105     78,724
                                                --------   --------   --------   --------   --------
Operating profit:
  Residential mortgage banking................    16,851       (121)       613
  Commercial mortgage banking.................     7,408      2,294      6,023        223
  Asset management............................    32,080     28,821     43,453     57,896     71,266
  Institutional real estate investment
     advisory.................................       311                     8
  Corporate, other and intercompany
     eliminations.............................   (22,983)   (11,022)   (19,839)   (22,433)   (27,589)
                                                --------   --------   --------   --------   --------
          Total operating profit..............    33,667     19,972     30,258     35,686     43,677
Income tax expense............................    12,968      7,542     11,593     14,753     17,371
                                                --------   --------   --------   --------   --------
Income from continuing operations.............    20,699     12,430     18,665     20,933     26,306
Gain (loss) from discontinued operations......                2,425      2,425     (2,185)    (2,088)
                                                --------   --------   --------   --------   --------
          Net income..........................  $ 20,699   $ 14,855   $ 21,090   $ 18,748   $ 24,218
                                                ========   ========   ========   ========   ========

RESULTS OF OPERATIONS

     Revenues from the Company's residential mortgage banking activities consist of interest earned on residential mortgage loans purchased, gains on the securitization and sale of such loans and other related securities and accrued earnings on Subordinated Certificates purchased from securitization trusts. The gains on securitization and sale of mortgage loans and other related securities represent the amount by which the proceeds received (including the estimated value of any Subordinated Certificates retained) exceed the basis of the assets sold and the cost of securitization. When loans are securitized and sold, the Subordinated Certificates are valued at the discounted present value of the cash flow expected to be realized over the anticipated average life of the assets sold less future estimated credit losses, estimated prepayments and normal servicing and other fees relating to the assets sold. The discounted present value of such Subordinated Certificates is computed using management's assumptions of market discount rates (currently approximately 20%), prepayment rates, default rates and other costs.

     Revenues from the Company's commercial mortgage banking activities are earned from the origination and underwriting of commercial real estate mortgage loans, the placement of such loans with permanent investors and the servicing of loans. Loan placement and servicing fees, commitment fees and real estate brokerage commissions are recognized as earned. Placement and servicing expenses are charged to expense as incurred.

     Revenues from the Company's asset management activities primarily consist of fees charged for the management of Asset Portfolios comprised of performing, nonperforming or underperforming real estate, commercial, industrial and agricultural loans and for the successful resolution of the assets within such Asset Portfolios. The asset base of each Asset Portfolio declines over the life of the Asset Portfolio, thus reducing asset management fees as assets within the Asset Portfolio are resolved. These fees are subject to fluctuation based on the consideration received, timing of the sale or collection of the managed assets and the attainment of specified earnings levels on behalf of investors or investment partners. Certain direct costs incurred, primarily through 1994, in the management of assets for the FDIC were paid by the Company and billed to the FDIC.

     The original cost of an investment in an Asset Portfolio is allocated to individual assets within that Asset Portfolio based on their relative fair value to the total purchase price. The difference between gross estimated cash flows from loans and asset-backed and other securities and its present value is accrued using the level yield method. The level yield method recognizes income as the product of the recorded investment and the expected rate of return. The expected rate of return is based upon estimated cash flows of the investments. The recorded investment is reduced based on cash collections allocated to principal. The Company periodically evaluates the recoverability of the recorded investments by reviewing the estimated remaining amount and timing of cash flows and adjusts, if necessary, investments or expected rates of return. The Company accounts for its investments in partnerships and joint ventures using the equity method which generally results in the pass-through of its pro rata share of earnings as if it had a direct investment in the underlying loans. Loans, partnerships and joint ventures, and real estate are carried at the lower of cost or estimated fair value. The Company's investments in asset-backed and other securities are classified as available for sale and are carried at estimated fair value determined by discounting estimated cash flows at current market rates. Any unrealized gains (losses) on asset-backed and other securities are excluded from earnings and reported as a separate component of shareholders' equity, net of tax effects.

     Revenues from the Company's institutional real estate investment advisory business are earned from providing real estate investment advisory services, including acquisition, portfolio/asset management and disposition services, to institutional and corporate investors.

     Other revenues consist of consulting revenues earned on due diligence, gains on sales of other assets and other miscellaneous income. Additionally, 1994 included a $10.0 million conclusion fee on a management contract with a financial institution.

     In December 1994, the Company elected to dispose of the operations of its data processing and home banking subsidiary. The loss from such discontinued operations totaled approximately $2.2 million and $2.1 million for the years ended December 31, 1994 and 1993, respectively. The subsidiary was sold on June 16, 1995 for a net gain of $2.4 million, or $0.10 per share.

NINE MONTHS ENDED SEPTEMBER 30, 1996 COMPARED TO NINE MONTHS ENDED SEPTEMBER 30, 1995

     The Company reported a 79% increase in revenues and a 69% increase in operating profit for the nine months ended September 30, 1996 compared to the comparable 1995 period. The operating profit increase over the same period in 1995 was primarily due to the inclusion of residential mortgage banking operations which were initiated in September 1995. Additionally, commercial mortgage banking posted a 223% increase in operating profit and asset management operating profit rose 11%. Weighted average shares outstanding and equivalents for the nine months ended September 30, 1996 increased 13% over the first nine months of 1995 primarily due to the issuance of 2,300,000 shares of common stock in December 1995. Fully-diluted earnings per share from continuing operations for the nine months ended September 30, 1996 were $0.71 compared to $0.51 for the same period in 1995, a 39% increase.

     Residential Mortgage Banking. The Company initiated the operation of the residential mortgage banking business in September 1995. Revenues for the nine months ended September 30, 1996 consisted of $20.2 million in interest and other investment income and $8.2 million in gains on the securitization and sale of $1.1 billion of residential mortgage loans in four separate transactions. Interest and other investment income primarily consisted of interest earned on mortgage loans held for sale which averaged approximately

$186.7 million during the nine months ended September 30, 1996, compared to no such loans held during the same period of 1995.

     Expenses for the nine months ended September 30, 1996 were comprised of $9.3 million in interest expense, $1.2 million in personnel expenses and $1.0 million in other general and administrative expenses. The $9.3 million in interest expense relates primarily to borrowing under warehouse loans payable which funded the acquisition of mortgage loans held for sale.

     Commercial Mortgage Banking. Revenues for the nine months ended September 30, 1996 consisted primarily of $24.9 million in origination, underwriting and servicing revenues and $9.0 million in interest and other investment income. Origination, underwriting and servicing revenues increased $10.9 million and interest and other investment income increased $8.4 million due to the inclusion of the operations of the commercial loan servicing business acquired in October 1995 and increases in the loan originations and servicing volumes of the Company's previously existing mortgage banking operations.

     Expenses for the nine months ended September 30, 1996 were primarily comprised of $19.4 million in personnel expenses, $5.4 million in other general and administrative expenses and $1.2 million in interest expense. The $14.1 million increase in expenses over the $12.4 million of expenses for the same period in 1995 was primarily due to a $9.7 million increase in personnel expenses, a $3.0 million increase in other general and administrative expenses and a $1.1 million increase in interest expense. Expenses increased primarily due to the inclusion of operations of the commercial loan servicing business which was acquired during October 1995 and the growth in commercial mortgage banking operations which were initiated late in 1994.

     Asset Management. Revenues for the first nine months of 1996 were comprised of $39.1 million in interest and other investment income, $24.1 million in asset management and resolution fees and $2.4 million in other revenues. The $11.8 million, or 22%, increase in revenues from the same period of 1995 was primarily comprised of a $14.5 million increase in interest and other investment income due to an increase in aggregate investments of $78.8 million from September 30, 1995. This increase was offset in part by a $1.9 million decrease in asset management and resolution fees due to a shift from primarily managing and investing in partnerships and joint ventures to investing in wholly-owned portfolios.

     Expenses for the nine months ended September 30, 1996 were primarily comprised of $14.7 million in personnel expenses, $11.8 million in interest expense and $6.4 million in other general and administrative expenses. The $8.6 million, or 34%, increase in expenses over the same period in 1995 was primarily due to a $5.9 million increase in interest expense and a $3.5 million increase in other general and administrative expenses. The increase in interest expense was due to the financing incurred for a $78.8 million increase in aggregate investments from September 30, 1995.

     Institutional Real Estate Investment Advisory. The Company acquired substantially all of the assets of Acacia Realty Advisors, Inc. in November 1995. Revenues for the first nine months of 1996 totaled $3.2 million and were earned in conjunction with providing real estate investment advisory services to institutional and corporate investors, including acquisition, portfolio/asset management and disposition services. Expenses of $2.9 million were incurred, including $2.0 million in personnel expenses and $0.8 million in other general and administrative expenses.

     Corporate, Other and Intercompany Eliminations. Operating losses for the nine months ended September 30, 1996 increased $12.0 million, or 109%, over the comparable 1995 period. The increase is primarily due to increases in personnel expenses and other overhead related to expanded operations.

YEAR ENDED DECEMBER 31, 1995 COMPARED TO YEAR ENDED DECEMBER 31, 1994

     The Company reported 1995 revenues of $110.5 million, a 15% decrease from 1994. Operating profit also decreased 15% over the same period. Revenues and operating profit in 1994 included $10.0 million and $6.0 million, respectively, related to the conclusion of an asset management contract. After adjustment for this onetime conclusion fee, 1995 revenues decreased 8% while operating profits increased 2%. Commercial mortgage banking posted a significant increase in operating profit, while asset management operating profit fell

25%. Fully-diluted earnings per share from continuing operations for 1995 was $0.75 compared to $0.73 for 1994 after elimination of the onetime contract conclusion fee in 1994, a 3% increase.

     Residential Mortgage Banking. The Company initiated the operations of the residential mortgage banking business in September 1995. Revenues for the year ended December 31, 1995 consisted of $2.3 million in interest and other investment income. Interest and other investment income primarily consists of interest earned on mortgage loans held for sale which totaled $142.7 million at December 31, 1995.

     Expenses for the year ended December 31, 1995 were comprised of $1.1 million in interest expense, $0.4 million in personnel expenses and $0.2 million in other general and administrative expenses. The $1.1 million interest expense relates to borrowings under warehouse loans payable which funded the acquisition of mortgage loans held for sale.

     Commercial Mortgage Banking. Revenues for the year ended December 31, 1995 consisted of $24.4 million in origination, underwriting and servicing revenues, $2.1 million in interest and other investment income and $0.1 million in other income. Interest and other investment income increased $1.9 million and mortgage banking revenues increased $18.2 million primarily due to the inclusion for an entire year of the operations of Holliday Fenoglio, which was purchased in August 1994, commencement of ACC's underwriting activities in the fourth quarter of 1994 and the inclusion of securitized commercial loan servicing contracts acquired from EQS in the fourth quarter of 1995.

     Expenses for the year ended December 31, 1995 were comprised of $16.1 million in personnel expenses, $4.1 million in other general and administrative expenses, and $0.3 million in interest expense. The $14.3 million increase is primarily due to a $11.2 million increase in personnel expenses, a $2.8 million increase in other general and administrative expenses and a $0.3 million increase in interest expense. Expenses increased due to the inclusion of operations of Holliday Fenoglio, ACC and the contracts acquired from EQS.

     Asset Management. Revenues for 1995 were comprised of $20.6 million in asset management fees, $19.5 million in resolution fees, $36.9 million in interest and other investment income and $4.1 million in other revenues, primarily consulting revenues and gains on sales of investments. The $29.5 million, or 27%, decrease in revenues from 1994 was comprised of a $21.2 million decrease in management fees and a $32.4 million decrease in resolution fees due to the conclusion of significant institutional and government contracts during 1994 and early 1995. These declines were partially offset by a $23.0 million increase in interest and other investment income due to an increase in aggregate investments of $138.6 million from December 31, 1994 and a $1.1 million increase in other revenues.

     Expenses for the year ended December 31, 1995 were comprised of $21.1 million in personnel expenses, $5.0 million in other general and administrative expenses, $9.5 million in interest and $2.1 million in profit participation expenses. The $15.1 million, or 29%, decrease in expenses was primarily due to an $18.5 million decrease in personnel expenses and a $5.8 million decrease in other general and administrative expenses, which decreases were partially offset by a $7.2 million increase in interest expense and a $2.0 million increase in profit participation expenses. Personnel and other general and administrative expenses decreased as significant institutional and government contracts concluded during 1994, including a related $3.7 million reduction in estimate of accounts receivable bad debt reserve and other accrued expenses related to certain concluding asset management contracts. The increase in interest expense was due to the financing incurred for a $138.6 million increase in aggregate investments at December 31, 1995 compared to December 31, 1994. The increase in profit participation expenses is primarily due to the $4.0 million received related to certain expired RTC contracts, approximately 40% of which was owed to a joint venture partner.

     Institutional Real Estate Investment Advisory. After the acquisition of substantially all of the assets of Acacia in November 1995, revenues of $0.5 million were earned as the result of providing real estate investment advisory services to institutional and corporate investors, including acquisition, portfolio/asset management and disposition services. Expenses of $0.4 million were incurred, including $0.2 million in personnel expenses and $0.2 million in other general and administrative expenses.

     Corporate and Other. Revenues for the year ended December 31, 1995 were nominal, compared to $12.7 million in 1994. The $12.7 million decrease in revenues was primarily due to the $10.0 million conclusion fee on a significant institutional asset management contract terminated in 1994 and $3.8 million relating to the inclusion in 1994 of operations and sale of a subsidiary acquired with BEI for the period prior to its sale in the first quarter of 1994.

     Expenses for the year ended December 31, 1995 were $19.8 million, compared to $35.1 million during 1994, a 44% decrease. The $15.3 million decrease was primarily due to the inclusion of $6.0 million of expenses in 1994 related to the conclusion of a significant institutional asset management contract as well as reduced incentive compensation and severance costs.

     Income Taxes. The Company must have future taxable income to realize recorded deferred tax assets, including net operating loss carry forward tax benefits obtained in the BEI Merger. Certain of these benefits expire beginning in 1998 and are subject to annual utilization limitations. Management believes that recorded deferred tax assets will be realized in the normal course of business. The decrease in the effective income tax rate for the year ended December 31, 1995 was primarily due to permanent tax differences related to mortgages sold by a partnership in which the Company owns an interest for which the acquired tax basis exceeded the book basis.

YEAR ENDED DECEMBER 31, 1994 COMPARED TO YEAR ENDED DECEMBER 31, 1993

     The Company reported 1994 revenues of $129.8 million, a 6% increase from 1993, while operating profit decreased 18% over the same period. Revenues and operating profit in 1994 included $10.0 million and $6.0 million, respectively, related to the early conclusion of an asset management contract. The operations of BEI are included from the date of acquisition, December 31, 1993. The Company's commercial mortgage banking operations were initiated during 1994 with the acquisition of Holliday Fenoglio in August 1994 and the commencement of business by ACC during the fourth quarter of 1994. Additionally, during 1994, the focus of the asset management business began changing from managing assets for institutional and governmental entities to the direct ownership of Asset Portfolios acquired from nongovernmental sellers and the management of Asset Portfolios for private third parties.

     Commercial Mortgage Banking. Revenues of $6.4 million and expenses of $6.2 million were due to the acquisition of Holliday Fenoglio and the commencement of business by ACC during 1994. Revenues in 1994 consisted of $0.2 million in interest income and $6.2 million in commercial mortgage banking revenues, primarily origination, underwriting and servicing revenues. Expenses in 1994 consisted of $4.9 million in personnel expenses and $1.3 million in other general and administrative expenses.

     Asset Management. Revenues for the year ended December 31, 1994 included $41.8 million in management fees, $52.0 million in resolution fees, $13.9 million in interest and other investment income and $2.9 million in other revenues. Management fees decreased $8.9 million and resolution fees declined $15.9 million during 1994 principally due to only eight months of operations under a significant institutional asset management contract, as well as reduced revenues from the government sector contracts as the contracts continued to conclude. These declines were offset by a $9.7 million increase in interest and investment income and gains on sales of assets and other revenues of $2.8 million.

     Expenses of $52.7 million for the year ended December 31, 1994 included $39.6 million in personnel expenses, $10.7 million in other general and administrative expenses, $2.3 million in interest expense and $0.1 million in profit participations. The $1.1 million increase over the same period of 1993 was primarily due to a $6.6 million increase in other general and administrative expenses and a $1.2 million increase in interest expense, which increases were partially offset by a $3.8 million decline in personnel expenses and a $2.9 million decrease in profit participations. The increase in other general and administrative expenses was primarily due to the inclusion of BEI operations in 1994. The increase in interest expense was due to the incurrence of debt to facilitate increased investments. The decrease in personnel expenses was primarily related to a reduction in the number of personnel due to the conclusion of personnel-intensive institutional and government asset management contracts. The decrease in profit participations of $2.9 million was primarily due to the modification of an asset management contract effective April 1, 1993 that effected an exchange of profit participation in the Company's income before taxes for a rebate of fees.

     Corporate and Other. Other revenues for the year ended December 31, 1994 were $12.7 million, compared to a loss of $0.5 million in 1993. The $13.2 million increase in revenues was primarily due to the $10.0 million conclusion fee on an institutional asset management contract and the $3.8 million in revenue relating to the inclusion in 1994 of operations and sale of a subsidiary acquired with BEI for the period prior to its sale in the first quarter of 1994. Expenses for the year ended December 31, 1994 increased $8.1 million over 1993 to $35.1 million primarily due to the inclusion of $6.0 million of expenses related to the conclusion of an institutional asset management contract in 1994.

     Pro Forma Income Summary. Pro forma combined revenues for 1994 totaled $139.3 million compared to $168.4 million for 1993, assuming the BEI Merger and the Holliday Fenoglio acquisition had been consummated as of January 1, 1993. The $29.1 million, or 17%, decrease was primarily due to a decrease in BEI revenues of $15.3 million and a decrease in Holdings revenues of $13.8 million. The decline in revenues was primarily related to the conclusion of certain asset management contracts during 1994 and the sale of certain Company subsidiaries in the first quarter of 1994. Pro forma income from continuing operations for 1994 totaled $21.8 million compared to $28.0 million for 1993, after removing the impact of merger expenses, net gain on sales of subsidiaries and discontinued operations, for a decrease of $6.2 million, or 22%. Earnings per share from continuing operations were $0.91 for 1994, compared to $1.23 for the previous year, a decrease of $0.32, or 26%.

LIQUIDITY AND CAPITAL RESOURCES

     Cash and cash equivalents totaled $14.2 million and $16.1 million at September 30, 1996 and December 31, 1995, respectively. Cash flows from operating activities plus principal cash collections on investments and proceeds from sale of Subordinated Certificates totaled $36.8 million for the first nine months of 1996, compared to $35.1 million for the same period of 1995. The increase in cash flows from these activities resulted primarily from increased investments. Cash for investing, originating and underwriting loans, acquiring loans for securitization, general operating expenses and business acquisitions is primarily obtained through cash flow and borrowings under credit facilities, including advances on the corporate and portfolio credit lines, mortgage warehouse lines, nonrecourse debt, subordinated indebtedness, retained earnings and cash flow from owned investments. Cash may also be generated by the Company's sale of additional Subordinated Certificates retained in the securitization and sale of residential mortgage loans.

                                                        NINE MONTHS     TWELVE MONTHS
                                                           ENDED            ENDED
                                                       SEPTEMBER 30,     DECEMBER 31,
                                                      ---------------   --------------
                                                       1996     1995     1995    1994
                                                      ------   ------   ------   -----
                                                           (DOLLARS IN MILLIONS)
Cash provided by operations and principal
  collections on investments and sale of
  subordinated interests in securitizations, net....  $ 36.8   $ 35.1   $ 77.9   $69.8
Cash used for purchase of investments...............  (122.2)  (139.1)  (221.8)  (62.6)
Cash used for purchase of mortgage loans, net.......                    (160.8)
Cash used for purchase of subsidiaries..............                     (22.3)  (17.8)
Interest coverage ratio(1)..........................    2.8x     9.2x     6.0x   24.4x

---------------

(1) Interest coverage ratio means the ratio of earnings before interest, income taxes, depreciation and amortization to cash interest expense.

     The following table shows the components of the Company's capital structure as of September 30, 1996 and as of December 31, 1995:

                                         SEPTEMBER 30,                DECEMBER 31,
                                             1996        % OF TOTAL       1995       % OF TOTAL
                                         -------------   ----------   ------------   ----------
                                                         (DOLLARS IN MILLIONS)
Notes payable (excluding investment
  line(1)).............................     $ 80.5          10.0%        $105.9         22.8%
Mortgage warehouse debt................      381.6          47.3          153.2         33.0
Senior Notes, Series 1996-A due 1999...       57.5           7.1
10% Senior Subordinated Notes due
  2003.................................       57.5           7.1
8% Subordinated Convertible Debentures
  due 2005(2)..........................       45.0           5.6           45.0          9.6
Shareholders' equity...................      185.1          22.9          160.8         34.6

---------------

(1) The investment line under which $36.4 million and $21.9 million was outstanding as of September 30, 1996 and December 31, 1995, respectively, is used solely to acquire short term investments of high grade government securities that secure the loan.

(2) In December 1996, all the holders of Subordinated Convertible Debentures converted their debentures into shares of Common Stock of the Company.

     The following discussion summarizes the key components of the Company's ongoing capital resources:

     Parent Capital Arrangements. On February 7, 1997, the Company and certain of its subsidiaries entered into an amended Revolving Loan Agreement with NationsBank of Texas and other lenders. The Revolving Loan Agreement provides for a $350.0 million credit facility consisting of a $275.0 million revolving credit facility and a $75.0 million term facility. The interest rate may be selected by the Company and tied to either NationsBank of Texas' variable rate (8.3% at December 31, 1996) or, for advances on a term basis up to approximately 180 days, a rate equal to an adjusted LIBOR rate (7.0% at December 31, 1996 for a term of 30 days), or, on borrowings funded in foreign currency, an adjusted currency rate (7.7% at December 31, 1996). At December 31, 1996, there was a balance of $31.5 million at 8.3%, $21.0 million at 7.7%, $47.0 million at 7.2%, $60.0 million at 7.1% and $19.5 million at 7.0%, for a total of $179.0 million outstanding. The total balance outstanding at January 31, 1997 was $188.2 million. The Revolving Loan Agreement is secured by substantially all of the assets of the Company not pledged under other credit facilities, including stock of a majority of the Company's subsidiaries. The Revolving Loan Agreement requires the Company to meet certain financial tests, including minimum consolidated tangible net worth, maximum consolidated funded debt to consolidated capitalization ratio, minimum fixed charge coverage ratio, minimum interest coverage ratio, and maximum senior consolidated funded debt to consolidated earnings before interest, income taxes, depreciation and amortization ("EBITDA") ratio. The Revolving Loan Agreement contains covenants that, among other things, will limit the incurrence of additional indebtedness, investments, asset sales, loans to shareholders, dividends, transactions with affiliates, acquisitions, mergers and consolidations, liens and encumbrances and other matters customarily restricted in such agreements. The revolving credit facility portion of the Revolving Loan Agreement matures on May 31, 1998 and the term facility portion of the Revolving Loan Agreement matures on May 31, 2000.

     Since November 1995, the Company has completed three offerings of debt instruments: (i) $45.0 million principal amount of Convertible Subordinated Debentures, bearing interest at 8% per annum and due 2005, (ii) $57.5 million principal amount of Senior Subordinated Notes, bearing interest at 10% per annum and due 2003 and (iii) $57.5 million principal amount of Senior Notes bearing interest at 8.75% per annum and due 1999. The net proceeds of this indebtedness were used to repay indebtedness incurred under the Revolving Loan Agreement (or its predecessor). In addition, the Company sold shares of its Common Stock in two public offerings of (i) 2,300,000 shares in December 1995 and an aggregate of 2,992,148 shares in November and December 1996. The net proceeds (approximately $25.1 million and $60.4 million, respectively) were also used to repay indebtedness under the Revolving Loan Agreement (or its predecessor). All the holders of the $45.0 million aggregate principal amount of Convertible Subordinated Debentures converted their debentures into an aggregate of 3,600,000 shares of Common Stock in December 1996. See "Recent
Developments -- Conversion of Convertible Subordinated Debentures."

     In June 1996, the Company filed a shelf registration statement (the "Shelf Registration") to register up to an aggregate of $250.0 million in debt or equity securities of the Company. The $57.5 million in aggregate principal amount of Senior Notes were issued, and the Notes offered hereby will be issued, pursuant to the Shelf Registration. Upon successful completion of this Offering, an aggregate amount of $92.5 million ($42.5 million if the aggregate principal amount of Notes sold pursuant to this Offering is increased to $150.0 million) in securities of the Company may be issued in the future under the Shelf Registration.

     On February 7, 1997, the Company and certain of its subsidiaries entered into a Bridge Loan Facility with NationsBank of Texas, which provides the Company a $25.0 million line of credit. As of February 14, 1997, no indebtedness was outstanding under this facility. Indebtedness under the Bridge Loan Facility is secured with the same collateral securing the Revolving Loan, and generally bears interest at a rate based upon either the Adjusted LIBOR Rate (as defined in the note evidencing the Bridge Loan Facility) or NationsBank of Texas' prime rate. The Bridge Loan Facility will mature on April 30, 1997, subject to the Company's one-time qualified right to renew the facility for a 1 year period. The proceeds of the Offering will be used to repay all indebtedness outstanding under the Bridge Loan Facility. Following repayment of the Bridge Loan Facility, the Company does not intend to reborrow under such facility. The covenants and events of defaults are the same under the Bridge Loan Facility as those under the Revolving Loan Agreement.

     AMRESCO Residential. AMRESCO Residential has arranged various warehouse facilities to support its acquisition of loan portfolios and the origination of B&C loans. Currently AMRESCO Residential has three such facilities which are described below.

     ARCMI has arranged a warehouse facility (the "Prudential Warehouse Facility") with Prudential Securities Credit Corporation. The Prudential Warehouse Facility is currently a $500.0 million credit facility used to finance the acquisition and warehousing of certain residential mortgage loans. At December 31, 1996, a total of $171.2 million was outstanding under the Prudential Warehouse Facility bearing interest at 6.8% per annum. The Prudential Warehouse Facility is secured by all residential mortgage loans acquired using funds obtained under this facility.

     ARCMI also entered into a warehouse credit facility with Morgan Stanley Mortgage Capital Inc., which was amended and restated as of October 25, 1996 (as amended, the "Morgan Stanley Warehouse Facility"). The Morgan Stanley Warehouse Facility provides for a maximum borrowing capacity of $200.0 million to finance the origination or acquisition and/or the funding of the origination or acquisition, of certain mortgage loans. As of December 31, 1996, $116.0 million was outstanding under the Morgan Stanley Warehouse Facility bearing interest at 6.2% per annum. This facility is secured by the mortgages originated or acquired using funds obtained under the facility. ARMC is also a pledgor on this facility.

     CS First Boston Mortgage Capital Corp. has agreed to provide ARCMI with a warehouse facility in an amount not to exceed $500.0 million (the "CSFB Warehouse Facility"), to finance the acquisition and warehousing of certain residential mortgage loans. As of December 31, 1996, no indebtedness was outstanding under this facility. This facility is secured by the mortgages acquired using funds obtained under the facility.

     On June 28, 1996, ARCMI received approximately $39.8 million of proceeds from the sale of certain Subordinated Certificates retained by the Company in connection with the securitization and sale of residential mortgage loans. The proceeds from this sale were used to reduce outstanding borrowings under the Revolving Loan Agreement. Although ARCMI intends, from time to time, to continue to pursue opportunities to sell other Subordinated Certificates to generate additional borrowing capacity under its Revolving Loan Agreement and reduce the Company's capital exposure with respect to Subordinated Certificates, no assurance can be given that such opportunities will be available in the future.

     On October 17, 1996, ARMC entered into a master repurchase agreement (the "DLJ Master Repurchase Agreement") with DLJ Mortgage Capital, Inc. to support the purchase of Subordinated

Certificates and warehouse loans acquired in the Quality Acquisition. As of December 31, 1996, $20.3 million was outstanding under the DLJ Master Repurchase Agreement bearing interest at 6.34% to 6.80% per annum.

     ACC. On April 28, 1995, ACC entered into a $25.0 million warehouse line of credit agreement with NationsBank of Texas (as subsequently amended, the "NationsBank Warehouse Facility") to support its commercial mortgage origination and underwriting activities. This facility currently consists of a $10.0 million line of credit; however, NationsBank of Texas has agreed to a one-time loan of approximately $8.5 million in excess of the $10.0 million line of credit. This facility is secured by loans originated through borrowings under this facility and bears interest at either the prime rate announced from time to time by NationsBank of Texas or an Adjusted LIBOR Rate (as defined in the facility) plus 1.65% or 2.0% based upon certain enumerated factors. The Company is a guarantor of certain of ACC's obligations under this facility. A total of $18.5 million, consisting of $15.9 million bearing interest at 7.63% per annum and $2.6 million at 7.29% was outstanding at December 31, 1996. The NationsBank Warehouse Facility matures on January 25, 1998.

     On August 15, 1995, ACC entered into a warehouse line of credit agreement with Residential Funding Corporation (as subsequently amended, the "RFC Warehouse Facility") to facilitate multifamily mortgage loan underwriting and origination. This facility is secured by the loans originated through borrowings under this facility and the stated interest rate for this line is an adjusted 30-day LIBOR rate plus 3.0% or less as determined solely by the lender (6.6% at December 31, 1996). At December 31, 1996, $47.0 million was outstanding under this facility. Each borrowing under the RFC Warehouse Facility is generally due 60 to 80 days after funding.

     AMRESCO MBS I, Inc. On December 19, 1995, AMRESCO MBS I, Inc. entered into a nonrecourse Global Master Repurchase Agreement (the "AMBS Global Agreement") to support the purchase of certain commercial mortgage pass-through certificates. The AMBS Global Agreement contemplates that repurchase transactions may be entered into from time to time. At January 31, 1997, three such transactions were existing. The outstanding amounts were, $17.3 million, $3.0 million, and $5.9 million, for a total of $26.2 million. The repurchase transactions mature on June 18, 1997, December 19, 1997, and January 23, 1998, respectively. All three repurchase transactions bear interest rates of 30-day LIBOR plus 1.4% (6.85% at January 31, 1997). The facility is secured by the Company's investments in certain asset-backed securities.

     During the next twelve months, the Company intends to pursue (i) expansion of current businesses, including AMRESCO Residential, (ii) additional investments in Asset Portfolios, both for its own account and as an investor with various capital partners who acquire such investments, and (iii) acquisitions of new businesses. The funds for such expansion, investments and acquisitions are anticipated to be provided by cash flows and borrowings under the Revolving Loan Agreement. As a result, interest expense for 1997 is expected to be higher than interest expense for 1996.

     The Company believes its funds on hand of $29.0 million at December 31, 1996, cash flow from operations, its unused borrowing capacity under its credit lines ($18.3 million under the Revolving Loan Agreement and $919.3 million under warehouse lines at December 31, 1996, excluding availability under a lender-discretionary mortgage warehouse line which has no stated limit) and its continuing ability to obtain financing should be sufficient to meet its anticipated operating needs and capital expenditures, as well as planned new acquisitions and investments, for at least the next twelve months. The magnitude of the Company's acquisition and investment program will be governed by the availability of capital.

IMPACT OF NEW ACCOUNTING STANDARDS

     Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation," issued by the Financial Accounting Standards Board, which is effective for fiscal years beginning after December 15, 1995, requires that an employer's financial statements include certain disclosures about stock-based employee compensation arrangements regardless of the method used to account for them. The Company continues to measure compensation costs using APB Opinion No. 25, "Accounting for Stock Issued to Employees," and will therefore include pro forma disclosures in the notes to the financial statements for all awards granted after December 31, 1994. The Company will disclose the pro forma net income and pro forma earnings per share as if the fair value based accounting methods in SFAS No. 123 had been used to account for stock-based compensation cost in future financial statement presentations.

     SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities," issued by the Financial Accounting Standards Board, is effective for transfers of financial assets and extinguishment of liabilities occurring after December 31, 1996 and is to be applied prospectively. The Statement provides accounting and reporting standards for transfers and servicing of financial assets and extinguishment of liabilities. The Statement provides consistent standards for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings. Management does not believe the impact of the adoption of this Statement will have a material impact on its financial position or results of operations.

INFLATION

     The Company has generally been able to offset cost increases with increases in revenues. Accordingly, management does not believe that inflation has had a material effect on its results of operations to date. However, there can be no assurance that the Company's business will not be adversely affected by inflation in the future.

                                    BUSINESS

GENERAL

     The Company is a leading specialty financial services company engaged in residential mortgage banking, commercial mortgage banking, asset management, institutional real estate investment advisory services and commercial finance. The residential mortgage banking business involves originating, acquiring, warehousing and securitizing B&C loans. The commercial mortgage banking business involves the origination, underwriting, placement, sale, securitization and servicing of commercial real estate mortgages. The asset management business involves acquiring at a discount to Face Value and managing and resolving Asset Portfolios to maximize cash recoveries. The Company manages and resolves Asset Portfolios acquired by the Company alone, acquired by the Company with co-investors and owned by third parties. The Company's institutional real estate investment advisory subsidiary provides real estate investment advice to various institutional investors (primarily pension funds). The commercial finance business involves providing high yield debt financing for businesses and projects which are unable to access traditional lending sources and providing construction loans for builders of single family residences.

BACKGROUND

     History. The Company is the product of the December 1993 merger of two Asset Portfolio management and resolution service companies: BEI and the former Asset Portfolio management and resolution unit of NationsBank of Texas. BEI was a publicly held company that was engaged in the real estate and asset management services businesses. The BEI Merger created one of the largest Asset Portfolio management and resolution service companies in the United States. Since 1987, the Company and its predecessors have managed over $35.0 billion (Face Value) of Asset Portfolios. Since the BEI Merger, the Company has expanded its operations into the residential and commercial mortgage banking, institutional real estate investment advisory and commercial finance businesses.

     Business Strategy. The Company's original business of managing and resolving Asset Portfolios for third parties developed as a result of the takeover of failed thrifts and banks by the federal government's deposit insurance agencies in the late 1980s. In 1994, the Company implemented a growth strategy to expand its business lines and to leverage upon business opportunities in those specialty finance markets that capitalize on the Company's competitive strengths and reputation. The key elements of the Company's business strategy now include:

     - growing its participation in the origination, acquisition and securitization of B&C loans;

     - expanding its presence in the commercial mortgage banking market through greater market penetration and by increasing its participation in the market for securitization of commercial mortgages;

     - investing for its own account in Asset Portfolios and continuing to provide high quality management and resolution services to co-investors and other third-party owners of Asset Portfolios;

     - expanding its institutional real estate investment advisory business to complement the Company's existing business lines; and

     - developing and acquiring additional businesses which complement the Company's existing core capabilities in specialty financial services.

     The Company will continue to identify, develop and market specialized financial products that combine and leverage upon the various complementary skills existing within the Company's business groups as well as expand its cross-marketing of products and services among its business lines.

RESIDENTIAL MORTGAGE BANKING BUSINESS

     General. Through AMRESCO Residential, the Company originates, acquires, warehouses and securitizes B&C loans. Borrowers under such loans may not satisfy the more rigid underwriting standards of the traditional residential mortgage lending market for a number of reasons, such as blemished credit histories (from past loan delinquencies or bankruptcy), inability to provide income verification data or lack of established credit history. The Company believes that this market is large and is underserved by traditional lenders. Therefore, there is less competition in this market and interest rates are higher than on mortgage loans for more creditworthy borrowers. The Company believes that the higher interest rates offered by the B&C loan market are attractive even after taking into account the potentially greater credit risk associated with such borrowers. For the nine months ended September 30, 1996 and the year ended December 31, 1995, $16.9 million (29.7%) and $0.6 million (1.2%), respectively, of the Company's operating profits were attributable to the Company's residential mortgage banking business.

     B&C Loan Origination. The Company recently entered the B&C loan origination business through its acquisition of Quality, which originated over $5.0 billion of residential loans from the commencement of that business in 1992 to September 30, 1996. See "Recent Developments -- Quality Acquisition." The Company originates B&C loans through a nationwide network of approximately 50 branch offices in 31 states, which enables the Company to maintain local relationships with over 4,500 Company-approved mortgage brokers. This branch structure and large independent broker network allow the Company to obtain economic efficiencies associated with a wholesale mortgage origination business without paying premium prices for closed loans. The Company augments its branch office structure with a complementary telemarketing division, which works with mortgage brokers in locations where the Company does not maintain a geographic presence through its existing branch network and markets loan programs to homeowners through direct-response marketing. This telemarketing approach permits the Company to expand its geographic penetration without incurring the cost of establishing new offices.

     The Company underwrites and funds substantially all mortgage loans on its own behalf. The Company employs appraisers who conduct a majority of all appraisal reviews. Other appraisal reviews are performed by independent appraisers approved by the Company, and are subsequently reviewed by the Company. Substantially all of the loans that are originated by the Company are secured by first mortgages on residential properties.

     Wholesale Loan Acquisition. Before the Quality Acquisition, the Company exclusively acquired B&C loan portfolios from third-party originators in large wholesale transactions. While the Company currently expects to continue to obtain a majority of its B&C loans in this manner, the Company has expanded and diversified its sources of B&C loans. In addition to its recent entry into the B&C loan origination business, the Company has formed a wholesale conduit division through which it acquires individual or small portfolios of closed loans directly from loan originators. At September 30, 1996, the Company had approximately 100 approved partner institutions and had purchased loans from approximately 23 of them.

     Securitization. The Company warehouses the loans it originates and purchases for securitization. During 1996, the Company securitized approximately $1.8 billion in residential mortgages (including pre-funded loans of $142.0 million) in five public offerings of asset-backed securities. Loan originations and acquisitions are funded through warehouse credit facilities arranged by the Company until the Company accumulates loans of an aggregate principal amount sufficient to permit efficient securitization of the loan pool (generally, in excess of $250.0 million). The loans are then conveyed to a special purpose trust that sells into the secondary market various tranches of rated collateralized mortgage-backed securities representing undivided interests in the revenue streams generated by the loans. Subordinated Certificates issued by the trust are purchased by the Company. The Company either retains these Subordinated Certificates or pools and sells them in private sales. The Company also acquires Subordinated Certificates from B&C, jumbo and non-standard residential mortgage securitizations organized by third parties. The mortgage-backed securities publicly sold to date by the Company have been rated "AAA" by Standard & Poor's and "Aaa" by Moody's Investors Service, Inc. To achieve these ratings the Company has used a combination of over-collateralization techniques and financial guaranty insurance.

     The Company pools the loans it purchases to create asset-backed securities which it sells on a quarterly or more frequent basis, depending on the availability of loans, profitability and other relevant factors. Securitization is used by companies as a cost-competitive source of capital compared to traditional corporate debt financing alternatives. The Company seeks to utilize securitization structures that minimize the Company's capital requirements, while still providing income to the Company. For example, the Company may sell certificates for senior interests in a securitization, but retain Subordinated Certificates, some of which it may later elect to sell. The Company then would have limited capital at risk, but would retain a portion of the cash flow from the securitization. The Company also may seek to place bundled residential mortgages through private securitization transactions such as joint ventures with insurance companies and pension funds. The Company utilizes the net proceeds from securitizations to purchase additional residential mortgages and to pay down outstanding warehouse facilities. The Company, through AMRESCO Residential, uses warehouse facilities with financial institutions to finance its purchase of loans on a short-term basis pending securitization. At December 31, 1996, AMRESCO Residential had an aggregate borrowing capacity of $1.3 billion under three warehouse facilities of which $987.8 million was available.

     In its securitizations, the Company transfers residential mortgages to newly-formed securitization trusts, which issue one or more classes of asset-backed securities. The asset-backed securities are simultaneously sold to investors (except for certain Subordinated Certificates which are purchased by the Company and which are included in "Asset-Backed and Other Securities" in the Company's Consolidated Financial Statements included in the 1995 Form 10-K). Each month, collections of principal and interest on the residential mortgages are used by the trustee of the securitization trusts to pay the holders of the related asset-backed securities, to build over-collateralization by using excess interest to pay down principal on such securities and to pay expenses, with any remaining cash flows paid to the holders of the related Subordinated Certificates. The remaining cash flows on Subordinated Certificates purchased by the Company represent a substantial portion of the Company's revenues. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Results of Operations" and "Risk Factors -- Change in Business Mix and Management of Growth" in the accompanying Prospectus.

     The Company arranges for credit enhancement to achieve a desired credit rating on the asset-backed securities issued. The credit enhancement generally involves four primary components: (i) a financial guaranty insurance policy;
(ii) servicer advances of scheduled interest and principal on delinquent loans;
(iii) over-collateralization of the securities; and (iv) use of Subordinated Certificates to absorb losses.

     The financial guarantee insurance policies used to date have been issued by Financial Security Assurance, Inc. ("FSA") and MBIA Insurance Corporation ("MBIA"), which insure payments of principal and interest due on rated asset-backed securities. Both FSA and MBIA and their respective subsidiaries principally insure publicly and privately offered, asset-backed, collateralized and municipal securities.

     A significant portion of the credit enhancement for the securities results from the use of interest collected on the loans that exceeds the sum of the interest payable to the holders of the senior asset-backed securities, the monthly servicing fees and other amounts to pay down the principal on the asset-backed securities. The application of cash collections in this manner causes the security principal balance to decline more quickly than the principal balance of the underlying collateral, thus causing over-collateralization. This over-collateralization provides not only additional principal protection to the security holders, but also a higher level of assets earning interest relative to the level of senior securities on which interest must be paid. Initial and ongoing target levels of over-collateralization must be achieved and maintained on each securitization.

     Once target levels of over-collateralization are achieved, distributions otherwise payable to Subordinated Certificates are used on a monthly basis to absorb any losses and maintain ongoing target over-collateralization levels. If such cash flow is insufficient to absorb losses in a given period, a draw is required under the financial guarantee insurance policy. In future periods, this cash flow must be used to repay any such draws. Each insured securitization trust has certain portfolio performance tests relating to levels of delinquency, defaults and net losses on the loans in such trust. If any of these levels are exceeded, the amount required to be used for additional over-collateralization and not passed through to the Subordinated Certificates may be increased.

     The Company initially retains the Subordinated Certificates. In June 1996, the Company successfully completed the private sale of certain Subordinated Certificates for approximately $39.8 million. Although the Company intends, from time to time, to continue to pursue opportunities to sell other Subordinated Certificates to generate additional borrowing capacity under the Revolving Loan Agreement and reduce the

Company's capital exposure with respect to such retained certificates, no assurance can be given that such opportunities will be available in the future.

     Servicing. The Company does not currently service the loans originated, acquired or securitized by it. When the originator does not retain servicing rights, the Company selects third-party servicers experienced in servicing B&C loans. The Company closely monitors the performance of its loan servicers. Servicers are required to advance to the securitization trust each month scheduled principal and interest due on delinquent loans. The Company limits its servicer selection to those companies it believes are sufficiently capitalized to meet these advance obligations. The advancement of scheduled principal and interest contributes to the timely payment of principal and interest on the securities.

COMMERCIAL MORTGAGE BANKING BUSINESS

     General. The Company performs a wide range of commercial mortgage banking services, including originating, underwriting, placing, selling and servicing commercial real estate loans through its Holliday Fenoglio, ACC and AMRESCO Services commercial mortgage banking units. For the nine months ended September 30, 1996 and the year ended December 31, 1995, $7.4 million (13.1%) and $6.0 million (12.0%), respectively, of the Company's operating profits were attributable to the Company's commercial mortgage banking business.

     The Company believes that the commercial real estate mortgage banking business offers significant growth opportunities. There are an estimated $1.0 trillion of commercial real estate mortgages outstanding within the United States and the Company estimates that $125.0 billion to $150.0 billion in commercial real estate mortgages are refinanced each year in addition to mortgage financing of new construction. Originations of loans for new construction projects are cyclical and are influenced by various factors including interest rates, general economic conditions and demand patterns in individual real estate markets. The commercial mortgage banking industry is fragmented, composed primarily of small local or regional firms. The Company anticipates that expensive technological demands, increasingly standardized underwriting requirements, more demanding borrowers and lenders and the emergence of a market for securitized commercial real estate mortgage pools will likely push the commercial mortgage banking industry toward greater consolidation. The Company believes that well-capitalized, full service, nationwide mortgage banking firms offering a variety of mortgage banking and loan management services will emerge from this consolidation. The Company's objective is to improve its position as a major nationwide full service mortgage banker to the commercial real estate industry. The Company intends to achieve this goal through the internal development of its commercial mortgage banking group and through strategic acquisitions of commercial mortgage bankers which either serve key real estate markets in the United States or provide niche or specialized services that enhance the Company's product line.

     Commercial Mortgage Banking Business. As a leading full service commercial mortgage broker and banker with offices in key markets throughout the United States, the Company provides a wide range of real estate capital markets services to owners and developers of the full range of commercial real estate properties. The typical consumers of commercial real estate mortgage banking services are both real estate developers and owners (as borrowers) and investor/lenders (as funding sources). Due to the more specialized nature of commercial mortgage lending and the smaller universe of lenders serving this market (in each case relative to the residential mortgage market), borrowers rely on commercial mortgage brokers and bankers to find competitive lenders, and these lenders (particularly insurance companies and pension plans, which do not generally have origination staffs located in multiple branches) rely on mortgage brokers and bankers to source potential borrowers. Lenders generally include banks, pension funds and insurance companies. In originating loans, Holliday Fenoglio and ACC each work closely with both the borrower and potential lenders from the time a loan prospect is first contacted, through the application and proposal process and throughout the documentation of the loan to final funding. Holliday Fenoglio and ACC each typically perform extensive due diligence and market analysis for the lenders in this process.

     Holliday Fenoglio was one of the largest commercial mortgage bankers in the United States in 1995 (based on origination volume) and primarily serves commercial real estate developers and owners by originating commercial real estate loans and acting as a broker on commercial real estate sales. Holliday Fenoglio originated approximately $2.0 billion of commercial real estate loans during 1995 and approximately $1.6 billion during the nine months ended September 30, 1996. Holliday Fenoglio principally targets developers and owners of higher-quality commercial and multifamily real estate properties. Holliday Fenoglio services prospective borrowers through its own commission-based mortgage bankers in its offices located in Atlanta, Boca Raton, Buffalo, Dallas, Houston, New York City, Orange County (California), Orlando, Portland (Oregon) and San Diego. The loans originated by Holliday Fenoglio generally are funded by institutional lenders, primarily insurance companies, and by Conduit Purchasers. The Company estimates that Holliday Fenoglio has retained the Primary Servicer rights on approximately 36% of such loans over the last three years. The Company acted as a broker on commercial real estate sales of approximately $194 million during 1995 and approximately $218 million during the nine months ended September 30, 1996. The Company believes that Holliday Fenoglio's relationship and credibility with its institutional lender network provide the Company a competitive advantage in the commercial mortgage banking industry.

     ACC, which originated and underwrote approximately $447.1 million of commercial real estate mortgages during 1995 and approximately $300.8 million during the nine months ended September 30, 1996, is a mortgage banker that originates and underwrites commercial real estate loans that are funded primarily by Conduit Purchasers and Fannie Mae. Unlike Holliday Fenoglio, ACC makes certain representations and warranties concerning the loans it originates. These representations cover title to the property, lien priority, environmental reviews and certain other matters. ACC targets mortgage loans for commercial real estate properties suitable for sale to Conduit Purchasers that accumulate loans for securitization programs. ACC has established a financing and advisory relationship with a major Wall Street investment bank whereby ACC originates commercial mortgages, which are funded and securitized by a limited partnership in which ACC is a 50% owner. Through this relationship, ACC shares equally in both the risk and the profit opportunities of a Conduit Purchaser. By aligning its economic interest with the Conduit Purchaser and jointly underwriting all loans purchased, the Company believes it can significantly reduce the amount of time necessary to commit to a loan (by avoiding duplicate underwriting evaluations) thereby enhancing its competitiveness in this market. The Company will account for the limited partnership on the equity basis of accounting. ACC serves its market directly through ACC's offices located in Dallas, Miami, Washington, D.C. and Winston-Salem, as well as through a network of approximately 40 independent mortgage brokers located throughout the United States. Through September 30, 1996, approximately 30% of the loans underwritten by ACC were originated by Holliday Fenoglio, with Holliday Fenoglio and ACC each receiving fees for their respective services.

     The Company believes that it has certain additional significant advantages in the commercial mortgage banking marketplace. First, through its relationships with certain institutional investors, the Company is able to underwrite and sell commercial mortgage loans, particularly in instances where the borrower needs relatively quick access to funding for a particular project. Through a warehouse credit facility arranged in early 1995, the Company is able to underwrite and fund a loan and hold that loan for resale to a buyer. Second, because of the Company's extensive experience in real estate markets, the Company believes it can carefully evaluate the risks of such underwriting transactions in order to minimize financial exposure to the Company in underwriting and/or warehousing a loan.

     ACC is approved by Fannie Mae to participate in its DUS program. An approved DUS lender is delegated the authority to approve, commit and close loans for multifamily mortgages on a national basis with the assurance that Fannie Mae will purchase the loans. In contrast to a "prior approval" lender, DUS lenders do not need to obtain the approval of Fannie Mae prior to making the loan. In return for the delegated authority to make loans and the subsequent purchase of such loans by Fannie Mae, DUS lenders must maintain a significant capital base, and retain a certain level of credit risk on the loans they make. The DUS lender takes first loss risk up to 5% of the loan amount, and above 5% Fannie Mae and the DUS lender share the loss, with the DUS lender's maximum loss capped at 20% of the loan amount.

     ACC is one of only 28 currently approved DUS lenders. While all DUS lenders operate on a national basis, the Company believes that ten such lenders account for the majority of DUS volume. The Company believes that ACC, as one of the few DUS lenders, has certain competitive advantages in the multifamily mortgage origination business. These advantages include the competitive pricing afforded by Fannie Mae's position as the largest purchaser of housing related mortgages in the nation and the ability to commit and close mortgages without the delay and the accompanying market risks of such delay for an approval process by the mortgage purchaser. For these reasons, the Company expects Fannie Mae loan originations to become a significant part of its commercial mortgage banking activities. Holliday Fenoglio is expected to be a significant source of such loan originations.

     ACC is also a member of the Freddie Mac multifamily seller/servicer program in Florida, North Carolina and South Carolina and intends to expand into other states. Through this program, the Company sells to Freddie Mac and services multifamily apartment mortgages in these states.

     The Company generally earns a fee of between 50 and 100 basis points of the loan amount for originated or underwritten loans, plus certain additional processing fees. From time to time, the Company also originates nontraditional financing involving hybrid forms of debt, equity participations and other creative financing structures. Fees for equity or joint venture structures are typically higher.

     The table that follows reflects the loan origination activity, loan origination and underwriting fee revenue and number of loan origination offices for the nine months ended September 30, 1996 and the year ended December 31, 1995:

                                                          FOR THE NINE
                                                          MONTHS ENDED      FOR THE YEAR ENDED
                                                       SEPTEMBER 30, 1996   DECEMBER 31, 1995
                                                       ------------------   ------------------
                                                                (DOLLARS IN MILLIONS)
Originations:
  Dollar volume......................................       $1,930.5             $2,379.2
  Number of loans....................................            321                  427
Origination and underwriting fees earned.............       $   15.2             $   19.2
Number of offices....................................             12                   11

     The Company has established relationships with over 200 institutional lenders that include insurance companies, pension plans and Conduit Purchasers. In 1995, the Company placed 427 loans with approximately 80 different lenders. For the nine months ended September 30, 1996, the Company placed 321 loans with approximately 81 different lenders. Forty-four institutional lenders have retained the Company as their respective exclusive or semi-exclusive loan originator in selected cities and regions.

     Commercial Loan Servicing Business. The Company serves as a Primary Servicer for whole loans and as a Master/Full Servicer for securitized pools of commercial mortgages through AMRESCO Services. In October 1996 the Company received the first public "above average" commercial Master Servicer rating ever awarded by Standard & Poors. At September 30, 1996, the Company acted as servicer with respect to approximately $11.2 billion of loans. See "-- Asset Management Business -- Third Party Asset Management and Resolution Services." The dominant users of commercial loan servicers are commercial mortgage-backed bond trusts and similar securitized commercial asset-backed loan portfolios made up of numerous passive investors. Other lenders often contract with the originating mortgage banker or other third-party servicer to manage collection, accounting and other activities with respect to the loan. The revenue stream from servicing contracts on commercial mortgages is relatively predictable as prepayment penalties in commercial mortgages discourage early loan payoffs, a risk that is more significant to servicers of residential mortgage portfolios.

     Primary Servicing involves collecting monthly mortgage payments, maintaining escrow accounts for the payment of ad valorem taxes and insurance premiums on behalf of borrowers, remitting payments of principal and interest promptly to investors in the underlying mortgages, reporting to those investors on financial transactions related to such mortgages and generally administering the loans. The Primary Servicer also must cause properties to be inspected periodically, determine the adequacy of insurance coverage on each property, monitor delinquent accounts for payment and, in cases of extreme delinquency, institute and complete either appropriate forbearance arrangements or foreclosure proceedings on behalf of investors. Primary Servicer rates are determined by a bidding and negotiating process. At September 30, 1996, the Face Value of the Company's Primary Servicing portfolio totaled approximately $3.1 billion.

     Master Servicing involves providing administrative and reporting services to securitized pools of mortgage-backed securities. Typically, mortgages underlying mortgage-backed securities are serviced by a number of Primary Servicers. Under most master servicing arrangements, the Primary Servicers retain principal responsibility for administering the mortgage loans and the Master Servicer acts as an intermediary in overseeing the work of the Primary Servicers, monitoring their compliance with the issuer's standards and consolidating their respective periodic accounting reports for transmission to the issuer of the related securities. The Company occasionally is designated as the Full Servicer for a pool of mortgages, in which case the Company acts as Master, Primary and Special Servicer for the pool. Master/Full Servicers are typically paid fees based on the Face Value of loans under management, and the compensation is determined by a bidding and negotiating process. At September 30, 1996, the Face Value of the Company's Master/Full Servicing portfolio totaled approximately $8.1 billion. The average life of these securitized pools is expected to be approximately eight years.

     The market for servicing performing loan pools constitutes a much larger potential market than the market for servicing nonperforming and underperforming assets. The Company believes that by gaining access to these pools in a servicer capacity, opportunities exist for the Company to originate loan refinancings as outstanding loans mature. In addition, the Company's ability to also act as Special Servicer is a competitive advantage. The Company, therefore, has targeted the market for performing loan management services as a growth area for the Company. The Company has previously participated in this market as a Primary Servicer of commercial real estate loans for loans originated by the Company's mortgage banking unit and for loans owned by investor clients.

ASSET MANAGEMENT BUSINESS

     General. The Company manages and resolves Asset Portfolios acquired at a discount to Face Value by the Company alone and by the Company with co-investors. The Company also manages and resolves Asset Portfolios owned by third parties. For the nine months ended September 30, 1996 and the year ended December 31, 1995, $31.6 million (55.7%) and $43.4 million (86.7%), respectively, of the Company's operating profits were attributable to the Company's asset management business.

     Management of Asset Portfolios includes resolving loans and providing routine accounting services, monitoring collections of interest and principal (if any), confirming (or advancing) insurance premiums and tax payments due on collateral and generally overseeing and managing, if necessary, collateral condition and performance. Asset Portfolios generally include secured loans of varying qualities and collateral types. The majority of the loans in the Asset Portfolios in which the Company invests are in payment default at the time of acquisition. Asset Portfolios purchased by the Company are currently comprised primarily of collateralized business loans, the resolution of which may be based either on cash flow of a business or on real estate and other collateral securing the loan. The Company does not invest in Asset Portfolios with known environmental liabilities, unless an Asset Portfolio contains identifiable environmental risks that can be quantified and discounted appropriately.

     The Company obtains information on available Asset Portfolios from many sources. Repeat business and referrals from Asset Portfolio sellers with whom the Company previously has transacted business are an important and frequent source of Asset Portfolios. The Company has developed relationships in which it is a preferred Asset Portfolio purchaser from certain sellers. The Company believes that it receives many Asset Portfolio solicitations that result primarily from the Company's reputation as an active portfolio purchaser. Other important sources of business include referrals from co-investors who seek the Company's participation in Asset Portfolio purchases, focused contacts initiated by senior management, public advertising of Asset Portfolios for sale and the Company's nationwide presence.

     Although the need for asset management and resolution services by governmental agencies has substantially declined in recent years, the Company believes that an active market for Asset Portfolio acquisition, management and resolution services has emerged within the private sector. The Company believes that many financial institutions now recognize that it is advantageous to use outside contractors to manage and resolve Asset Portfolios for a variety of reasons, including a desire to reduce overhead costs, inadequate staffing to handle large volumes of Asset Portfolios or a need to avoid management and personnel distractions with the intensive and time-consuming job of resolving Asset Portfolios. These financial institutions include multinational, money center, super regional and regional banking institutions in the United States, Canada and Europe, as well as insurance companies in the United States. Moreover, financial institutions have embraced the concept of packaging and selling Asset Portfolios to investors as a means of disposing of nonperforming and underperforming loans and improving the financial institution's balance sheet. Consolidations within the banking industry have reinforced this trend. Insurance companies, which historically have avoided outsourcing Asset Portfolio management or selling Asset Portfolios, also are emerging as sellers of Asset Portfolios due in part to the implementation of risk-based capital rules for insurance companies. Additionally, there is a market for management and resolution services for delinquent or nonperforming loans within performing securitized loan pools. The Company believes that the significant volume of annual performing loan securitizations makes this an attractive market in which to participate.

     The Company believes that opportunities for the acquisition, management and resolution of Asset Portfolios are becoming increasingly evident in certain international markets and that lenders in these markets are adopting many of the Asset Portfolio management and resolution outsourcing techniques currently utilized in the United States. Accordingly, the Company has opened offices in Toronto (August 1994) employing 16 persons and London (October 1995) employing 6 persons, each at September 30, 1996, in order to take advantage of both investment and servicing opportunities in Canada, the United Kingdom and certain other Western European nations. The Company believes that the international markets are less competitive and, as a result, provide more attractive investments and greater profit margins. The Company may open other offices and seek strategic alliances in other international markets. The Company had $269.1 million (Face Value) in Canadian Asset Portfolios and $274.9 million (Face Value) in United Kingdom Asset Portfolios under management as of September 30, 1996.

     Because of the significant decline in Asset Portfolio management and resolution services required by governmental agencies and the trend toward outright sales of Asset Portfolios, the Company shifted its strategic focus to becoming an active Asset Portfolio investor for its own account and a co-investor with other Asset Portfolio buyers. The Company believes that as a direct investor in Asset Portfolios it has a significant competitive advantage relative to the Company's competitors in the management and resolution business. Moreover, the Company believes that direct investment permits the Company to take advantage of the profit opportunities of Asset Portfolio investing. The Company believes that it can gain market share in the Asset Portfolio acquisition, management and resolution business due to its financial strength, experience in managing and resolving Asset Portfolios, national reputation and strategic relationships with sellers and purchasers of Asset Portfolios, including financial institutions, large corporate buyers, investment banking firms and sophisticated private investors.

     The following table reflects the ownership composition of the Asset Portfolios (based on their Face Value) under management by the Company as of the dates indicated and further reflects the decline in the management of Asset Portfolios for governmental agencies and the increase in the Company's investment in Asset Portfolios since December 31, 1993. Certain reclassifications of prior period amounts have been conformed to the current year presentation.

                                            AS OF                           AS OF DECEMBER 31,
                                        SEPTEMBER 30,     ------------------------------------------------------
                                             1996               1995               1994               1993
                                       ----------------   ----------------   ----------------   ----------------
                                                  % OF               % OF               % OF               % OF
                                        AMOUNT    TOTAL    AMOUNT    TOTAL    AMOUNT    TOTAL    AMOUNT    TOTAL
                                       --------   -----   --------   -----   --------   -----   --------   -----
                                                                 (DOLLARS IN MILLIONS)
Wholly-owned by the Company(1).......  $  455.3    15.5%  $  354.3     9.6%  $  140.4     4.6%  $   90.4     1.6%
Owned by the Company with co-
  investors(2).......................   1,135.0    38.6    1,558.1    42.2    1,675.9    55.3      392.4     6.8
Owned by third parties:
  Securitized mortgage pools.........     635.0    21.6      738.3    20.0      315.0    10.4      268.8     4.7
  Government and other owners........     711.6    24.3    1,043.2    28.2      900.5    29.7    5,002.8    86.9
                                       --------   -----   --------   -----   --------   -----   --------   -----
         Total under management......  $2,936.9   100.0%  $3,693.9   100.0%  $3,031.8   100.0%  $5,754.4   100.0%
                                       ========   =====   ========   =====   ========   =====   ========   =====

---------------

(1) Includes $102.6 million, $66.8 million, $13.9 million and $0.0 million of asset-backed securities, and $19.8 million, $1.7 million, $0.6 million and $0.0 million of real estate as of September 30, 1996 and as of December 31, 1995, 1994 and 1993, respectively.

(2) Includes the securitized Asset Portfolios managed by the Company in which the Company has invested, which aggregated $589.9 million, $775.3 million, $973.8 million and $354.3 million as of September 30, 1996 and as of December 31, 1995, 1994 and 1993, respectively.

     The following table reflects, by ownership category, the number of Asset Portfolios managed by the Company and the number of assets included in such portfolios as of September 30, 1996:

                                                             NUMBER OF ASSET    NUMBER OF
                                                               PORTFOLIOS        ASSETS
                                                             ---------------    ---------
Wholly-owned by the Company................................        46             1,149
Owned by the Company with co-investors.....................        27             1,027
Owned by third parties:
  Securitized mortgage pools...............................        13               742
  Government and other owners..............................         8               229
                                                                   --             -----
          Total under management...........................        94             3,147
                                                                   ==             =====

     The following table reflects the Company's investment (at carrying value) in Asset Portfolios as of the dates indicated below:

                                                      AS OF         AS OF DECEMBER 31,
                                                  SEPTEMBER 30,   ----------------------
                                                      1996         1995    1994    1993
                                                  -------------   ------   -----   -----
                                                          (DOLLARS IN MILLIONS)
Wholly-owned by the Company(1)..................     $202.5       $170.5   $34.4   $33.8
Owned by the Company with co-investors(2).......       30.7         34.3    33.7     2.5
                                                     ------       ------   -----   -----
          Total.................................     $233.2       $204.8   $68.1   $36.3
                                                     ======       ======   =====   =====

---------------

(1) Includes $40.5 million, $33.9 million, $3.5 million and $0.0 million of asset-backed securities, and $13.5 million, $0.5 million, $0.0 million and $0.0 million of real estate as of September 30, 1996 and as of December 31, 1995, 1994 and 1993, respectively.

(2) Includes the securitized Asset Portfolios managed by the Company in which the Company has invested, which aggregated $8.2 million, $8.9 million, $7.9 million and $1.7 million as of September 30, 1996 and as of December 31, 1995, 1994 and 1993, respectively.

     Asset Portfolio Investment. The Company invests in Asset Portfolios by purchasing them alone or with co-investors. As of September 30, 1996, the Company's weighted average investment in all Asset Portfolios in which it was a co-investor was 5.9% of the aggregate purchase price of such Asset Portfolios. The Company generally funds its share of any investment with a combination of borrowings under its then existing credit line and internal cash flow. Future Asset Portfolio purchases will depend on the availability of Asset Portfolios offered for sale, the availability of capital and the Company's ability to submit successful offers to purchase Asset Portfolios. As a result, Asset Portfolio purchases may vary significantly from quarter to quarter. The following table reflects the Company's total purchases (at cost) of Asset Portfolios by fiscal quarter over the past nine quarters:

                                                              FOR THE QUARTER ENDED
                            ------------------------------------------------------------------------------------------
                            SEPTEMBER 30,   JUNE 30,   MARCH 31,   DECEMBER 31,   SEPTEMBER 30,   JUNE 30,   MARCH 31,
                                1996          1996       1996          1995           1995          1995       1995
                            -------------   --------   ---------   ------------   -------------   --------   ---------
                                                              (DOLLARS IN THOUSANDS)
Wholly-owned by the
 Company(1)...............     $27,525      $48,066     $24,548      $76,749         $45,987      $62,499     $15,539
Owned by the Company with
 co-investors(2)..........                                  581        5,452             325        8,480       6,294
                               -------      -------     -------      -------         -------      -------     -------
       Total..............     $27,525      $48,066     $25,129      $82,201         $46,312      $70,979     $21,833
                               =======      =======     =======      =======         =======      =======     =======

                               FOR THE QUARTER ENDED
                            ----------------------------
                            DECEMBER 31,   SEPTEMBER 30,
                                1994           1994
                            ------------   -------------
                               (DOLLARS IN THOUSANDS)
Wholly-owned by the
 Company(1)...............    $21,014
Owned by the Company with
 co-investors(2)..........      7,900         $11,306
                              -------         -------
       Total..............    $28,914         $11,306
                              =======         =======

---------------

(1) Includes $5,159, $2,822, $27,520, $13,248 and $2,875 in the quarters ended
    September 30, 1996, June 30, 1996, December 31, 1995, September 30, 1995 and June 30, 1995, respectively, for purchases of asset-backed securities, but does not include any real estate assets.

(2) Includes $4,000 of investments in securitized mortgage pools purchased in the quarter ended December 31, 1994.

     Prior to making an offer to purchase an Asset Portfolio, the Company conducts an extensive investigation and evaluation of the individual loans generally comprising 100% of the aggregate Face Value of all the loans therein, except in rare instances where an unusually large number of smaller assets are being purchased. This examination typically consists of analyzing the information made available by the Asset Portfolio seller (generally, the respective credit and collateral files for the loans), reviewing other relevant material that may be available (including tax and judgment records), and analyzing the underlying collateral (including conducting site inspections, obtaining value opinions from third parties and consulting with any of the Company's asset managers who have experience with the local market for such assets). The Company also reviews information on the local economy and real estate markets in the area in which the loan collateral is located. Because of its broad, nationwide experience in managing assets, the Company often is able to draw on its asset management experience in the specific market in which an asset is located. Unlike the original lender, the Company values Asset Portfolio loans based on the present value of estimated total cash flow from resolution, with the expectation that the loans will be resolved prior to scheduled maturity. Generally, the Company does not refinance or renew purchased loans or grant new credit.

     Asset Portfolio evaluations are conducted almost exclusively by the Company's employees who specialize in analysis of nonperforming and underperforming loans, often with further specialization based on geographic or collateral-specific factors. Most of these employees have previously served the Company (and some continue to serve) as asset managers with responsibility for resolving such loans. Their asset management experience aids these individuals, working together in teams, in making informed judgments about the status of each loan and the underlying collateral, the probable cash flows from the loan, the likely resolution of the loan and the time and expense required for such resolution. The Company's personnel document these evaluations in standardized Company formats.

     Upon completion of evaluation forms, the Company compiles a database of information about the loans in the Asset Portfolio. The primary focus of the database is the anticipated recovery amount, timing and cost of the resolution of the Asset Portfolio. Using its proprietary modeling system and loan information database, the Company then determines the amount it will offer. The offer is structured to achieve certain minimum rates of return. As of September 30, 1996, the Company had paid an average purchase price of 54.0% of the aggregate Face Value on all of its Asset Portfolios.

     When an Asset Portfolio is acquired (whether for the Company's own account or with co-investors), the Company assumes the management of the loans in that portfolio. Management includes responsibility both for servicing and for resolving such loans. The Company's asset managers are given the supporting due diligence information and projections relating to each newly acquired loan for which the manager assumes management responsibility. Because asset managers are actively involved in the Asset Portfolio evaluation process, it is not unusual for an asset manager to be given management responsibility for the specific loans that the asset manager assisted in evaluating in the due diligence or pricing processes. The Company believes that by combining the resolution and evaluation activities it achieves efficiency in loan resolution and accuracy in loan evaluations.

     Asset resolutions are typically accomplished through (i) negotiating with debtors a discounted payoff, which may be accomplished through a refinancing by the obligor with a lender other than the Company, or (ii) foreclosure and sale of the collateral. The Company generally seeks consensual resolution of each loan, having found that a negotiated resolution usually maximizes the Company's or investor's rate of return. Historically, the Company has resolved the majority of the assets in an Asset Portfolio within 18 months of acquisition. The goal of the Company's asset resolution process is to maximize in a timely manner the cash recovery on each loan in an Asset Portfolio.

     In evaluating Asset Portfolios, the Company takes into account concentrations of collateral located in specific regions of the United States, Canada and the United Kingdom. As of September 30, 1996, the geographic dispersion of each primary asset securing the loans in the Asset Portfolios in which the Company had invested (whether for its own account or with co-investors) was as follows:

                                                                      NUMBER OF
                                          FACE VALUE    % OF TOTAL     ASSETS      % OF TOTAL
                                          ----------    ----------    ---------    ----------
                                                         (DOLLARS IN MILLIONS)
Northeast...............................   $  405.9        25.5%          954         43.8%
West....................................      600.5        37.8           425         19.5
Southwest...............................      149.0         9.4           223         10.2
Midwest.................................       71.5         4.5            71          3.3
Southeast...............................      267.9        16.8           382         17.6
                                           --------       -----         -----        -----
          United States Subtotal........    1,494.8        94.0         2,055         94.4
Canada..................................       21.0         1.3            73          3.4
UK......................................       74.5         4.7            48          2.2
                                           --------       -----         -----        -----
          Total.........................   $1,590.3       100.0%        2,176        100.0%
                                           ========       =====         =====        =====

     The Company invests in both Asset Portfolios composed of collateralized business loans and in Asset Portfolios composed of real estate collateralized loans. Asset Portfolios purchased by the Company alone have tended to be primarily composed of collateralized business loans, because many such Asset Portfolios are within the size range generally sought by the Company. Asset Portfolios composed primarily of real estate loans typically are larger and the Company's investments in such portfolios usually are made with co-investors. At September 30, 1996, the Face Value of the Company's total investment in wholly-owned Asset Portfolios aggregated approximately $455.3 million, which was composed of approximately $323.1 million (71.0%) of collateralized business loans, approximately $102.6 million (22.5%) of asset-backed securities, approximately $19.8 million (4.3%) of real estate owned and approximately $9.8 million (2.2%) of real estate loans.

     In addition, as of September 30, 1996, the Asset Portfolios in which the Company had invested (whether for its own account or with co-investors) included approximately 2,176 individual assets. The Company has found that the market for smaller portfolios is less competitive, because larger Asset Portfolio buyers often elect not to consider these portfolios. In a recent industry trend, some Asset Portfolio sellers are soliciting bids on portfolios consisting of small groups of loans.

     The Company also purchases Subordinated Certificates (typically composed of problem loans to which the Company can apply its resolution expertise). The Company believes that acceptance of this risk is similar to its Asset Portfolio acquisition business, and that the risk is acceptable because the Company has significant expertise in understanding loan valuations and will manage the loan resolutions.

     Third Party Asset Management and Resolution Services. The Company acts as a Special Servicer to third parties pursuant to contracts with owners of Asset Portfolios (including partnerships, joint ventures and other groups in which the Company is a co-investor). Management of Asset Portfolios includes developing loan resolution strategies and resolving loans, overseeing and managing collateral condition and performance, and providing routine accounting services.

     Asset management and resolution contracts relating to Asset Portfolios managed by the Company for third parties have a finite duration, typically three to five years, and, at September 30, 1996, covered Asset Portfolios with an aggregate Face Value of approximately $1.3 billion. These contracts generally provide for the payment of all or a combination of (i) a fixed annual management fee (generally between 50 and 75 basis points based on the Face Value or original purchase price of the loans) with revenues declining as assets under management decrease, (ii) a resolution fee (generally between 50 and 150 basis points based on the net cash collections on loans and assets) and (iii) a negotiated incentive fee for the successful resolution of loans or assets which is earned after a predetermined rate of return for the portfolio owner or co-investor is achieved. Older Asset Portfolios serviced by the Company are composed primarily of assets which were sold by the RTC and the FDIC and generally contain relatively small loan balances. As these portfolios are resolved, they are being replaced by Asset Portfolios with relatively larger loan balances. This permits the Company to achieve increased servicing efficiencies.

     As part of its third-party asset management and resolution business, the Company aggressively pursues contracts to serve as the designated Special Servicer for pools of securitized commercial mortgages. After a loan within a securitized pool of performing loans becomes delinquent or nonperforming, the Master Servicer or Primary Servicer of the pool will contractually transfer responsibility for resolution of that loan to the pool's designated Special Servicer. Special Servicers earn an annual fee (typically approximately 50 basis points of the Face Value of the delinquent or nonperforming loans subject to Special Servicing), plus a 75 to 100 basis points resolution fee based on the total cash flow from resolution of each such loan as it is received. As of September 30, 1996, the Company was the designated Special Servicer for securitized pools holding approximately $8.6 billion (Face Value) of loans, $635.0 million (Face Value) of which had been assigned to the Company for resolution in its capacity as Special Servicer. The Company believes that its willingness to purchase participating interests in the delinquent or nonperforming portion of a securitized portfolio provides the Company a significant competitive advantage in pursuing Master/Full and Special Servicer contracts.

INSTITUTIONAL REAL ESTATE INVESTMENT ADVISORY SERVICES BUSINESS

     General. The Company believes that a market exists for quality real estate advisory services to pension plans and other institutional investors in commercial real estate. The Company believes that through the targeted hiring of high quality personnel with proven track records and the purchase of advisory contracts from other advisors, the Company can become a major provider of real estate advisory services to institutional real estate investors, such as pension plans. The Company's acquisition of substantially all of the advisory contracts and the hiring of pension advisory personnel of Acacia was the first step in the implementation of this strategy. The Company principally provides investment advice to various institutional investors (primarily pension funds) seeking to invest a portion of their funds in real estate and related investments. The investors establish certain investment parameters with the Company (e.g., amount of funds available for investment, type of property, geographic mix, form of investment (loan, partnership, direct ownership), target rate of return and investment term). The Company then seeks investment opportunities it believes meet the investors' parameters. The investors exercise varying degrees of control over the Company's investment decisions. Depending on the amount of discretion granted by the client, the Company also will make a recommendation, or the final decision, concerning whether to sell a particular property and will direct the work necessary to complete the sale. Although the Company is paid acquisition and disposition fees by some of its clients, its principal source of revenue is asset management fees, which are based on the cash flow of the investments under management or are negotiated at the time of the client's investment in a property. For the nine months ended September 30, 1996, $0.3 million (0.5%) of the Company's operating profits were attributable to the Company's institutional real estate investment advisory services business. As a result of the commencement of this unit in late 1995, its operating profits in 1995 were insignificant.

     Investment Funds. The Company is marketing to institutional investors the opportunity to invest in Subordinated Certificates issued in commercial and residential mortgage securitizations through investment funds being organized by the Company. The Company anticipates that its equity investment would range between 10.0% and 20.0% of the total funds invested. The Company believes that it can apply to the underlying collateral the valuation and underwriting expertise available in its asset management, commercial mortgage banking and residential mortgage banking business groups, and thus take advantage of investment opportunities that are presented by such Subordinated Certificates. The Company also believes that acquiring Subordinated Certificates will generate opportunities for the Company's asset management and servicing group. The Company expects that a majority of its investments in these Subordinated Certificates in the future will be through these funds. As a policy, the Company will not sell to these funds Subordinated Certificates created in securitizations organized by the Company. The funds will be marketed through the Company's institutional real estate investment advisory group.

COMMERCIAL FINANCE BUSINESS

     General. The Company's commercial finance business was formally commenced in 1996 and has not contributed materially to the Company's revenues or net income to date. However, the Company intends to expand its commercial finance business through acquisitions of targeted niche finance companies and internal start-ups. See "Recent Developments -- Finance Company Acquisition." For the nine months ended September 30, 1996, $0.5 million (0.9%) of the Company's operating profits were attributable to the Company's commercial finance business.

     Special Situation Lending. The Company currently provides high yield debt financing for businesses and projects which are unable to access traditional lending sources. In such transactions, the Company funds senior and subordinated indebtedness on a relatively short term basis for borrowers with an established management record. The Company funds only those loans with defined exit strategies, such as bridge loans, mezzanine debt financing or construction loans. Loans are often extended for the purpose of turning around or repositioning assets the value of which has not been maximized by the prior owners. Borrowers targeted by the Company typically have a reputation for enhancing value, but may lack the financial capacity to qualify for bank financing beyond a certain level. High yield lenders such as the Company fill this gap, earning equity-type returns through a combination of high interest yields, fees and equity participations. The Company has teamed with a Wall Street investment bank as one means of providing such high yield debt financing.

     Construction Finance. In the first quarter of 1997, the Company hired an experienced team formerly with a Texas-based financial institution to form its construction finance unit. Through this unit, the Company provides construction financing for builders of single family residences. Before providing such financing, the Company analyzes the builder, the specific subdivision and the specific home to be built. In following this process, the Company intends to target strong and growing markets and reputable builders of basic single family residences who are successful and active in such markets.

COMPETITION

     The Company's competition varies by business line and geographic market. Generally, competition within each of the business lines within which the Company competes is fragmented, with national, local and regional competitors, none of which dominates a particular business line. Certain of the Company's competitors within each of its business lines are larger and have greater financial resources than the Company.

     The Company recently has encountered increased competition in the market for B&C loans as more originators and Conduit Purchasers enter this market. This could impact origination and acquisition volume and profit margins. Certain of the Company's larger, national competitors have access to greater financial resources and lower costs of capital. In addition, the Company believes that its ability to acquire Asset Portfolios for its own account will be important to its future growth. Recently, the Company has encountered increased competition in the market for Asset Portfolios which could cause the Company to experience decreasing profit margins in this business line in order to remain a competitive bidder for Asset Portfolios. In addition, declining profit margins presented by current bidding opportunities has caused the Company to redeploy its capital in more profitable product lines. Asset Portfolio acquisitions also require significant capital.

     The Company also encounters significant competition in its other business lines. The commercial mortgage banking business is highly fragmented with certain large national competitors and significant localized competition. In addition, within the commercial loan origination and residential mortgage securitization business access to, and the cost of, capital are critical to the Company's ability to compete. The Company must compete with numerous competitors, many of which have superior access to capital sources and can arrange or obtain lower cost capital for customers.

LEGAL PROCEEDINGS

     The Company is involved from time to time in various legal proceedings arising in the ordinary course of business. In connection with the Company's loan servicing, asset management and resolution activities, the Company is indemnified to varying degrees by the party on whose behalf the Company is acting. The Company also maintains insurance that management believes is adequate for the Company's operations. None of the legal proceedings in which the Company is currently involved, either individually or in the aggregate (and after consideration of available indemnities and insurance), is expected to have a material adverse effect on the Company's business or financial condition.

EMPLOYEES

     At December 31, 1996, the Company and its subsidiaries employed 1,275 persons. Of that total, 530 persons were employed in the Company's residential mortgage banking group, 349 in the Company's commercial mortgage banking group, 210 in its asset management group, 32 in its institutional real estate investment advisory business, 15 in its commercial finance business and 139 in general administration. The Company believes that its employee relations are generally good.

PROPERTIES

     The Company leases approximately 130,000 square feet in the North Tower of the Plaza of the Americas in Dallas, Texas for its centralized corporate functions including executive, business development and marketing, accounting, legal, human resources and support. This lease has an initial termination date of October 31, 2006 and has an initial annual base rent of approximately $1.5 million. The Company also leases space for branch offices pursuant to leases with varying terms.

     The Company owns two buildings in Irvine, California aggregating approximately 110,000 square feet of space which serve as the headquarters of ARMC's operations. The Company also owns another building in Irvine containing approximately 40,000 square feet of space which is primarily used for servicing and administrative functions of ARMC. The Company is exploring other options with respect to this building.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     Set forth below are the names, ages and a brief account of the business experience of each person who is a director or executive officer of the Company.

                                           POSITION WITH THE COMPANY AND PRINCIPAL
          NAME (AGE)                        OCCUPATION DURING THE PAST FIVE YEARS
          ----------                       ---------------------------------------
Robert L.Adair III               Mr. Adair serves as director, President and Chief Operating
(53)                             Officer of the Company (since December 1993). Mr. Adair
                                 previously served as Executive Vice President and director of BEI (1989 to December 1993). His term as a director
                                 expires in 1997.
L. Keith Blackwell               Mr. Blackwell serves as Vice President (since February
(55)                             1996), General Counsel and Secretary of Holdings (December
                                 1993). Mr. Blackwell previously was an investor and
                                 consultant (May 1992 to December 1993) and served as
                                 Executive Vice President, General Counsel and Secretary of
                                 First Gibraltar Bank, FSB, a Federal savings bank (December
                                 1988 to May 1992).
James P. Cotton, Jr.             Mr. Cotton serves as a director of the Company. His term
(57)                             expires in 1998. Mr. Cotton previously served as Chairman of the Board of BEI (1986 to December 1993). Mr. Cotton also
                                 serves as Chairman of the Board and Chief Executive Officer of USBA Holdings, Ltd., a provider of products and services to financial institutions (since 1990).
Richard L. Cravey                Mr. Cravey serves as a director of the Company. His term
(52)                             expires in 1999. Mr. Cravey previously served in the
                                 following positions: Chairman of the Board and Chief
                                 Executive Officer of the Company (December 1993 to May 1994)
                                 and Chairman of the Board of Holdings (1992 to December
                                 1993). Mr. Cravey also holds the following positions:
                                 Founder and Managing Director of Cravey, Green & Wahlen
                                 Incorporated, a private risk capital investment firm (since
                                 1985), its investment management affiliate, CGW Southeast
                                 Management Company (since 1991) and its affiliates, CGW
                                 Southeast I, Inc. (the general partner of CGW Southeast
                                 Partners I, L.P.) and CGW Southeast II, Inc. (the general
                                 partner of CGW Southeast Partners II, L.P.) (since 1991);
                                 and Director of Cameron Ashley Building Products, Inc., a
                                 national distributor of home building products (since 1994).
Barry L. Edwards                 Mr. Edwards serves as Executive Vice President and Chief
(49)                             Financial Officer of the Company (since November 1994). Mr.
                                 Edwards previously served as Vice President and Treasurer of
                                 Liberty Corporation, an insurance holding company (1979 to
                                 November 1994).
Gerald E. Eickhoff               Mr. Eickhoff serves as a director of the Company. His term
(50)                             expires in 1999. Mr. Eickhoff also is a private investor
                                 (since December 1993). He previously served as President,
                                 Chief Executive Officer and director of BEI (1986 to
                                 December 1993).
Harold E. Holliday, Jr.          Mr. Holliday serves as President -- Commercial Mortgage
(49)                             Banking of the Company (since February 1996). He previously served as Chairman of the Board and Chief Executive Officer of Holliday Fenoglio (August 1994 to February 1996). Mr.
                                 Holliday previously served as President of Holliday,
                                 Fenoglio, Dockerty & Gibson, Inc., a mortgage banking
                                 company (for more than five years prior to August 1994).
Amy J. Jorgensen                 Ms. Jorgensen serves as a director of the Company. Her term
(43)                             expires in 1998. Ms. Jorgensen also serves as Managing
                                 Director of Greenbrier Associates LLC, which provides advice and executes transactions relating to real estate assets

                                           POSITION WITH THE COMPANY AND PRINCIPAL
          NAME (AGE)                        OCCUPATION DURING THE PAST FIVE YEARS
          ----------                       ---------------------------------------
                                 and companies (since 1995). Ms. Jorgensen previously served as President of The Jorgensen Company, a consultant for real estate strategy and finance (April 1992 to September 1995)
                                 and as Managing Director in the Real Estate Department of
                                 Morgan Stanley & Co. Incorporated (1986 to February 1992).
Robert H. Lutz, Jr.              Mr. Lutz serves as Chairman of the Board and Chief Executive
(47)                             Officer of the Company (since May 1994). His term as a
                                 director expires in 1999. Mr. Lutz previously served as
                                 President of Allegiance Realty, a real estate management
                                 company (November 1991 to May 1994). Mr. Lutz is also a
                                 director of Bristol Hotel Company (since 1995).
Michael N. Maberry               Mr. Maberry serves as President of ACC (since April 1994).
(53)                             Mr. Maberry previously was a shareholder in the law firm of
                                 Winstead, Sechrest & Minick (April 1989 to April 1994).
John J. McDonough                Mr. McDonough also serves or has served in the following
(60)                             positions: President and Chief Executive Officer of
                                 McDonough Capital Company LLC, a company through which Mr.
                                 McDonough conducts personal and family investments (since
                                 February 1995); Chairman of the Board of SoftNet Systems,
                                 Inc., a company that develops, markets, installs and
                                 services information and document management systems (since
                                 June 1995); Vice Chairman and Chief Executive Officer (1993
                                 to February 1995) of DENTSPLY International, Inc., a
                                 manufacturer of dental supplies, dental equipment and
                                 medical x-ray products; Chairman of the Board (1992 to
                                 1993), Director (1983 to 1992), Chief Executive Officer
                                 (1983 to 1993), and President (1983 to 1991) of GENDEX
                                 Corporation, a manufacturer of dental equipment and medical
                                 x-ray products, which merged with DENTSPLY in June 1993;
                                 Director (since 1992) of Newell Co., a New York Stock
                                 Exchange-listed manufacturer of products for the
                                 do-it-yourself hardware and housewares market; and Director of AmNet Systems, Inc., a company that develops, markets and installs electronic information and document management for the health care industry (since 1995).
Scott J. Reading                 Mr. Reading serves as President of AMRESCO Residential
(52)                             Credit Corporation (since August 1995). Mr. Reading
                                 previously served as Managing Director of Household
                                 Financial Services, Inc., a division of Household
                                 International, Inc., a diversified financial services
                                 company (June 1991 to August 1995).
Bruce W. Schnitzer               Mr. Schnitzer previously served as Vice Chairman of the
(52)                             Board of BEI (1986 to December 1993). Mr. Schnitzer also
                                 serves as Chairman of Wand Partners Inc., an investment
                                 advisory company (since 1987); Director of Penncorp
                                 Financial Group, Inc. (since 1990); Director of Chartwell Re
                                 Corporation (since 1992); Director of Nestor, Inc. (since
                                 1994); and Chairman of New London Capital PLC (since 1993).
Edwin A. Wahlen, Jr.             Mr. Wahlen serves as a director of the Company. His term as
(49)                             director expires in 1998. Mr. Wahlen also holds the
                                 following positions: Founder and Managing Director of
                                 Cravey, Green & Wahlen Incorporated, a private risk capital investment firm (since 1985), its investment management
                                 affiliate, CGW Southeast Management Company (since 1991) and its affiliates, CGW Southeast I, Inc. (the general partner of CGW Southeast Partners I, L.P.) and CGW Southeast II,
                                 Inc. (the general partner of CGW Southeast Partners II,
                                 L.P.) (since 1991); and Director of Cameron Ashley Building
                                 Products, Inc., a national distributor of home building
                                 products (since 1996).

                            DESCRIPTION OF THE NOTES

     The Notes are to be issued under an Indenture (the "Subordinated
Indenture"), dated as of March   , 1997 between the Company and Bank One,
Columbus, N.A., as trustee (the "Trustee"), and pursuant to an Officers'
Certificate and Company Order to be dated as of March   , 1997, establishing the
terms of the Notes (the "Company Order") (the Subordinated Indenture, as supplemented by the Company Order, is sometimes referred to herein as the "Note Indenture"), the form of which Subordinated Indenture is filed as an exhibit to the Registration Statement of which this Prospectus Supplement and the Prospectus are a part. The following description of the particular terms of the Notes offered hereby supplements, and to the extent inconsistent therewith or contradictory thereto, modifies the description of the general terms and provisions of the Subordinated Debt Securities set forth in the accompanying Prospectus under the caption "Description of Securities -- Debt Securities," to which description reference is hereby made.

GENERAL

     The Notes offered by this Prospectus Supplement will be limited to $192.5 million aggregate principal amount. The Notes will be issued in fully registered form only, without coupons, in denominations of $1,000 and any integral multiple thereof. Interest on the Notes will accrue from the date of original issuance and will be payable on the 15th day of each month, or if any such day is not a business day, on the next succeeding business day (each an "Interest Payment Date"), beginning on the Interest Payment Date specified on the cover page of this Prospectus Supplement. The Notes will bear interest at the rate per annum set forth on the cover page of this Prospectus Supplement and will be payable to the person in whose name the Note is registered at the close of business on the 10th day of the month (whether or not a business day) in which such payment is to be made. The Notes will mature on March 1, 2004, and may not be redeemed at the option of the Company prior to that time. Except as set forth below under "-- Conditional Repayment Option," the Company is not required to make mandatory redemption or sinking fund payments with respect to the Notes.

     Principal and interest will be payable at an office or agency to be maintained by the Company in New York, New York (through The Depository Trust Company ("DTC")) and Columbus, Ohio, in same day funds, except that, at the option of the Company, interest may be paid by check mailed to the person entitled thereto. So long as DTC or its nominee is the sole registered owner and the sole holder of the Notes, such payments will be made by the Trustee directly to DTC or its nominee. The Notes may be presented for registration of transfer or exchange at an office or agency to be maintained by the Company in New York, New York (through DTC) and Columbus, Ohio. The Notes will not be secured by the assets of the Company or any of its subsidiaries or Affiliates or otherwise. In addition, the rights of the Company to participate in any distribution of assets of any subsidiary, including Holliday Fenoglio, ACC, AMRESCO Advisors, Inc. and AMRESCO Residential, upon its liquidation or reorganization or otherwise (and thus the ability of the holders of the Notes to benefit indirectly from such distribution) are subject to the prior claims of creditors of the subsidiary.

     So long as the Company is a reporting company under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Company will furnish to holders of the Notes annual reports of the Company containing audited consolidated financial statements and interim reports with unaudited consolidated summary financial data on a quarterly basis. If the Company ceases to be a reporting company under the Exchange Act, the Company will furnish to holders of the Notes annual audited consolidated financial statements and quarterly unaudited consolidated summary financial statements.

CONDITIONAL REPAYMENT OPTION

     The Note Indenture provides that each holder shall have the right to require the Company to repurchase the Notes at a purchase price equal to 100% of the principal amount, plus accrued and unpaid interest, upon the occurrence of any event requiring that the Company repurchase, or make an offer to repurchase, any Subordinated Debt other than the Notes. In the event such a requirement is effected with respect to Junior Debt, the holders of the Notes requiring the Company to repurchase Notes must be paid in full prior to any payment to the holders of Junior Debt. In the event such a requirement is effected with respect to

Subordinated Debt that is pari passu with the Notes, the holders of the Notes requiring the Company to repurchase Notes must be paid concurrently with the holders of the pari passu Subordinated Debt. Currently there is no such outstanding repayment obligation on the part of the Company.

COVENANTS

     The Note Indenture will contain a number of covenants relating to the Company and its operations, including the following:

     Restrictions on Additional Funded Debt and Interest Coverage Ratio. The
Note Indenture limits the amount of Senior Recourse Debt of the Company on a consolidated basis and contains a minimum Interest Coverage Ratio. The Company may not create, incur, assume, guarantee or otherwise be liable for any Funded Debt if, immediately after giving effect thereto: (i) the aggregate amount of Senior Recourse Debt outstanding would exceed 450% of the Company's Consolidated Capitalization or (ii) the aggregate amount of Subordinated Debt outstanding would exceed 100% of the Company's Consolidated Net Worth. In addition, the Company may not permit the Interest Coverage Ratio to be less than 1.25 to 1. See "-- Certain Definitions." As of December 31, 1996, the Company's Consolidated Capitalization was approximately $361.1 million, including Consolidated Net Worth of $301.5 million and $59.6 million of Subordinated Debt on a consolidated basis. As of December 31, 1996, and after giving effect to the sale of $100.0 million principal amount of the Notes offered hereby, the Company
could have incurred approximately $     million of additional Senior Recourse
Debt and approximately $     million of additional Subordinated Debt under this
covenant.

     Restrictions on Dividends, Redemptions and Other Payments. The Note Indenture provides that the Company cannot (i) declare or pay any dividend, either in cash or property, on any shares of its capital stock (except dividends or other distributions payable solely in shares of capital stock of the Company), (ii) purchase, redeem or retire any shares of its capital stock or any warrants, rights or options to purchase or acquire any shares of its capital stock or (iii) make any other payment or distribution, either directly or indirectly through any subsidiary, in respect of its capital stock (such dividends, purchases, redemptions, retirements, payments and distributions being herein collectively called "Restricted Payments") if, after giving effect thereto,

          (1) an Event of Default (as defined in the Note Indenture) would have occurred; or

          (2) (A) the sum of (i) such Restricted Payments plus (ii) the aggregate amount of all Restricted Payments made during the period after December 31, 1995 would exceed (B) the sum of (i) $10 million plus (ii) 50% of the Company's Consolidated Net Income for each fiscal year commencing subsequent to December 31, 1995 (with 100% reduction for a loss in any fiscal year), plus (iii) the cumulative net proceeds received by the Company from the issuance or sale after December 31, 1995 of capital stock of the Company (including in such proceeds, the face amount of indebtedness, including the Convertible Subordinated Debentures, that has been converted to Common Stock after December 31, 1995).

Notwithstanding the foregoing, the Company may make a previously-declared Restricted Payment if the declaration of such Restricted Payment was permitted when made. The amount of any Restricted Payment payable in property shall be deemed to be the fair market value of such property as determined by the Board of Directors of the Company.

     Limitation on Ranking of Future Indebtedness. The Note Indenture provides that the Company will not, directly or indirectly, incur, create, assume or guarantee any Funded Debt which is expressly subordinate in right of payment to any Senior Debt, other than Junior Debt or Subordinated Debt that is pari passu with the Notes in right of payment. The incurrence of Senior Debt which is unsecured shall not, because of its unsecured status, be deemed to be subordinate in right of payment to Senior Debt which is secured.

     Limitations on Restricting Subsidiary Dividends. The Note Indenture provides that neither the Company nor its subsidiaries may create or otherwise cause to become effective any consensual encumbrance or restriction of any kind on the ability of any subsidiary of the Company to (i) pay dividends or make any other distribution on its capital stock, (ii) pay any indebtedness owed to the Company or any other subsidiary of the Company or (iii) make loans, advances or capital contributions to the Company or any other subsidiary of the Company except in certain specified circumstances.

     Limitation on Transactions with Affiliates. Neither the Company nor any of its Material Subsidiaries may enter into any transactions with any Affiliate on terms and conditions less favorable to the Company or such Material Subsidiary, as the case may be, than would be available at such time in a comparable transaction in arm's length dealings with an unrelated Person as determined by the Company's Board of Directors. These provisions do not apply to Restricted Payments otherwise permitted under the Note Indenture, fees and compensation paid to, and indemnity provided on behalf of, officers, directors, employees or consultants of the Company or any subsidiary, as determined by the Company's Board of Directors or its senior management in the exercise of their reasonable business judgment or payments for goods and services purchased in the ordinary course of business on an arm's length basis.

CERTAIN DEFINITIONS

     In addition to those terms already defined in the Subordinated Indenture, the following additional terms shall have the meanings given below when used in connection with the Notes.

     "Consolidated Capitalization" is defined as Subordinated Debt plus Consolidated Net Worth.

     "Consolidated EBITDA" is defined as the sum of Consolidated Net Income before taxes and non-recurring gains or losses, plus depreciation, plus amortization, plus interest expense, each as deducted in determining such Consolidated Net Income before taxes.

     "Consolidated Interest Expense" is defined as the interest expense required to be shown as such on the financial statements of the Company and its subsidiaries, on a consolidated basis.

     "Consolidated Net Income" is defined as the amount of consolidated net income (loss) of the Company; provided, however, that there shall not be included in Consolidated Net Income (i) any net income (loss) of a Subsidiary for any period during which it was not a Consolidated Subsidiary or (ii) any net income (loss) of businesses, properties, or assets acquired or disposed of (by way of merger, consolidation, purchase, sale or otherwise) by the Company or any Subsidiary for any period prior to the acquisition thereof or subsequent to the disposition thereof.

     "Consolidated Net Worth" is defined as the excess, as determined in accordance with generally accepted accounting principles, after appropriate deduction for minority interests in the net worth of consolidated subsidiaries, of the Company's assets over its liabilities.

     "Consolidated Subsidiary" is defined as a Subsidiary of the Company, the financial statements of which are consolidated with the financial statements of the Company.

     "Interest Coverage Ratio" is defined as the ratio of (i) Consolidated EBITDA for the immediately preceding 12 calendar months to (ii) Consolidated Interest Expense for the immediately preceding 12 calendar months.

     "Junior Debt" is defined as the principal amount of, and interest on, any Funded Debt, whether outstanding on the date of execution of the Note Indenture or thereafter created, incurred, assumed or guaranteed, provided that in the instrument creating or evidencing such Funded Debt or pursuant to which such Funded Debt is outstanding it is provided that (i) such indebtedness is junior in right of payment to the Notes; (ii) no payments with respect to such indebtedness may be made at any time that an Event of Default shall have occurred and be continuing and (iii) no payments other than the payment of interest may be made with respect to such indebtedness at any time the Notes are outstanding.

     "Senior Recourse Debt" is defined as Senior Debt minus any Funded Debt of the Company or any of its subsidiaries that is (A)(i) specifically advanced to finance the acquisition of assets classified on the Company's balance sheet as "assets held for sale" and (ii) either (a) secured only by the assets to which such indebtedness relates without recourse to the Company or any of its subsidiaries or (b) issued under a loan agreement that requires each advance to be repaid upon sale of the assets to which such advance relates within no more than one year from the date of such advance or (B) advanced to a subsidiary or group of subsidiaries formed for the sole purpose of acquiring or holding a portfolio of assets (i) against which a loan is obtained that is made without recourse to, and with no cross-collateralization against the assets of, the Company or any other subsidiary of the Company and (ii) upon complete or partial liquidation of which the loan must be correspondingly completely or partially repaid, as the case may be.

BOOK-ENTRY

     The Notes will be issued initially as book-entry notes in the form of one fully registered global security which will be deposited with, or on behalf of, DTC, and registered in the name of DTC's nominee. Beneficial interests in the Notes will be shown on, and transfers thereof will be effected only through, records maintained by DTC and its participants. Except as described in the accompanying Prospectus, Notes in definitive certificated form will not be issued.

CONCERNING THE TRUSTEE

     Bank One, Columbus, N.A. is Trustee under the Note Indenture and is also the Note Registrar. Bank One, Columbus, N.A. is also Trustee and Registrar with respect to the Company's 10% Senior Subordinated Notes due 2003. Bank One, Texas, N.A., an affiliate of Bank One, Columbus, N.A., is a lender under the Revolving Loan Agreement.

                       DESCRIPTION OF OTHER INDEBTEDNESS

     The following summaries of the principal terms of certain credit facilities, the Senior Note Indenture, the Senior Subordinated Note Indenture and the Convertible Subordinated Debenture Indenture do not purport to be complete and are subject to the detailed provisions of, and qualified in their entirety by reference to, such agreements. The Company will provide without charge to each person to whom a copy of this Prospectus Supplement is delivered, upon the written or oral request of such person, a copy of any agreement described in this section. See "Incorporation of Certain Documents by Reference" in the accompanying Prospectus.

REVOLVING LOAN AGREEMENT

     General. Effective February 7, 1997, the Company and certain of its subsidiaries entered into the Revolving Loan Agreement with NationsBank of Texas, as agent (the "Agent"), and NationsBank of Texas and other lending institutions party thereto, as lenders (collectively, the "Banks"), which replaced the Company's previous revolving line of credit with NationsBank of Texas as agent bank. A total of $188.2 million was outstanding under this facility at January 31, 1997. At January 31, 1997, the Company had outstanding $3.5 million in face amount of letters of credit pursuant to such facility.

     The Revolving Loan Agreement provides for a $350.0 million credit facility of which up to $275.0 million of indebtedness may be incurred pursuant to a revolving credit facility and $75.0 million may be incurred pursuant to a term facility. The borrowing base is determined from time to time based upon a formula, the application of which may take into account loan commitments of and outstanding amounts from the Banks to the Company and certain of its subsidiaries, cash flows from certain investments, performing loans, non-performing loans and other investments and assets of the Company. The borrowing base for December 1996 was set at $200.0 million. Advances under the Revolving Loan Agreement may be used for (i) general corporate purposes, (ii) acquisitions of corporate entities, (iii) acquisitions of Asset Portfolios, (iv) refinancing debt incurred in connection with the purchase of existing Asset Portfolios and
(v) obtaining letters of credit related to the foregoing. There are also sublimits of $20.0 million for letters of credit exposure and an aggregate of $50.0 million for all commercial paper reserves within a commercial paper program. The facility permits the Company to make draws denominated in certain foreign currencies subject to restrictions, terms and reserves approved by the Agent and Banks.

     Ranking. Indebtedness under the Revolving Loan Agreement constitutes Senior Debt.

     Security. Indebtedness under the Revolving Loan Agreement is secured by substantially all the assets of the Company not pledged under other facilities, including stock of a majority of the Company's subsidiaries.

     Interest. Indebtedness under the Revolving Loan Agreement generally bears interest at a rate based (at the Company's option) upon (i) the Variable Rate (defined as the greater of the Agent's prime rate, as announced from time to time, and the Federal Funds Rate (as defined in the Revolving Loan Agreement) plus .50%) or (ii) the Adjusted LIBOR Rate (as defined in the Revolving Loan Agreement). All advances funded in foreign currencies bear interest at the Alternate Currency Rate (as defined in the Revolving Loan Agreement).

     Maturity. The revolving credit facility portion of the Revolving Loan Agreement will mature on May 31, 1998 and the term facility portion of the Revolving Loan Agreement will mature on May 31, 2000.

     Fees. The Company will be required to pay to the Banks a commitment fee of 20 to 37.5 basis points per annum, payable in arrears on a quarterly basis, on the committed undrawn amount of the Revolving Loan Agreement. In addition, the Company will be required to pay to the Agent (for the account of each Bank) certain fees, generally payable in arrears on a quarterly basis, in respect of letters of credit issued under the Revolving Loan Agreement. The Company also will pay to the Agent, or an affiliate thereof, certain other fees for the Agent's role in administering the Revolving Loan Agreement.

     Conditions to Funding Extensions of Credit. The obligation of the Banks to make loans or extend letters of credit will be subject to the satisfaction of certain customary conditions, including, without limitation, proper requests for credit, the absence of any credit default and any default which would occur as a result of the extension of credit under the Revolving Loan Agreement and all representations and warranties under the Revolving Loan Agreement being true and correct in all material respects.

     Covenants. The Revolving Loan Agreement requires the Company to meet certain financial tests, including minimum consolidated tangible net worth, maximum consolidated funded debt to consolidated capitalization ratio, minimum fixed charge coverage ratio, minimum interest coverage ratio and maximum senior consolidated funded debt to consolidated EBITDA ratio. The Revolving Loan Agreement contains covenants that will limit the incurrence of additional indebtedness, investments, asset sales, loans to shareholders, dividends, transactions with affiliates, acquisitions, mergers and consolidations, liens and encumbrances and other matters customarily restricted in such agreements. The Revolving Loan Agreement also contains additional covenants that require, among other things, the Company to maintain adequate insurance, to remain in its primary business and related businesses which the Company was engaged in as of the execution of the Revolving Loan Agreement, to provide certain information to the Agent, including financial statements, notices, officer's certificates containing statements of compliance with the requirements of the Revolving Loan Agreement and reports, to permit inspections of the books and records of the Company and its subsidiaries by the Agent, to comply with applicable laws, including environmental laws and ERISA, and to pay taxes.

     Events of Default. The Revolving Loan Agreement contains customary events of default, including, among other things, principal, interest, fee and other payment defaults, covenant defaults (subject to certain cure periods), breaches of representations and warranties, cross-defaults to certain other indebtedness, certain events of bankruptcy and insolvency, certain liquidation or dissolution defaults, judgment defaults for one or more judgments or orders for the payment of money aggregating in excess of $500,000 (subject to certain cure periods), failure of any guaranty or security agreement supporting the Revolving Loan Agreement to be in full force and effect and change of control of the Company.

     Indemnification. Under the Revolving Loan Agreement, the Company has agreed to indemnify the Agent and the Banks from and against any and all claims, demands, causes of actions, liabilities, losses, damages, costs and expenses of any kind (including, without limitation, reasonable fees, disbursements and costs of counsel for Agent and the Banks) that may be incurred by Agent or any Bank relating to or arising out of the Revolving Loan Agreement, provided that the Company is not liable for any such claims, demands, causes of action, liabilities, losses, damages, costs or expenses resulting from such indemnified party's own gross negligence or willful misconduct.

BRIDGE LOAN FACILITY

     General. On February 7, 1997, the Company and certain of its subsidiaries entered into the Bridge Loan Facility with NationsBank of Texas. The Bridge Loan Facility provides the Company a $25.0 million line of credit to be used for general corporate working capital purposes. No indebtedness was outstanding under the Bridge Loan Facility at February 14, 1997. The Company expects to draw on the Bridge Loan Facility in the near future and intends to repay such indebtedness in full from proceeds from the Offering. Following repayment of the Bridge Loan Facility, the Company does not intend to reborrow under such facility.

     Ranking. Indebtedness under the Bridge Loan constitutes Senior Debt.

     Security. The Bridge Loan Facility is secured with the same collateral securing the Revolving Loan Agreement.

     Interest. Indebtedness under the Bridge Loan Facility generally bears interest at a rate based upon, at the Company's option, the Adjusted LIBOR Rate (as defined in the note evidencing the Bridge Loan Facility) or NationsBank of Texas' prime rate. In certain cases outlined in the note evidencing the Bridge Loan Facility where the Adjusted LIBOR Rate is unavailable to the Company, interest on such indebtedness will generally be borne at NationsBank of Texas' prime rate or the Federal Funds Rate (as defined in the note evidencing the Bridge Loan Facility) plus 0.50%.

     Maturity. The Bridge Loan Facility will mature on April 30, 1997, subject to the Company's one-time right to renew the facility for a one-year period, which extension shall be subject to conditions stated in the note evidencing the Bridge Loan Facility.

     Fees. The Company shall pay, under the Bridge Loan Facility, a facility fee equal to 0.05% times $25 million on each of April 1, 1997 and April 30, 1997.

     Conditions to Extension of Credit. If the Company desires to extend the facility, the Company in addition to certain other requirements shall be required to pledge cash, cash equivalents or letters of credit in the amount outstanding under the Bridge Loan Facility as of the April 30, 1997 original maturity date.

     Covenants. Under the Bridge Loan Facility, the Company makes the same covenants it makes under the Revolving Loan Agreement.

     Events of Default. Events of default under the Bridge Loan Facility shall be any default or event of default as such terms are defined in the Revolving Loan Agreement.

     Indemnification. The note evidencing the Bridge Loan Facility contains a provision whereby the Company is required to indemnify NationsBank of Texas for certain costs associated with effecting, funding or maintaining the LIBOR rate.

AMRESCO RESIDENTIAL FACILITIES

  Prudential Warehouse Facility

     General. On October 25, 1996, ARCMI entered into the Prudential Warehouse Facility. The Prudential Warehouse Facility is currently a $500.0 million credit facility that ARCMI uses to finance the acquisition and warehousing of certain residential mortgage loans and certain properties. See "Business -- Residential Mortgage Banking Business." A total of $171.2 million was outstanding under the Prudential Warehouse Facility at December 31, 1996. The Prudential Warehouse Facility is non-recourse to the Company and its subsidiaries, other than ARCMI.

     Ranking. Indebtedness under the ARCMI Warehouse Facility constitutes Senior Debt.

     Security. ARCMI's indebtedness under the Prudential Warehouse Facility is secured by all residential mortgage loans acquired by ARCMI using funds obtained under the Prudential Warehouse Facility.

     Interest. Indebtedness under the Prudential Warehouse Facility generally bears interest at a rate based upon LIBOR plus an Applicable Margin (as defined in the Prudential Warehouse Facility) which ranges from .70% to 2.00%.

     Maturity. The stated maturity date for the Prudential Warehouse Facility is the earlier of (i) March 31, 1997 or (ii) the date on which the loans collateralizing the Prudential Warehouse Facility are securitized; provided that if the Second Securitization (as defined in the Prudential Warehouse Facility) includes a pre-funding account, a portion of the Prudential Warehouse Facility equal to the pre-funding account balance shall remain outstanding during the related funding period.

     Conditions to Extensions of Credit. The obligation of Prudential Securities Credit Corporation to make loans to ARCMI under the Prudential Warehouse Facility is subject to certain customary conditions, including, without limitation, the delivery of certain documents, instruments and applications by ARCMI, approval by Prudential Securities Credit Corporation of the mortgage loan pool to be acquired by ARCMI, the absence of any default under the Prudential Warehouse Facility, the making of various representations and warranties, and all representations and warranties under the Prudential Warehouse Facility being true and correct. The Prudential Warehouse Facility also requires that ARCMI pledge certain documents related to the mortgage loans under the facility.

     Covenants. The Prudential Warehouse Facility requires ARCMI to meet certain financial tests, including, among other things, minimum tangible equity capital and a maximum leverage ratio. The Prudential Warehouse Facility also contains covenants that, among other things, require ARCMI to provide certain information to Prudential Securities Credit Corporation, including financial statements and other reports regarding the mortgage loans, to maintain adequate insurance, and to comply with applicable laws.

     Events of Default. The Prudential Warehouse Facility contains customary events of default, including, without limitation, principal, interest or other payment defaults, defaults by ARCMI under certain other credit agreements, breaches of covenants or representations and warranties, certain events of bankruptcy and insolvency (including of the Company) and material adverse changes in the financial condition of ARCMI or the Company.

     Indemnification. Under the Prudential Warehouse Facility, ARCMI has agreed to indemnify Prudential Securities Credit Corporation against all liabilities, losses, damages, judgments, costs and expenses of any kind which relate to or arise out of the Prudential Warehouse Facility and all related documents and items thereunder, provided that ARCMI is not liable for such matters resulting from the negligence or willful misconduct of Prudential.

  Morgan Stanley Warehouse Facility

     General. ARCMI also entered into a warehouse credit facility with Morgan Stanley Mortgage Capital Inc., which was amended and restated as of October 25, 1996. The Morgan Stanley Warehouse Facility provides for a maximum borrowing capacity of $200.0 million to directly or indirectly finance the origination or acquisition and/or the funding of the origination or acquisition, of certain mortgage loans. As of December 31, 1996, $116.0 million was outstanding under the Morgan Stanley Warehouse Facility bearing interest at 6.2% per annum. The Morgan Stanley Warehouse Facility is non-recourse to the Company and its subsidiaries, other than ARCMI and ARMC.

     Ranking. Indebtedness under the Morgan Stanley Warehouse Facility constitutes Senior Debt.

     Security. This facility is secured by the mortgages originated or acquired using funds obtained under the facility. ARMC is a pledgor on this facility.

     Interest. Indebtedness under the Morgan Stanley Warehouse Facility generally bears interest at a rate based upon the Eurodollar Rate (as determined by a formula defined in the Morgan Stanley Warehouse Agreement) plus 0.70% to 1.00%.

     Maturity. The stated maturity date for the Morgan Stanley Warehouse Facility is October 24, 1997. Maturity may occur earlier subject to various provisions of the facility and by operation of law.

     Conditions to Extensions of Credit. The obligation of Morgan Stanley Mortgage Capital Inc. to make the initial and subsequent loans to ARCMI under the Morgan Stanley Warehouse Facility is subject to certain customary conditions, including, without limitation, the delivery of certain documents, instruments and applications by ARCMI, approval by Morgan Stanley Mortgage Capital Inc. of the mortgage loan pool to be acquired by ARCMI, the absence of any default under the Morgan Stanley Warehouse Facility, the outstanding principal not to exceed an amount determined under the facility and all representations and warranties under the Morgan Stanley Warehouse Facility being true and correct. In addition, the Morgan Stanley Warehouse Facility requires various conditions, such as, without limitation, that no "catastrophic" events occur such that there is an absence of a "lending market" for financing debt obligations secured by mortgage loans and that there be no material adverse change in the financial condition of Morgan Stanley Mortgage Capital, Inc.

     Covenants. The Morgan Stanley Warehouse Facility requires ARCMI to meet certain financial tests, including, without limitation, minimum net worth capital and a maximum leverage ratio. The Morgan Stanley Warehouse Facility also contains covenants that, among other things, require ARCMI to provide certain information to Morgan Stanley Mortgage Capital Inc., including financial statements and other reports regarding the mortgage loans and the legal and financial status of ARCMI, to maintain adequate insurance, to comply with the applicable laws and to maintain proper legal existence. The Morgan Stanley Warehouse facility also contains prohibitions on ARCMI's incurrence of additional debt, sale of assets, making of distributions and various other acts.

     Events of Default. The Morgan Stanley Warehouse Facility contains customary events of default, including, without limitation, various payment defaults, breaches of covenants or representations and warranties, certain events of bankruptcy and insolvency (including any of ARMCI's subsidiaries) the taking of a judgment or judgments in excess of $5,000,000 and material adverse changes in the financial condition of ARCMI or any of its subsidiaries.

     Indemnification. Under the Morgan Stanley Warehouse Facility, ARCMI has agreed to indemnify Morgan Stanley Mortgage Capital Inc. against all liabilities, losses, damages, judgments, costs and expenses of any kind which relate to or arise out of the Morgan Stanley Warehouse Facility, provided that ARCMI is not liable for such matters resulting from the gross negligence or willful misconduct of Morgan Stanley Mortgage Capital Inc.

  CSFB Warehouse Facility

     General. ARCMI entered into the CSFB Warehouse Facility with CS First Boston Mortgage Capital Corp. ("CSFB") on December 23, 1996 to finance the acquisition and warehousing of residential mortgage loans. The CSFB Warehouse Facility provides that CSFB will make advances to ARCMI in an amount not to exceed $500.0 million. As of December 31, 1996, no indebtedness was outstanding under the CSFB Warehouse Facility.

     Ranking. Indebtedness under the CSFB Warehouse Facility constitutes Senior Debt.

     Security. Indebtedness under the CSFB Warehouse Facility is secured by a first priority security interest in the mortgage loans acquired with funds advanced under the CSFB Warehouse Facility.

     Interest. Indebtedness under the CSFB Warehouse Facility bears interest at a rate of LIBOR plus 0.60% to 1.40% based upon the amount of the advance and the collateral value and unpaid principal amount of the mortgage loans related to each advance.

     Maturity. The maturity date will be provided in the notice of borrowing related to each advance under the CSFB Warehouse Facility.

     Conditions of Extensions of Credit. The obligation of CSFB to make loans to ARCMI under the CSFB Warehouse Facility is subject to certain customary conditions, including, without limitation, the delivery of certain documents and information by ARCMI to CSFB and approval by CSFB of the mortgage loan pool to be acquired by ARCMI.

     Covenants. Pursuant to the CSFB Warehouse Facility, ARCMI makes various covenants, including, without limitation, that ARCMI is a valid corporation in good standing, that there are no materially adverse suits pending against ARCMI, that ARCMI will provide collateral and mortgage loans that meet the requirements of the related documents and agreements, and that ARCMI will provide certain opinions of counsel to CSFB. ARCMI also covenants that it will apply monthly collections of interest to the payment of interest due CSFB and monthly collections of principal to the reduction of the principal amount of each advance due CSFB on the related maturity date, that the collateral value of the collateral related to each advance shall meet minimum requirements and that it will transfer additional collateral to CSFB if the aggregate amount of the outstanding advances is greater that the weighted average Par Factor (as defined in the CSFB Warehouse Facility).

     Events of Default. The events of default under the CSFB Warehouse Facility include, among others, principal, interest or other payment defaults, ARCMI's failure to pay amounts due under the promissory note, failure to observe or perform any of the covenants or agreements under the Program Documents (as defined in the CSFB Warehouse Facility), any material adverse change in the condition of ARCMI or its subsidiaries, certain judgments against ARCMI, insolvency, and breaches of representations and warranties.

  DLJ Master Repurchase Agreement

     General. On October 17, 1996, ARMC entered into the DLJ Master Repurchase Agreement with DLJ Mortgage Capital, Inc. to support the purchase of Subordinated Certificates and warehouse loans acquired in the Quality Acquisition. As of December 31, 1996, $20.3 million was outstanding under the DLJ Master Repurchase Agreement.

     Ranking. Indebtedness under the DLJ Master Repurchase Agreement constitutes Senior Debt.

     Security. Indebtedness under the DLJ Master Repurchase Agreement is secured by a security interest in all securities transferred pursuant to each repurchase transaction under the DLJ Master Repurchase Agreement.

     Interest. Interest rates will vary for each repurchase transaction undertaken pursuant to the DLJ Master Repurchase Agreement. Currently, indebtedness under each repurchase transaction bears interest at rates of 6.34% to 6.80% per annum.

     Repurchase Date. The repurchase date for the repurchase transactions undertaken pursuant to the DLJ Master Repurchase Agreement is February 27, 1997, subject to automatic 30-day renewal periods.

     Events of Default. The DLJ Master Repurchase Agreement contains certain events of default, including, the failure to transfer securities upon the applicable purchase date, the failure to transfer or repurchase securities upon the applicable repurchase date, payment defaults, the failure to comply with margin maintenance requirements, insolvency, breach of representations or warranties, and admission of a party's inability or intention not to perform any of its obligations under the agreement.

ACC WAREHOUSE FACILITIES

  NationsBank Warehouse Facility

     General. On April 28, 1995, ACC entered into the NationsBank Warehouse Facility, which ACC uses to finance the origination and warehousing of certain mortgage loans. See "Business -- Commercial Mortgage Banking Business." Pursuant to this facility, NationsBank of Texas extended a $25.0 million line of credit to ACC, which was subsequently reduced to $10.0 million effective October 26, 1996; however, on December 18, 1996, NationsBank of Texas allowed ACC to borrow approximately $8.5 million in excess of the $10.0 million line of credit on a one-time basis. The Company has guaranteed certain of ACC's obligations under the NationsBank Warehouse Facility. A total of $9.0 million and $18.5 million was outstanding under the NationsBank Warehouse Facility at December 31, 1995 and 1996, respectively.

     Ranking. Indebtedness under the NationsBank Warehouse Facility constitutes Senior Debt.

     Security. ACC's indebtedness under the NationsBank Warehouse Facility is secured by all mortgage loans originated by ACC using funds obtained under the NationsBank Warehouse Facility and related collection and other accounts.

     Interest. Indebtedness under the NationsBank Warehouse Facility generally bears interest at a rate based (at ACC's option) upon either (i) the prime rate established by NationsBank of Texas, as announced from time to time or (ii) the Adjusted LIBOR Rate (as defined in the NationsBank Warehouse Facility) plus either 1.65% or 2.0% depending upon certain enumerated factors.

     Maturity. The original maturity date of the NationsBank Warehouse Facility is January 25, 1998, subject to certain limitations and short extensions.

     Conditions to Extensions of Credit. The obligation of NationsBank of Texas to make loans to ACC under the NationsBank Warehouse Facility is subject to certain customary conditions including, without limitation, the delivery of certain documents, certificates, resolutions, opinions, financial statements, instruments and applications by ACC, approval by NationsBank of Texas of the mortgage loan to be originated by ACC, the delivery to NationsBank of Texas of proof that certain required insurances are in effect, the payment of certain required fees, the absence of any default under the NationsBank Warehouse Facility, no material adverse change in ACC or the Company's financial condition from the Closing Date, and all representations and warranties under the NationsBank Warehouse Facility being true and correct.

     Covenants. The NationsBank Warehouse Facility requires ACC to meet certain financial tests, including minimum liquidity and minimum tangible net worth. The NationsBank Warehouse Facility also contains covenants that, among other things, limit the incurrence of additional indebtedness, investments, asset sales, distributions, transactions with affiliates, mergers and consolidations, liens and encumbrances and other matters customarily restricted in such agreements. The NationsBank Warehouse Facility also contains additional covenants that require, among other things, ACC to provide certain information to NationsBank of Texas, including financial statements, notices, certificates, securities filings, and reports, to permit inspections of the books and records of the Company and its subsidiaries by NationsBank of Texas and to comply with applicable laws and to pay taxes. The NationsBank Warehouse Facility also contains requirements with respect to the maintenance of employee benefit plans regulated under ERISA.

     Events of Default. The NationsBank Warehouse Facility contains customary events of default, including without limitation, principal, interest and fee payment defaults, covenant defaults, breaches of representations and warranties, cross-defaults to certain other indebtedness, certain events of bankruptcy, insolvency, dissolution or liquidation, judgment defaults in aggregate excess of $500,000, failure of any guarantee or security agreement supporting the NationsBank Warehouse Facility to be in full force and effect, a change in control of ACC, changes in the basic business of ACC and changes in the individuals holding certain offices with ACC.

     Indemnification. Under the NationsBank Warehouse Facility, ACC has agreed to indemnify NationsBank of Texas and certain related parties from and against any and all losses, liabilities, claims, damages, deficiencies, interest, judgments, costs and expenses (including, without limitation, reasonable fees and disbursements of counsel for NationsBank of Texas) that arise out of certain matters described in the NationsBank Warehouse Facility, provided that ACC may not be held liable for such matters resulting from the gross negligence or willful misconduct of an indemnitee thereunder. The NationsBank Warehouse Facility also requires ACC to reimburse NationsBank of Texas and certain related parties for taxes and fees paid in connection with the facility.

  RFC Warehouse Facility

     General. On August 15, 1995, ACC entered into the RFC Warehouse Facility, which ACC uses to facilitate the underwriting and origination of multi-family mortgage loans to be purchased by Freddie Mac or Fannie Mae. The RFC Warehouse Facility was amended on May 1, 1996 and was supplemented by letter dated May 2, 1996. A total of $8.6 million and $47.0 million was outstanding under the RFC Warehouse Facility at December 31, 1995 and 1996, respectively. The RFC Warehouse Facility is non-recourse to the Company.

     Ranking. Indebtedness under the RFC Warehouse Facility constitutes Senior Debt.

     Security. ACC's indebtedness under the RFC Warehouse Facility is secured by all mortgage loans originated by ACC using funds obtained under the RFC Warehouse Facility.

     Interest. Indebtedness under the RFC Warehouse Facility generally bears interest at a rate based upon LIBOR (as defined in the RFC Warehouse Facility) plus 3.0%. However, pursuant to the supplemental letter, the Lender in its sole discretion may lower the per annum rate of interest. The RFC Warehouse Facility currently bears interest at a rate of LIBOR plus 1.25%. ACC may also be required to pay certain other fees in addition to or in lieu of interest.

     Maturity. The stated maturity date will be provided in a note related to each borrowing under the RFC Warehouse Facility and is expected to be approximately 60 to 80 days from the date of each such borrowing, though under certain circumstances the maturity period on borrowing may be shorter.

     Conditions to Extensions of Credit. The obligation of Residential Funding Corporation to make initial and/or subsequent loans to ACC under the RFC Warehouse Facility is subject to certain customary conditions including, without limitation, the delivery of certain documents, certificates, resolutions, opinions, financial statements, instruments and applications by ACC, approval by Residential Funding Corporation of the mortgage loans to be originated by ACC, the absence of any default under the RFC Warehouse Facility, the absence of material liabilities not noted on Financial Statements required to have been delivered and all representations and warranties under the RFC Warehouse Facility being true and correct.

     Covenants. The RFC Warehouse Facility requires ACC to meet certain financial tests, including a maximum ratio of debt to tangible net worth, minimum tangible net worth and minimum Servicing Portfolio (as defined in the RFC Warehouse Facility). The RFC Warehouse Facility also contains covenants that, among other things, limit ACC's ability to liquidate, dissolve, consolidate or merge or sell any substantial part of its assets, or acquire any substantial part of the assets of another business. The RFC Warehouse Facility also contains covenants that require ACC to provide certain information to Residential Funding Corporation, including financial statements, notices and reports, permit inspections of the books and records of ACC by Residential Funding Corporation, to maintain certain insurance coverages, to maintain valid corporate existence and good standing, to comply with applicable laws and to pay taxes. The RFC Warehouse Facility contains additional covenants concerning collateral securing credit extensions thereto.

     Events of Default. The RFC Warehouse Facility contains customary events of default, including without limitation, principal, interest and other payment defaults (subject to certain cure periods), breaches of covenants or representations and warranties, cross-defaults to certain other indebtedness, certain events of bankruptcy and insolvency (including of the Company) and any judgment default in excess of $100,000.

     Indemnification. Under the RFC Warehouse Facility, ACC has agreed to indemnify Residential Funding Corporation and certain related parties from and against any and all losses, liabilities, claims, damages, deficiencies, interest, judgments, costs and expenses (including, without limitation, reasonable fees and disbursements of counsel for Residential Funding Corporation) that arise out of certain matters described in the RFC Warehouse Facility, provided that ACC is not liable for such matters resulting from the gross negligence or willful misconduct of an indemnitee thereunder. ACC has also agreed to indemnify Residential Funding Corporation and certain related parties from and against certain tax liabilities related to the RFC Warehouse Facility.

AMBS GLOBAL AGREEMENT

     General. On December 19, 1995, AMRESCO MBS I, INC., a wholly-owned subsidiary of the Company ("AMBS"), entered into the AMBS Global Agreement with Nomura Grand Cayman, Ltd. ("Nomura") to support the purchase on margin of certain commercial mortgage pass-through certificates (the "AMBS Purchased Securities"). The AMBS Global Agreement contemplates that repurchase transactions may be entered into from time to time. At January 31, 1997, three such transactions were existing. The outstanding amounts were, $17.3 million, $3.0 million, and $5.9 million, for a total of $26.2 million.

     Ranking. Indebtedness under the AMBS Global Agreement constitutes Senior Debt.

     Security. Indebtedness under each repurchase transaction is secured by a first priority security interest in the AMBS Purchased Securities.

     Interest. Indebtedness under the repurchase transactions bears interest at a rate of 30 day LIBOR plus 1.40%.

     Repurchase Date. The repurchase transactions mature on June 18, 1997, December 19, 1997, and January 23, 1998, respectively.

     Events of Acceleration. Upon the occurrence of (i) a material adverse impact on (A) the creditworthiness of AMBS, (B) the ability of AMBS to perform its obligations under the AMBS Global Agreement, (C) the marketability or value of the AMBS Purchased Securities or (D) the economic, political or financial stability of the issuing or domicile country or (ii) governmental changes in taxation or exchange controls which affect the AMBS Purchased Securities or relevant financial markets, Nomura may immediately accelerate the repurchase date.

     Events of Default. The repurchase transactions contain certain events of default, including, among others, payment defaults, failure to maintain a minimum margin, insolvency, breaches of representations and warranties, suspension from a securities exchange or association, failure to maintain a first priority security interest in the AMBS Purchased Securities, judgment defaults in excess of $1.0 million and cross-defaults in excess of certain amounts.

SENIOR NOTES

     General. On July 1, 1996, the Company entered into the Senior Note Indenture with Comerica Bank, as trustee. Pursuant to the terms of the Senior
Note Indenture, an aggregate of $57.5 million of Senior Notes were issued. The Company used the net proceeds from the sale of the Senior Notes to pay down indebtedness under the Revolving Loan Agreement.

     Ranking. Indebtedness under the Senior Note Indenture constitutes Senior Debt.

     Security. Indebtedness under the Senior Note Indenture is unsecured.

     Interest. The Senior Notes bear interest at a rate of 8.75% per annum.

     Maturity. The Senior Notes will mature on July 1, 1999.

     Limited Rights of Acceleration or Repurchase. Payment of principal on the Notes may be accelerated upon the occurrence of events of default only upon the action of the Trustee or the holders of at least 25% in aggregate principal amount of outstanding Notes, and such acceleration may be rescinded by the holders of a majority of the aggregate principal amount of the outstanding Notes if all events of default are remedied and all payments due are made before a judgment or decree for payment of money due is obtained.

     Covenants. The Senior Note Indenture contains, among others, certain covenants, limiting the incurrence of indebtedness, limiting dividends and redemptions, requiring maintenance of proper legal existence, limiting restrictions on subsidiary dividends, requiring punctual payment of principal, premium and interest, and requiring that the Company maintain its properties and assets, maintain insurances and pay applicable taxes.

     Events of Default. The Senior Note Indenture contains certain customary events of default, including, without limitation, various payment defaults, covenant defaults (subject to certain cure periods), defaults of certain other indebtedness, certain events of bankruptcy and insolvency and judgment defaults in excess of $5.0 million.

SENIOR SUBORDINATED NOTES

     General. On February 2, 1996, the Company entered into the Senior Subordinated Note Indenture with Bank One, Columbus, N.A., as trustee. Pursuant to the terms of the Senior Subordinated Note Indenture, an aggregate of $57.5 million of Senior Subordinated Notes were issued. The Company used the net proceeds from the sale of the Senior Subordinated Notes to pay down indebtedness under the Revolving Loan Agreement.

     Ranking. Indebtedness under the Senior Subordinated Note Indenture does not constitute Senior Debt and will be subordinated to the Notes.

     Security. Indebtedness under the Senior Subordinated Note Indenture is unsecured.

     Interest. The Senior Subordinated Notes bear interest at a rate of 10% per annum.

     Maturity. The Senior Subordinated Notes will mature on January 15, 2003.

     Certain Rights to Require Repurchase of Senior Subordinated Notes. Upon the death of any holder of Notes, the Company will redeem, at par plus accrued interest, such holder's Notes upon request up to $30,000 in principal amount per holder per year subject to an aggregate limit for all holders of $300,000 in principal amount in any twelve month period.

     Optional Redemption. The Senior Subordinated Notes are not redeemable prior to January 15, 2001. Thereafter, the Senior Subordinated Notes will be redeemable, at the Company's option, in whole or in part, at 100% of the principal amount thereof plus accrued interest.

     Covenants. The Senior Subordinated Note Indenture contains covenants limiting the incurrence of indebtedness, limiting dividends and redemptions, limiting restrictions on subsidiary dividends and requiring that certain conditions be met prior to any consolidation, merger or sale of the assets of the Company.

     Events of Default. The Senior Subordinated Note Indenture contains certain customary events of default, including payment defaults, covenant defaults (subject to certain cure periods), defaults of certain other indebtedness, certain events of bankruptcy and insolvency and judgment defaults in excess of $5.0 million.

                                  UNDERWRITING

     Subject to the terms and conditions of the Purchase Agreement (the "Purchase Agreement") among the Company and Piper Jaffray Inc., Keefe, Bruyette & Woods, Inc., Legg Mason Wood Walker, Incorporated, McDonald & Company Securities, Inc., and Morgan Keegan & Company, Inc. (collectively, the "Underwriters") and to the receipt of certain legal opinions and other closing conditions contemplated thereby, the Underwriters have severally agreed to purchase from the Company the respective principal amount of the Notes set forth opposite their names below.

                                                              PRINCIPAL AMOUNT
                        UNDERWRITERS                              OF NOTES
                        ------------                          ----------------
Piper Jaffray Inc...........................................
Keefe, Bruyette & Woods, Inc................................
Legg Mason Wood Walker, Incorporated........................
McDonald & Company Securities, Inc..........................
Morgan Keegan & Company, Inc................................
                                                                ------------
          Total.............................................    $100,000,000
                                                                ============

     The nature of the obligations of the Underwriters is such that if any of the Notes are purchased, all of them must be purchased.

     The Underwriters have advised the Company that they propose to offer the Notes to the public at the Price to Public and to selected dealers at such price
less a concession of not more than      % of the principal amount of the Notes.
The Underwriters may allow, and such dealers may re-allow, concessions not in
excess of      % of the principal amount of the Notes to certain other brokers and dealers. After the initial public offering of the Notes, the Price to Public and other selling terms may be changed by the Underwriters.

     The Purchase Agreement provides that the obligations of the Underwriters to purchase the Notes are subject to certain conditions precedent. The Purchase Agreement also provides that the Company will indemnify the Underwriters and their controlling persons against certain liabilities and expenses, including liabilities under the Securities Act, or contribute to payments the Underwriters may be required to make in respect thereof.

     The Company has made application to list the Notes on the New York Stock Exchange under the symbol "AMMB04." However, there can be no assurance that such application will be approved, that an active trading market in the Notes will develop or that the Notes will not trade at a discount to their principal amount.

                                 LEGAL MATTERS

     The validity of the Notes offered hereby will be passed upon for the Company by L. Keith Blackwell, General Counsel of the Company. Mr. Blackwell currently owns beneficially 2,777 shares of Common Stock (excluding 7,108 unvested shares allocated under the Company's restricted stock plan) and holds options to purchase 37,510 shares of Common Stock. Certain other legal matters will be passed upon for the Company by Haynes and Boone, LLP, Dallas, Texas. Certain legal matters relating to the Notes offered hereby will be passed upon for the Underwriters by Lindquist & Vennum, P.L.L.P., Minneapolis, Minnesota.

                   UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                FINANCIAL STATEMENTS FOR THE QUALITY ACQUISITION

     The historical condensed consolidated financial statements consist of the operations and financial position of the Company and Quality as of and for the nine months ended September 30, 1996 and the operations of the Company for the year ended December 31, 1995 combined with the operations of Quality for its fiscal year ended September 30, 1995.

     The unaudited pro forma condensed consolidated balance sheet is presented as if the Company had acquired substantially all of the assets of Quality as of September 30, 1996 and the unaudited pro forma condensed consolidated statements of income are presented as if the assets had been acquired on the first day of the period presented. These presentations are made as if the Company had (i) acquired substantially all of the assets and assumed the operating liabilities of Quality, (ii) financed the Quality Acquisition with indebtedness incurred under the Revolving Loan Agreement and (iii) issued as of September 30, 1996 the additional 2,992,148 shares of Common Stock that were sold in November and December 1996, the proceeds of which were used to retire a portion of the indebtedness incurred to fund the Quality Acquisition. The Company acquired all residential loans owned by Quality on the closing date (totaling $84.6 million) and assumed the related warehouse indebtedness (totaling $84.4 million). Quality's mortgage loans were generally funded by such indebtedness. These unaudited pro forma condensed consolidated financial statements should be read in conjunction with the historical consolidated financial statements and notes thereto of the Company and Quality incorporated by reference herein. In management's opinion, all adjustments necessary to reflect the effects of the acquisition of the assets and assumption of liabilities of Quality and the capitalization of the acquisition have been made.

     The unaudited pro forma condensed consolidated financial statements are not necessarily indicative of what the actual results of operations and financial position of the Company would have been assuming the transaction had been completed as set forth above, nor do they purport to represent the Company's results of operations for future periods.

            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                            AS OF SEPTEMBER 30, 1996

                                                    (A)          (B)
                                                 HISTORICAL   HISTORICAL    PRO FORMA       PRO FORMA
                                                  COMPANY      QUALITY     ADJUSTMENTS       COMPANY
                                                 ----------   ----------   -----------      ----------
Assets:
  Cash and cash equivalents....................   $ 14,157     $  8,246                     $   22,403
  Temporary investments........................     36,392                                      36,392
  Accounts receivable and interest.............     16,445          331                         16,776
  Mortgage loans held for sale.................    402,738       62,598                        465,336
  Advances and wet fundings....................                  10,752                         10,752
  Investments:
     Loans.....................................    175,784                                     175,784
     Partnerships and joint ventures...........     31,102                                      31,102
     Asset-backed and other securities.........     89,891       29,531                        119,422
     Real estate...............................     16,961        1,123                         18,084
  Deferred income taxes........................     12,529        4,576     $ (4,576)(C)        12,529
  Premises and equipment, net..................      6,233        5,716                         11,949
  Intangible assets............................     46,417                    44,348(D)         90,765
  Other assets.................................     19,049        2,827                         21,876
                                                  --------     --------     --------        ----------
          Total Assets.........................   $867,698     $125,700     $ 39,772        $1,033,170
                                                  ========     ========     ========        ==========
Liabilities:
  Accounts payable.............................   $  6,805     $  3,776     $  4,000(E)     $   14,581
  Accrued employee compensation and benefits...      9,978                                       9,978
  Notes payable................................    116,921                    65,000(F)        121,031
                                                                             (60,890)(G)
  Warehouse loans payable......................    381,560       92,696                        474,256
  Senior Notes, Series 1997-A due 2004.........     57,500                                      57,500
  10% Senior Subordinated Notes due 2003.......     57,500                                      57,500
  8% Convertible Subordinated Debentures due
     2005......................................     45,000                                      45,000
  Income taxes payable and deferred tax
     liability.................................      2,744        3,248       (3,248)(C)         2,744
  Other liabilities............................      4,597                                       4,597
                                                  --------     --------     --------        ----------
          Total liabilities....................    682,605       99,720        4,862           787,187
                                                  --------     --------     --------        ----------
Shareholder's equity:
  Preferred stock
  Common stock.................................      1,359          138          150(G)          1,509
                                                                                (138)(C)
  Capital in excess of par.....................    110,121        2,000       60,740(G)        170,861
                                                                              (2,000)(C)
  Reductions for employee stock................     (1,409)                                     (1,409)
  Treasury stock...............................       (160)                                       (160)
  Net unrealized gains (losses)................     (1,207)                                     (1,207)
  Retained earnings............................     76,389       23,842      (23,842)(C)        76,389
                                                  --------     --------     --------        ----------
          Total shareholder's equity...........    185,093       25,980       34,910           245,983
                                                  --------     --------     --------        ----------
          Total liabilities and shareholders'
equity.........................................   $867,698     $125,700     $ 39,772        $1,033,170
                                                  ========     ========     ========        ==========

                     NOTES TO UNAUDITED PRO FORMA CONDENSED
                           CONSOLIDATED BALANCE SHEET
                             (DOLLARS IN THOUSANDS)

(A) Represents the historical unaudited condensed consolidated balance sheet of the Company as of September 30, 1996.

(B) Represents the historical unaudited condensed consolidated balance sheet of Quality as of September 30, 1996.

(C) Reflects the adjustment to record assets purchased and liabilities assumed at their estimated fair values.

(D) Represents the excess of purchase price over net assets acquired. For purposes of these unaudited pro forma condensed consolidated financial statements an estimated useful life of 15 years is utilized in calculating amortization expense.

(E) Represents the approximated costs of the acquisition including professional services and severance payments.

(F) Represents the indebtedness incurred to fund the acquisition of Quality by the Company.

(G) Reflects the issuance of an additional 2,992,148 shares of Common Stock sold by the Company at a net price of $20.35 per share in November and December 1996. The net proceeds were utilized to retire a portion of the additional indebtedness incurred to fund the Quality Acquisition.

         UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1995

                                                   (A)          (B)                           PRO
                                                HISTORICAL   HISTORICAL    PRO FORMA         FORMA
                                                 COMPANY      QUALITY     ADJUSTMENTS       COMPANY
                                                ----------   ----------   -----------      ----------
                                                    (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenues:
  Asset management and resolution fees........  $   41,295                                 $   41,295
  Loan origination fees, net..................                $12,642                          12,642
  Interest and other investment income........      40,105     34,721                          74,826
  Mortgage banking fees.......................      24,382                                     24,382
  Gain on sale of loans and investments,
     net......................................       1,382     40,677                          42,059
  Prepayment and late fees....................                 14,281      $(14,281)(C)
  Loss on sale of real estate held for sale...                 (6,269)                         (6,269)
  Other revenues..............................       3,322      1,989                           5,311
                                                ----------    -------      --------        ----------
          Total revenues......................     110,486     98,041       (14,281)          194,246
                                                ----------    -------      --------        ----------
Expenses:
  Personnel...................................      52,852     33,423        (3,151)(D)        83,124
  General and administrative..................      14,047     13,277                          27,324
  Interest....................................       6,921     23,114           298(E)         30,333
  Depreciation and amortization...............       4,334      1,436         2,721(F)          8,491
  Provision for loss on investments...........                  3,914                           3,914
  Profit participation........................       2,074                                      2,074
                                                ----------    -------      --------        ----------
          Total expenses......................      80,228     75,164          (132)          155,260
                                                ----------    -------      --------        ----------
Income from continuing operations before
  income tax expense..........................      30,258     22,877       (14,149)           38,986
Income tax expense............................      11,593      9,757        (6,406)           14,944
                                                ----------    -------      --------        ----------
Income from continuing operations.............      18,665     13,120        (7,743)           24,042
Gain from discontinued operations, net of
  taxes.......................................       2,425                                      2,425
                                                ----------    -------      --------        ----------
Net income....................................  $   21,090    $13,120      $ (7,743)       $   26,467
                                                ==========    =======      ========        ==========
Earnings per share from continuing operations:
  Primary.....................................  $     0.76                                 $     0.87(I)
  Fully-diluted...............................        0.75                                       0.86(I)
Earnings per share:
  Primary.....................................  $     0.86                                 $     0.96(I)
  Fully-diluted...............................        0.85                                       0.94(I)
Weighted average number of common shares
  outstanding and common share equivalents....  24,654,321                                 27,646,469

         UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996

                                                (A)           (B)
                                            HISTORICAL     HISTORICAL     PRO FORMA      PRO FORMA
                                              COMPANY       QUALITY      ADJUSTMENTS      COMPANY
                                            -----------    ----------    -----------    -----------
                                                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenues:
  Asset management and resolution fees....  $    27,214                                 $    27,214
  Interest and other investment income....       65,728     $17,154                          82,882
  Mortgage banking fees...................       25,032                                      25,032
  Gain on sale of loans and investments,
     net..................................        8,966      23,640                          32,606
  Prepayment and late fees................                   15,597       $(15,597)(C)
  Loss on sale of real estate.............                   (1,144)                         (1,144)
  Other revenues..........................        2,255       1,451                           3,706
                                            -----------     -------       --------      -----------
          Total revenues..................      129,195      56,698        (15,597)         170,296
                                            -----------     -------       --------      -----------
Expenses:
  Personnel...............................       52,662      21,372         (1,439)(D)       72,595
  General and administrative..............       15,489      14,754                          30,243
  Interest................................       21,478      10,354            224(E)        32,056
  Depreciation and amortization...........        5,899       1,497          1,722(F)         9,118
  Provision for losses on investments.....                    7,513                           7,513(H)
                                            -----------     -------       --------      -----------
          Total expenses..................       95,528      55,490            507          151,525
                                            -----------     -------       --------      -----------
Net income before income tax expense......       33,667       1,208        (16,104)          18,771
Income tax expense........................       12,968         615         (5,574)(G)        8,009
                                            -----------     -------       --------      -----------
Net income................................  $    20,699     $   593       $(10,530)     $    10,762
                                            ===========     =======       ========      ===========
Earnings per share:
  Primary.................................  $      0.75                                 $      0.35(I)
  Fully-diluted (assuming conversion of
     3,600,000 shares)....................         0.71                                        0.36(I)
Weighted average number of common shares
  outstanding and common share
  equivalents.............................   27,647,629                                  30,639,777

                     NOTES TO UNAUDITED PRO FORMA CONDENSED

                       CONSOLIDATED STATEMENTS OF INCOME
                             (DOLLARS IN THOUSANDS)

(A) Represents the historical condensed consolidated statement of income of the Company for the period indicated.

(B) Represents the historical condensed statement of income of Quality for its fiscal year ended September 30, 1995 and the nine months ended September 30, 1996, respectively.

(C) Reflects the removal of revenues related to accumulated rights to receive prepayment fees and late fees which were not acquired. The Company did not acquire the rights to receive late fees in loans originated through the acquisition date. However, the Company will receive prepayment fees and late fees on new loans originated.

(D) Represents the removal of contract services fees paid to the selling shareholder as this agreement was terminated as a condition to the purchase.

(E) Represents interest expense on the additional indebtedness, net of the proceeds of the Common Stock Offering incurred to fund the acquisition.

(F) Represents an adjustment to depreciation expense resulting from changes to property and equipment valuations and an adjustment to record amortization expense of $2,957 and $2,217 for the year ended December 31, 1995 and for the nine months ended September 30, 1996, respectively, as a result of recording the acquired intangible assets of $44,348 and utilizing an amortization period of 15 years.

(G) Reflects an adjustment to income tax expense to reflect the Company's effective tax rate for the period.

(H) For the nine months ended September 30, 1996, Quality recorded a charge to operations, totaling $7,513, to recognize an impairment loss on certain of its investments. As the assets associated with this adjustment were acquired, no adjustment has been made to remove the effects of the recording of this impairment loss.

(I) Reflects the issuance of an additional 2,992,148 shares of Common Stock sold by the Company at a net price of $20.35 per share in November and December 1996. The net proceeds were utilized to retire a portion of the additional indebtedness incurred to fund the Quality Acquisition.

                                  $250,000,000

                                [AMRESCO LOGO]

                COMMON STOCK, PREFERRED STOCK, DEBT SECURITIES,
                         SECURITIES WARRANTS AND UNITS
                            ------------------------
AMRESCO, INC. (the "Company") may offer from time to time, together or separately, (i) shares of its common stock, par value $0.05 per share (the "Common Stock"), (ii) shares of its preferred stock, par value $1.00 per share (the "Preferred Stock"), (iii) its unsecured debt securities, which may be either senior (the "Senior Debt Securities") or subordinated (the "Subordinated Debt Securities" and, together with the Senior Debt Securities, the "Debt Securities") and (iv) warrants (collectively, the "Securities Warrants") to purchase Debt Securities (the "Debt Securities Warrants"), Preferred Stock (the "Preferred Stock Warrants") or Common Stock (the "Common Stock Warrants"), in amounts, at prices and on terms to be determined at the time of the offering thereof. The Common Stock, Preferred Stock, Debt Securities and Securities Warrants (collectively, the "Securities") may be offered independently or together in any combination ("Units") for sale directly to purchasers or through dealers, underwriters or agents to be designated. The Subordinated Debt Securities and Preferred Stock may be convertible or exchangeable into other series of Debt Securities, Preferred Stock or Common Stock. The Securities offered pursuant to this Prospectus may be issued in one or more series or issuances the aggregate offering price of which will not exceed $250.0 million (or the equivalent thereof if the Debt Securities are denominated in one or more foreign currencies of foreign currency units).

The specific terms of the Securities in respect of which this Prospectus is being delivered (the "Offered Securities") will be set forth in an accompanying supplement to this Prospectus (each, a "Prospectus Supplement"), including, where applicable, (i) in the case of Common Stock, the aggregate number of shares offered and by whom offered, (ii) in the case of the Preferred Stock, the specific designation, the aggregate number of shares offered, the dividend rate (or method of calculation thereof), the dividend period and dividend payment dates, whether such dividends will be cumulative or noncumulative, the liquidation preference, voting rights, if any, any terms for optional or mandatory redemption, any terms for conversion or exchange into other series of Debt Securities or Common Stock and any other special terms, (iii) in the case of Debt Securities, the specific designation, aggregate principal amount, ranking as Senior Debt Securities or Subordinated Debt Securities, authorized denominations, maturity, any premium, rate or method of calculation of interest, if any, and dates for payment thereof, any terms for optional or mandatory redemption, any sinking fund provisions, any terms for conversion or exchange into other series of Debt Securities, Preferred Stock or Common Stock and any other special terms, (iv) the terms of any Securities Warrants offered, including where applicable, the exercise price, detachability, duration and other specific terms not described in this Prospectus and (v) the initial public offering price and the net proceeds to the Company from and other specific terms relating to the Offered Securities.

The Senior Debt Securities will rank pari passu in right of payment with all unsubordinated indebtedness of the Company, but, except to the extent such Senior Debt Securities are secured by collateral, will be effectively subordinated to the rights of holders of secured unsubordinated indebtedness of the Company to the extent of the value of the collateral securing such indebtedness. The Senior Debt Securities will rank senior to all unsecured subordinated indebtedness of the Company. The Subordinated Debt Securities will be subordinate in right of payment to all existing and future Senior Debt (as defined herein) of the Company, including any Senior Debt Securities.

This Prospectus may not be used to consummate sales of Securities unless accompanied by a Prospectus Supplement.

FOR A DISCUSSION OF CERTAIN FACTORS WHICH SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE SECURITIES OFFERED HEREBY, SEE "RISK FACTORS" BEGINNING ON PAGE 7 HEREIN AND "RISK FACTORS" IN THE PROSPECTUS SUPPLEMENT ACCOMPANYING THIS PROSPECTUS.
                            ------------------------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

The Company may sell the Securities (i) through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate, with such underwriters to be designated at the time of sale, (ii) through agents designated from time to time or (iii) directly. The names of any underwriters or agents of the Company involved in the sale of the Securities, the public offering price or purchase price thereof, any applicable commissions or discounts, any other terms of the offering of such Securities and the net proceeds to the Company from such sale will be set forth in the applicable Prospectus Supplement. See "Plan of Distribution" for possible indemnification arrangements for agents, dealers and underwriters.

                            ------------------------

                The date of this Prospectus is February 20, 1997

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). In accordance with the Exchange Act, the Company files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). The reports, proxy statements and other information can be inspected and copied at the public reference facilities that the Commission maintains at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices located at 7 World Trade Center, 13th Floor, New York, New York 10048, and Suite 1400, 500 West Madison Street, Chicago, Illinois 60661. Copies of these materials can be obtained at prescribed rates from the Public Reference Section of the Commission at the principal offices of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. Such documents may also be obtained at the Web site maintained by the Commission (http://www.sec.gov). The Company's Common Stock is quoted on the Nasdaq National Market and such reports, proxy statements and other information may be inspected at the National Association of Securities Dealers, Inc., 1735 K. Street N.W., Washington, D.C. 20006. The Company's 8.75% Senior Notes, Series 1996-A due 1999 and its 10% Senior Subordinated Notes due 2003 are listed on the New York Stock Exchange. Reports and other information concerning the Company can be inspected at the offices of such Exchange, 20 Broad Street, New York, New York 10005.

     The Company has filed with the Commission a registration statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Securities. This Prospectus, which constitutes a part of the Registration Statement, does not contain all the information set forth in the Registration Statement, certain items of which are contained in schedules and exhibits to the Registration Statement as permitted by the rules and regulations of the Commission. Statements made in the Prospectus concerning the contents of any documents referred to herein are not necessarily complete. With respect to each such document filed with the Commission as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description, and each such statement shall be deemed qualified in its entirety by such reference.

     Unless otherwise indicated, currency amounts in this Prospectus are stated in United States dollars ("$" or "dollars").

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents, which have been filed by the Company with the Commission pursuant to the Exchange Act, are hereby incorporated by reference in this Prospectus: (i) Annual Report on Form 10-K for the year ended December 31, 1995, (ii) Current Report on Form 8-K dated February 2, 1996, (iii) Quarterly Report on Form 10-Q for the quarter ended March 31, 1996, (iv) Quarterly Report on Form 10-Q for the quarter ended June 30, 1996, (v) Current Report on Form 8-K dated July 19, 1996, (vi) Quarterly Report on Form 10-Q for the quarter ended September 30, 1996, (vii) Current Report on Form 8-K dated November 6, 1996, as amended by Form 8-K/A No. 1 dated October 25, 1996, (viii) Current Report on Form 8-K dated November 19, 1996 and (ix) Current Report on Form 8-K dated February 20, 1997.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus shall be deemed to be incorporated by reference herein. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed superseded or modified for purposes of this Prospectus to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated by reference herein) modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, on the written or oral request of any such person, a copy of any and all of the documents incorporated by reference herein (other than exhibits to such documents which are not specifically incorporated by reference in such documents). Written requests for such copies should be directed to the Company, 700 North Pearl Street, Suite 2400, LB 342, Dallas, Texas 75201-7424, Attention: L. Keith Blackwell, Vice President, General Counsel and Secretary. Telephone requests may be directed to
L. Keith Blackwell, Vice President, General Counsel and Secretary of the Company, at (214) 953-7700.

                                  THE COMPANY

     Certain terms used in this Prospectus are defined in the "Glossary" included herein. Certain terms used in connection with the Debt Securities are defined under the caption "Description of Securities -- Debt
Securities -- Certain Definitions."

     The Company is a leading specialty financial services company engaged in residential mortgage banking, commercial mortgage banking, asset management, institutional real estate investment advisory services and commercial finance. The residential mortgage banking business involves originating, acquiring, warehousing and securitizing B&C loans. The commercial mortgage banking business involves the origination, underwriting, placement, sale, securitization and servicing of commercial real estate mortgages. The asset management business involves acquiring at a discount to Face Value and managing and resolving Asset Portfolios to maximize cash recoveries. The Company manages and resolves Asset Portfolios acquired by the Company alone, acquired by the Company with co-investors and owned by third parties. The Company's institutional real estate investment advisory subsidiary provides real estate investment advice to various institutional investors (primarily pension funds). The commercial finance business involves providing high yield debt financing for businesses and projects which are unable to access traditional lending sources and providing construction loans for builders of single family residences.

BUSINESS STRATEGY

     The Company's original business of managing and resolving Asset Portfolios for third parties developed as a result of the takeover of failed thrifts and banks by the federal government's deposit insurance agencies in the late 1980s. In 1994, the Company implemented a growth strategy to expand its business lines and to leverage upon business opportunities in those specialty finance markets that capitalize on the Company's competitive strengths and reputation. The key elements of the Company's business strategy now include:

     - growing its participation in the origination, acquisition and securitization of B&C loans;

     - expanding its presence in the commercial mortgage banking market through greater market penetration and by increasing its participation in the market for securitization of commercial mortgages;

     - investing for its own account in Asset Portfolios and continuing to provide high quality management and resolution services to co-investors and other third-party owners of Asset Portfolios;

     - expanding its institutional real estate investment advisory business to complement the Company's existing business lines; and

     - developing and acquiring additional businesses which complement the Company's existing core capabilities in specialty financial services.

     The Company will continue to identify, develop and market specialized financial products that combine and leverage upon the various complementary skills existing within the Company's business groups as well as expand its crossmarketing of products and services among its business lines.

RESIDENTIAL MORTGAGE BANKING

     General. The Company originates, acquires, warehouses and securitizes B&C loans. Borrowers under such loans may not satisfy the more rigid underwriting standards of the traditional residential mortgage lending market for a number of reasons, such as blemished credit histories (from past loan delinquencies or bankruptcy), inability to provide income verification data or lack of established credit history. The Company believes that this market is large and is underserved by traditional lenders. Therefore, there is less competition in this market and interest rates are higher than on mortgage loans for more creditworthy borrowers. The Company believes that the higher interest rates offered by the B&C loan market are attractive even after taking into account the potentially greater credit risk associated with such borrowers.

     Loan Sources. The Company both originates loans and acquires loan portfolios from third-party originators. The Company originates B&C loans through a nationwide network of approximately 50 offices in

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

31 states. These offices enable the Company to maintain local relationships with over 4,500 Company-approved mortgage brokers. The Company also acquires portfolios of and individual B&C loans from third-party loan originators. The loans originated and purchased by the Company are then warehoused by the Company for securitization.

     Securitization. Loan originations and acquisitions are funded through warehouse credit facilities arranged by the Company until the Company accumulates loans of an aggregate principal amount sufficient to permit efficient securitization of the loan pool (generally, in excess of $250.0 million). The loans are then conveyed to a special purpose trust that sells into the secondary market various tranches of rated collateralized mortgage-backed securities representing undivided interests in the revenue streams generated by the loans. Subordinated Certificates issued by the trust are purchased by the Company. The Company either retains these Subordinated Certificates or pools and sells them in private sales. The Company also acquires Subordinated Certificates from B&C, jumbo and non-standard residential mortgage securitizations organized by third parties. The Company does not currently service any residential loans it originates or acquires. The mortgage-backed securities publicly sold to date by the Company have been rated "AAA" by Standard & Poor's and "Aaa" by Moody's Investors Service, Inc. To achieve these ratings the Company has used a combination of over-collateralization techniques and financial guaranty insurance.

COMMERCIAL MORTGAGE BANKING

     General. The Company performs a wide range of commercial mortgage banking services, including originating, underwriting, placing, selling and servicing commercial real estate loans through Holliday Fenoglio, ACC and AMRESCO Services.

     Commercial Mortgage Banking Business. Holliday Fenoglio primarily serves commercial real estate developers and owners by originating commercial real estate loans and acting as a broker on commercial real estate sales through its own commission-based mortgage bankers in its offices located in Atlanta, Boca Raton, Buffalo, Dallas, Houston, New York City, Orange County (California), Orlando, Portland (Oregon) and San Diego. The loans originated by Holliday Fenoglio generally are funded by institutional lenders, principally insurance companies, and by Conduit Purchasers. The Company believes that Holliday Fenoglio's relationship and credibility with its institutional lender network provide the Company with a competitive advantage in the commercial mortgage banking industry.

     ACC is a mortgage banker that originates and underwrites commercial real estate loans that are funded primarily by Conduit Purchasers and Fannie Mae. Unlike Holliday Fenoglio, ACC makes certain representations and warranties concerning the loans it originates. These representations cover title to the property, lien priority, environmental reviews and certain other matters. ACC targets mortgage loans for commercial real estate properties suitable for sale to Conduit Purchasers that accumulate loans for securitization programs. ACC serves its market directly through ACC's offices located in Dallas, Miami, Washington, D.C. and Winston-Salem, as well as through a network of approximately 40 independent mortgage brokers located throughout the United States. ACC has established a financing and advisory relationship with a major Wall Street investment bank whereby ACC originates commercial mortgages, which are funded and securitized by a partnership through which ACC shares in the accumulation and securitization profits and risks. ACC is approved by Fannie Mae to participate in its DUS program, which ACC believes makes it a more competitive loan originator and underwriter of multifamily mortgages. ACC is also an approved lender in the Freddie Mac multifamily sales/servicer program in the states of Florida, North Carolina and South Carolina.

     Commercial Loan Servicing Business. The Company serves as a Primary Servicer for whole loans and as a Master/Full Servicer for securitized pools of commercial mortgages through AMRESCO Services. The dominant users of commercial loan servicers are commercial mortgage-backed bond trusts and similar securitized commercial asset-backed loan portfolios made up of numerous passive investors. The revenue stream from servicing contracts on commercial mortgages is relatively predictable as prepayment penalties in commercial mortgages discourage early loan payoffs, a risk that is more significant to servicers of residential mortgage portfolios.

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

ASSET MANAGEMENT

     General. The Company manages and resolves Asset Portfolios acquired at a discount to Face Value by the Company alone and by the Company with co-investors. The Company also manages and resolves Asset Portfolios owned by third parties. Asset Portfolios generally include secured loans of varying qualities and collateral types. The majority of the loans in the Asset Portfolios in which the Company invests are in payment default at the time of acquisition. Asset Portfolios purchased by the Company are currently comprised primarily of collateralized business loans, the resolution of which may be based either on cash flow of a business or on real estate and other collateral securing the loan. While the majority of the Asset Portfolios managed or owned by the Company are located in the United States, the Company has opened offices in Toronto and London through which it pursues Asset Portfolio acquisition opportunities and manages its investments in Canada and Western Europe. The Company may open other offices and seek strategic alliances in other international markets.

     Asset Portfolio Investment. The Company invests in Asset Portfolios by purchasing them alone or with co-investors. The Face Values of Asset Portfolios acquired solely by the Company have ranged between approximately $0.5 million and approximately $96.8 million, whereas Asset Portfolios owned by it with co-investors have ranged up to approximately $426.8 million, with investments by the Company ranging from approximately $0.1 million to $17.6 million. The Company generally funds its share of any investment with a combination of borrowings under its existing credit lines and internal cash flow.

     Third Party Asset Management and Resolution Services. The Company acts as a Special Servicer to third parties pursuant to contracts with owners of Asset Portfolios (including partnerships, joint ventures and other groups in which the Company is a co-investor). Management of Asset Portfolios includes developing loan resolution strategies and resolving loans, overseeing and managing collateral condition and performance, and providing routine accounting services. Servicing contracts provide incentives for the Company to resolve Asset Portfolios in order to maximize returns to third party owners.

INSTITUTIONAL REAL ESTATE INVESTMENT ADVISORY

     The Company provides real estate investment advice to various institutional investors (primarily pension funds) seeking to invest a portion of their funds in real estate and related investments. Although the Company is paid acquisition and disposition fees by some of its clients, its principal form of revenue from this activity is asset management fees, which are based on the cash flow of the investments under management or are negotiated at the time of the client's investment in a property.

     The Company is marketing to institutional investors the opportunity to invest in Subordinated Certificates issued in commercial and residential mortgage securitizations through investment funds being organized by the Company. The Company believes that because of its experience in evaluating and underwriting higher risk loans, it can take advantage of investment opportunities that are presented by such Subordinated Certificates. The Company expects that a majority of its investments in Subordinated Certificates in the future will be through these funds. As a policy, the Company will not sell to these funds Subordinated Certificates created in securitizations organized by the Company.

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

COMMERCIAL FINANCE

     The Company's commercial finance business was formally commenced in 1996 and has not contributed materially to the Company's revenues or net income to date. However, the Company intends to expand its commercial finance business through acquisitions of targeted niche finance companies and internal start-ups. The Company's commercial finance business currently involves: (i) providing high yield debt financing for businesses and projects which are unable to access traditional lending sources and (ii) providing construction financing for builders of single family residences.
                             ---------------------

     The Company is a Delaware corporation. The Company's principal executive offices are located at 700 North Pearl Street, Suite 2400, Dallas, Texas 75201-7424 and its telephone number at that address is (214) 953-7700.

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

                                  RISK FACTORS

     Investors should carefully consider the following matters and the matters set forth under "Risk Factors" in the Prospectus Supplement accompanying this Prospectus in connection with an investment in the Securities, in addition to the other information contained or incorporated by reference in this Prospectus or in the accompanying Prospectus Supplement. Information contained or incorporated by reference in this Prospectus or in the accompanying Prospectus Supplement may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, which can be identified by the use of forward-looking terminology such as "may," "will," "expect," "anticipate," "estimate" or "continue" or the negative thereof or other variations thereon or comparable terminology. The following matters and certain other factors noted throughout this Prospectus and any Prospectus Supplement accompanying this Prospectus, as well as any exhibits to this Prospectus and such Prospectus Supplement, constitute cautionary statements identifying important factors with respect to any such forward-looking statements, including certain risks and uncertainties that could cause actual results to differ materially from those reflected in such forward-looking statements.

CHANGE IN BUSINESS MIX AND MANAGEMENT OF GROWTH

     In early 1994, the Company made the strategic decision to diversify its business lines. The Company has entered the residential mortgage banking, commercial mortgage banking, institutional real estate investment advisory and commercial finance businesses through a combination of acquisitions and the internal startup of new business lines, as well as increased its investments in Asset Portfolios. These businesses contributed a substantial portion of the Company's revenue and operating income in 1995, and the Company expects they will continue to contribute a substantial portion of its revenue and operating income for the foreseeable future. The rapid entry of the Company into these business lines has resulted in increased demands on the Company's personnel and systems. As part of its business strategy, the Company intends to acquire additional businesses which complement the Company's core capabilities in specialty financial services. The Company must successfully continue its assimilation of multiple acquired businesses with differing markets, customer bases, financial products, systems and managements. The Company's ability to support, manage and control continued growth is dependent upon, among other things, its ability to hire, train, supervise and manage its workforce and to continue to develop the skills necessary for the Company to compete successfully in its new business lines. There can be no assurance that the Company will successfully meet all of these challenges.

     On October 25, 1996, the Company consummated the Quality Purchase Agreement pursuant to which the Company acquired substantially all the operating assets of Quality and thereby entered the B&C loan origination business. In addition to the risks associated with diversifying into new business lines described above, the Quality Acquisition presents several other specific risks. Quality has experienced declining loan volumes, a high rate of employee turnover, including high level management, and increased competition. The Company must stabilize Quality's work force, strengthen Quality's senior and middle management, upgrade Quality's information and data processing systems and successfully integrate a nationwide B&C loan origination business with its existing business lines. There can be no assurance that the Company will be successful in all of these efforts.

NEED FOR ADDITIONAL FINANCING

     General. The Company's ability to execute its business strategy depends to a significant degree on its ability to obtain additional indebtedness and equity capital. Other than as described in this Prospectus, the Company has no commitments for additional borrowings or sales of equity capital and there can be no assurance that the Company will be successful in consummating any such future financing transactions on terms satisfactory to the Company, if at all. Factors which could affect the Company's access to the capital markets, or the costs of such capital, include changes in interest rates, general economic conditions and the perception in the capital markets of the Company's business, results of operations, leverage, financial condition and business prospects. Each of these factors is to a large extent subject to economic, financial, competitive and other factors beyond the Company's control. In addition, covenants under the Company's current and future debt securities and credit facilities may significantly restrict the Company's ability to incur additional indebtedness and to issue Preferred Stock. The Company's ability to repay its outstanding indebtedness at maturity may depend on its ability to refinance such indebtedness, which could be adversely affected if the Company does not have access to the capital markets for the sale of additional debt or equity securities through public offerings or private placements on terms reasonably satisfactory to the Company.

     Dependence on Warehouse Financing. The Company's commercial and residential mortgage securitization businesses depend upon warehouse facilities with financial institutions or institutional lenders to finance the Company's purchase of loans on a short-term basis pending sale or securitization. Implementation of the Company's growth strategy requires continued availability of warehouse facilities and may require increases in the capacity of warehouse facilities. There can be no assurance that such financing will be available on terms reasonably satisfactory to the Company. The inability of the Company to arrange additional warehouse facilities or to extend or replace existing facilities when they expire would have a material adverse effect on the Company's business, financial condition and results of operations and on the Company's outstanding securities.

RISKS OF SECURITIZATION

     Significance of Securitization. The Company currently believes that it will become increasingly dependent upon its ability to securitize mortgage loans by pooling and subsequently selling them in the secondary market in order to generate revenues, earnings and cash flows. Accordingly, adverse changes in the secondary mortgage market could impair the Company's ability to originate, purchase and sell mortgage loans on a favorable or timely basis. Any such impairment could have a material adverse effect upon the Company's business and results of operations. The Company endeavors to effect public securitizations of its loans on at least a quarterly basis. However, market and other considerations, including the conformity of loans to insurance company and rating agency requirements, could affect the timing of such transactions. Any delay in the sale of loans beyond a quarter end would delay any expected gain on sale beyond the given quarter and adversely affect the Company's reported earnings for such quarter.

     Impact of Gains on Sale. The Company entered the residential mortgage banking business in 1995, and since that time an increasing portion of its revenues have been attributable to non-cash gains on sale. If the Company continues to increase its reliance on securitizations, non-cash gains on sale may continue to increase as a percentage of total revenues.

     Importance of Credit Enhancement. In order to optimize access to the secondary market for residential mortgage-backed securities, the Company may rely on monoline insurance companies to provide, in exchange for premiums, a guarantee on outstanding senior interests in the related securitization trusts to enable it to obtain a "AAA/Aaa" rating for such interests. Any unwillingness of monoline insurance companies to guarantee the senior interests in the Company's loan pools could have a material adverse effect on the Company's financial position, expected gain on sale and results of operations.

     Retained Risks of Securitized Loans. The Company makes various representations with respect to the loans that it pools and securitizes. The Company's representations rely in part on similar representations made by the originators of such loans when they were purchased by the Company. Accordingly, the Company has a claim against the originator in the event of a breach of any of these representations made by the originators. However, the Company's ability to recover on any such claim is dependent on the financial condition of the originator. There can be no assurance that the Company will not experience a material loss in respect of any of these contingencies.

     Investment in Subordinated Certificates. The Company derives a significant portion of its reported income from its investment in Subordinated Certificates created in securitizations completed by the Company. The earnings on such Subordinated Certificates represent the excess of the interest and principal paid by a borrower on a loan over the interest and principal passed through to the investor acquiring an interest in such loan, less the normal servicing and other fees and credit losses realized. When such loans are pooled, the Company recognizes as a gain the estimated fair value of the Subordinated Certificates, net of the Company's upfront costs of purchasing and securitizing the underlying loans. The estimated fair value of the Subordinated Certificates is computed using prepayment, default and interest rate assumptions that the Company believes market participants would use for similar instruments at the time of sale. Accordingly, no assurance can be given that these securities could in fact be sold or recovered at their stated values on the balance sheet, if at all.

     Contingent Risks. Although the Company sells substantially all the mortgage loans which it originates or purchases, the Company retains some degree of credit risk on substantially all loans sold. During the period of time that loans are held pending sale, the Company is subject to the various business risks associated with the lending business including the risk of borrower default, the risk of foreclosure and the risk that a rapid increase in interest rates would result in a decline in the value of loans to potential purchasers. The documents governing the Company's securitization program require the Company to establish deposit accounts or build over-collateralization levels through retention of distributions otherwise payable to the holders of the Subordinated Certificates. Such amounts serve as credit enhancement for the related trust and are therefore available to fund losses realized on loans held by such trust. In addition, documents governing the Company's securitization program require the Company to commit to repurchase or replace loans which do not conform to the representations and warranties made by the Company at the time of sale.

RISKS RELATED TO B&C LOANS

     The B&C loan market is comprised of credit-impaired borrowers who generally have significant equity in their homes and whose borrowing needs are not currently met by traditional financial institutions. Loans made to such borrowers may entail a higher risk of delinquency and higher losses than loans made to more creditworthy borrowers. While the Company believes that the underwriting criteria and collection methods it employs enable it to reduce the higher risks inherent in loans made to credit-impaired borrowers, no assurance can be given that such criteria or methods will afford adequate protection against higher delinquencies, foreclosures or losses than anticipated and, as a result, the Company's financial condition or results of operation could be adversely affected.

CYCLICALITY OF AND COMPETITION IN THE ASSET MANAGEMENT BUSINESS

     The asset management business is affected by long-term cycles in the general economy. In addition, the volume of domestic Asset Portfolios available for purchase by investors or management by third party servicers such as the Company has generally declined since 1993. The Company cannot predict what will be a normal annual volume of Asset Portfolios to be sold or outsourced for management and resolution. Moreover, future Asset Portfolio purchases will depend on the availability of Asset Portfolios offered for sale, the availability of capital and the Company's ability to submit successful bids to purchase Asset Portfolios. The acquisition of Asset Portfolios has become highly competitive in the United States. This may require the Company to acquire Asset Portfolios at higher prices thereby lowering profit margins on the resolutions of such Asset Portfolios. Under certain circumstances the Company may choose not to bid for Asset Portfolios which it believes cannot be acquired at attractive prices. As a result of all the above factors, Asset Portfolio purchases may vary significantly from quarter to quarter.

GENERAL ECONOMIC CONDITIONS

     Periods of economic slowdown or recession, rising interest rates or declining demand for real estate may adversely affect certain segments of the Company's business. Although such economic conditions may increase the number of nonperforming loans available for sale to or for management by the Company, such conditions could adversely affect the resolution of Asset Portfolios held by the Company for its own account or managed for others, lead to a decline in prices or demand for collateral underlying Asset Portfolios or, in the case of Asset Portfolios held for the Company's own account, increase the cost of capital invested by the Company and the length of time that capital is invested in a particular Asset Portfolio, thereby negatively impacting the rate of return realized from such Asset Portfolio. Economic downturns and rising interest rates also may reduce the number of loan originations by the Company's commercial mortgage banking business and negatively impact its commercial and residential mortgage securitization activity.

     In addition, periods of economic slowdown or recession, whether general, regional or industry-related, may increase the risk of default on residential mortgage loans and may have an adverse effect on the

Company's business, financial condition and results of operations. Such periods also may be accompanied by decreased consumer demand for residential mortgages, resulting in declining values of homes securing outstanding loans, thereby weakening collateral coverage and increasing the possibility of losses in the event of default. Significant increases in homes for sale during recessionary economic periods may depress the prices at which foreclosed homes may be sold or delay the timing of such sales. There can be no assurance that the housing markets will be adequate for the sale of foreclosed homes and any material deterioration of such markets could reduce recoveries from the sale of repossession inventory.

CERTAIN COMMERCIAL LOAN ORIGINATION AND SERVICING RISKS

     When borrowers are delinquent in making monthly payments on commercial mortgage loans serviced by the Company, the Company is required to advance interest payments with respect to such delinquent loans to the extent that the Company deems such advances ultimately recoverable. These advances require funding from the Company's capital resources but have priority of repayment from collections or recoveries on the loans in the related pool in the succeeding month. In the ordinary course of its business, the Company is subject to claims made against it by borrowers and private investors arising from, among other things, losses that are claimed to have been incurred as a result of alleged breaches of fiduciary obligations, misrepresentations, errors and omissions of employees and officers of the Company (including its appraisers), incomplete documentation and failures by the Company to comply with various laws and regulations applicable to its business. The Company believes that liability with respect to any currently asserted claims or legal actions is not likely to be material to the Company's consolidated financial position or results of operations; however, any claims asserted in the future may result in legal expenses or liabilities which could have a material adverse effect on the Company's financial position and results of operations.

     As a participant in the Fannie Mae DUS program, the Company must accept a first loss risk on loans originated by the Company. In addition, the Company must also make certain representations and warranties concerning loans originated by the Company and sold to Conduit Purchasers or Fannie Mae. These representations cover such matters as title to the property, lien priority, environmental reviews and certain other matters.

ASSET PERFORMANCE ASSUMPTIONS

     The Company's business, financial condition, results of operations and liquidity depend, to a material extent, on the performance of loans owned directly or backing securities purchased and sold by the Company. The carrying value of the Company's Asset Portfolios and certain other assets has been determined in part using estimates of future cash flows based on assumptions concerning future default and prepayment rates that are consistent with the Company's historical experience and market conditions and present value discount rates that the Company believes would be requested by an unrelated purchaser of an identical stream of estimated cash flows. Management believes that the Company's estimates of cash flows were reasonable at the time such estimates were made. However, the actual rates of default and/or prepayment on such assets may exceed those estimated and consequently may adversely affect anticipated future cash flows, results of operations and reported earnings. The Company periodically reviews its loss and prepayment assumptions in relation to current performance of the loans and market conditions and, if necessary, provides for the impairment of the respective asset. The Company's business, financial condition and results of operations could be materially adversely affected by such adjustments in the future. No assurance can be given that loan losses and prepayments will not exceed the Company's estimates or that such assets could be sold at their stated value on the balance sheet, if at all.

INTEREST RATES

     Since certain of the Company's borrowings, including borrowings under the Revolving Loan Agreement, are at variable rates of interest, the Company may be impacted by increases in interest rates. In addition, the value of its interest-earning assets and liabilities may be directly affected by the level of and fluctuations in interest rates. The Company monitors the interest rate environment and employs prefunding or other hedging strategies designed to mitigate the impact of changes in interest rates. However, there can be no assurance that the profitability of the Company would not be adversely affected during any period of changes in interest rates. A significant decline in interest rates could result in increased prepayment of outstanding loans.

     A substantial and sustained increase in interest rates could adversely affect the ability of the Company to originate loans and could reduce the gains recognized by the Company upon their securitization and sale. A significant decline in interest rates could decrease the size of the Company's residential Subordinated Certificates by increasing the level of loan prepayments. Fluctuating interest rates also may affect the net interest income earned by the Company resulting from the difference between the yield to the Company on mortgage loans held pending sale and the interest paid by the Company for funds borrowed under the Company's warehouse credit facilities or otherwise. In addition, inverse or flattened interest yield curves could have an adverse impact on the earnings of the Company because the loans pooled and sold by the Company have long-term rates while the senior interests in the related trusts are priced on the basis of intermediate rates.

GOVERNMENT REGULATION

     The operations of the Company are subject to regulation by federal, state and local government authorities, as well as to various laws and judicial and administrative decisions, that impose requirements and restrictions affecting, among other things, the Company's loan originations, credit activities, maximum interest rates, finance and other charges, disclosures to customers, the terms of secured transactions, collection, repossession and claims handling procedures, multiple qualification and licensing requirements for doing business in various jurisdictions, and other trade practices. Although the Company believes that it is in compliance in all material respects with applicable local, state and federal laws, rules and regulations, there can be no assurance that more restrictive laws, rules or regulations will not be adopted in the future that could make compliance more difficult or expensive, restrict the Company's ability to originate, purchase or sell loans, further limit or restrict the amount of interest and other charges earned on loans originated or purchased by the Company, further limit or restrict the terms of loan agreements, or otherwise adversely affect the business or prospects of the Company. There are also, among other risks, uncertainties concerning the business practice of paying back points to residential mortgage brokers.

RISKS OF HEDGING TRANSACTIONS

     The Company has in the past and may in the future enter into interest rate or foreign currency financial instruments used for hedging purposes. While intended to reduce the effects of volatility in interest rate or foreign currency price movements, such transactions could cause the Company to recognize losses depending on the terms of the instrument and the interest rate or foreign currency price movement. See Note 14 of Notes to the Company's Consolidated Financial Statements included herein.

FOREIGN OPERATIONS

     The Company's asset management business has entered into, and intends to continue to enter into, contracts to purchase and to manage and resolve Asset Portfolios located in Canada and Western Europe and may in the future expand into other foreign countries. Foreign operations are subject to various special risks, including currency translation risks and currency exchange rate fluctuations (which the Company intends to mitigate with currency hedging arrangements as available and economical) and exchange controls. Changes in foreign exchange rates may have an adverse effect on the Company's financial condition and results of operations. In addition, earnings of foreign operations are subject to foreign income taxes that reduce cash flow available to meet debt service requirements and other obligations of the Company, which may be payable even if the Company has no earnings on a consolidated basis.

COMPETITION

     All of the business lines in which the Company operates are highly competitive. Some of the Company's principal competitors in certain business lines are substantially larger and better capitalized than the Company. Because of these resources, these companies may be better able than the Company to obtain new customers, to acquire Asset Portfolios, to pursue new business opportunities or to survive periods of industry consolidation. Moreover, there cannot be any assurance that Asset Portfolio purchasers/owners for whom the Company provides Asset Portfolio management services will not build their own management and resolution staffs and reduce or eliminate their outsourcing of these services.

     The Company is experiencing greater competition in its residential mortgage banking business. The Company has experienced increasing competition from other Conduit Purchasers in the acquisition of B&C loan portfolios. In addition, the Company expects to encounter significant competition in the B&C loan origination market.

     Acquisitions of Asset Portfolios are often based on competitive bidding, where there are dangers of bidding too low (which generates no business), as well as of bidding too high (which could win the Asset Portfolio at an economically unattractive price). In addition, the increasing competition in this business line has caused the Company to experience decreasing profit margins in its Asset Portfolio business in order to remain a competitive bidder for Asset Portfolios and has caused the Company to redeploy its capital in other more profitable product lines.

     The Company also encounters significant competition in its other business lines. The commercial mortgage banking business is highly fragmented with certain large national competitors and significant localized competition. In addition, within the commercial loan origination and residential mortgage securitization business, access to and the cost of capital are critical to the Company's ability to compete. The Company must compete with numerous competitors, many of whom have superior access to capital sources and can arrange or obtain lower cost capital for customers.

                                USE OF PROCEEDS

     The net proceeds from the sale of the Offered Securities, together with internally generated funds, will be used (i) to repay, redeem or repurchase outstanding indebtedness of the Company, (ii) for general operations of the Company, including acquisitions, investments, capital expenditures and working capital requirements and (iii) for such other purposes as may be specified in the related Prospectus Supplement.

                RATIOS OF EARNINGS TO FIXED CHARGES AND EARNINGS
            TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

     The following table sets forth the Company's and its predecessors' consolidated ratios of earnings to fixed charges and earnings to combined fixed charges and Preferred Stock dividends for each of the nine months ended September 30, 1996 and 1995 and the years ended December 31, 1995, 1994, 1993, 1992 and 1991 on an historical basis.

                                             NINE MONTHS
                                                ENDED
                                            SEPTEMBER 30,           YEAR ENDED DECEMBER 31,
                                            -------------   ----------------------------------------
                                            1996    1995    1995   1994    1993    1992(2)   1991(2)
                                            -----   -----   ----   -----   -----   -------   -------
Ratio of earnings to fixed charges(1).....   2.6x    8.2x   5.4x   21.2x   58.9x     n/a       n/a
Ratio of earnings to combined fixed
  charges and Preferred Stock
  dividends(3)............................   2.6x    8.2x   5.4x   21.2x   58.9x     n/a       n/a

---------------

(1) For purposes of calculating the ratio of earnings to fixed charges, earnings consist of operating income before income taxes and fixed charges. Fixed charges consist of interest expense and amortization of debt issuance costs.

(2) The Company or its predecessors had no or nominal interest expense in 1991 and 1992 and it was not meaningful, therefore, to calculate these ratios for the years ended December 31, 1992 and 1991.

(3) The Company did not have any Preferred Stock outstanding during any of these periods.

                           DESCRIPTION OF SECURITIES

     The following description of the terms of the Securities sets forth certain general terms and provisions of the Securities to which any Prospectus Supplement may relate. The particular terms of the Securities offered by any Prospectus Supplement and the extent, if any, to which such general provisions may apply to the Securities so offered will be described in the Prospectus Supplement relating to such Securities.

     The Company is authorized to issue 50,000,000 shares of Common Stock, par value $0.05 per share, and 5,000,000 shares of Preferred Stock, par value $1.00 per share. As of December 31, 1996, the Company had issued and outstanding 33,771,806 shares of Common Stock and no shares of Preferred Stock. As of such date, there were approximately 2,900 holders of record of the outstanding shares of Common Stock.

     The following summary of the Company's Common Stock and Preferred Stock is qualified in its entirety by reference to the Company's Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation"), its Amended and Restated Bylaws (the "Bylaws"), and the Delaware General Corporation Law, as amended (the "DGCL").

COMMON STOCK

     General. Subject to such preferential rights as may be granted by the Board of Directors in connection with any issuances of Preferred Stock, holders of shares of Common Stock are entitled to receive such dividends as may be declared by the Board of Directors in its discretion from funds legally available therefor. From October 1993 through October 1995, the Company paid a quarterly dividend of $0.05 per share on shares of Common Stock. In October 1995, the Company announced that it would discontinue its policy of paying cash dividends. The Board of Directors determined to retain all earnings to support anticipated growth in the current operations of the Company and to finance future expansion. The Company's Revolving Loan Agreement, the Senior Note Indenture and the Senior Subordinated Notes Indenture restrict the payment of cash dividends unless certain earnings tests are satisfied. Additional restrictions on the payment of cash dividends may be imposed in connection with future issuances of Preferred Stock and indebtedness by the Company, including issuances of Debt Securities and Preferred Stock contemplated by this Prospectus. Further declarations and payments of cash dividends, if any, will also be determined in light of then-current conditions, including the Company's earnings, operations, capital requirements, liquidity, financial condition, restrictions in financing agreements and other factors deemed relevant by the Board of Directors. Upon the liquidation, dissolution or winding up of the Company, after payment of creditors, the remaining net assets of the Company will be distributed pro rata to the holders of Common Stock, subject to any liquidation preference of the holders of Preferred Stock. There are no preemptive rights, conversion rights, or redemption or sinking fund provisions with respect to the shares of Common Stock. All of the outstanding shares of Common Stock are duly and validly authorized and issued, fully paid and nonassessable.

     Voting Rights. Holders of Common Stock are entitled to one vote per share of Common Stock held of record on all such matters submitted to a vote of the stockholders. With respect to any act or action required of or by the holders of the Common Stock, the affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy at a meeting and entitled to vote thereon is sufficient to authorize, affirm, ratify or consent to such act or actions, except as otherwise provided by law or in the Certificate of Incorporation. The DGCL requires the approval of the holders of a majority of the outstanding stock entitled to vote for certain extraordinary corporate transactions, such as a merger, sale of substantially all assets, dissolution or amendment of the Certificate of Incorporation. Holders of the shares of Common Stock do not have cumulative voting rights. As a result, the holders of a majority of the outstanding shares of Common Stock voting for the election of directors can elect all the directors, and, in such event, the holders of the remaining shares of Common Stock will not be able to elect any persons to the Board of Directors.

     Delaware Law and Certain Corporate Provisions. The Company is subject to the provisions of Section 203 of the DGCL. In general, this statute prohibits a publicly-held Delaware corporation from engaging, under certain circumstances, in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless either (i) prior to the date at which the stockholder became an interested stockholder the Board of

Directors approved either the business combination or the transaction in which the person became an interested stockholder, (ii) the stockholder acquires more than 85% of the outstanding voting stock of the corporation (excluding shares held by directors who are officers or held in certain employee stock plans) upon consummation of the transaction in which the stockholder became an interested stockholder or (iii) the business combination is approved by the Board of Directors and by two-thirds of the outstanding voting stock of the corporation (excluding shares held by the interested stockholder) at a meeting of the stockholders (and not by written consent) held on or subsequent to the date on which the person became an "interested stockholder" of the business combination. An "interested stockholder" is a person who owns (or is an affiliate or associate of the corporation and at any time within the prior three years did own) 15% or more of the corporation's voting stock, and the affiliates and associates of such person. Section 203 defines a "business combination" to include, without limitation, mergers, consolidations, stock sales and asset based transactions and other transactions resulting in a financial benefit to the interested stockholder.

     The Company's Certificate of Incorporation and Bylaws contain a number of provisions relating to corporate governance and to the rights of stockholders. Certain of these provisions may be deemed to have a potential "anti-takeover" effect in that such provisions may delay, defer or prevent a change of control of the Company. These provisions include (i) the classification of the Board of Directors into three classes, each class serving for staggered three-year terms;
(ii) the authority of the Board of Directors to determine the size of the Board of Directors, subject to certain minimums and maximums; (iii) the authority of certain members of the Board of Directors to fill vacancies on the Board of Directors; (iv) a requirement that special meetings of stockholders may be called only by the Board of Directors, the Chairman of the Board or holders of at least one-tenth of all the shares entitled to vote at the meeting; (v) the elimination of stockholder action by written consent; (vi) the authority of the Board of Directors to issue series of Preferred Stock with such voting rights and other powers as the Board of Directors may determine; (vii) the requirement that the Article in the Certificate of Incorporation creating the staggered board may only be amended by the vote of at least 66 2/3% of the voting securities of the Company; and (viii) a requirement that certain business combinations between the Company and a record or beneficial owner of more than five percent of any class of an equity security of the Company must be approved by the holders of a majority of the Company's securities, excluding those securities held by such record or beneficial owner, voted at a meeting called for the purpose of approving such business combination.

     Indemnification and Limited Liability. The Company's Certificate of Incorporation and Bylaws require the Company to indemnify the directors and officers of the Company to the fullest extent permitted by law. In addition, as permitted by the DGCL, the Company's Certificate of Incorporation and Bylaws provide that no director of the Company will be personally liable to the Company or its stockholders for monetary damages for such director's breach of duty as a director. This limitation of liability does not relieve directors from liability for (i) any breach of the director's duty of loyalty to the Company or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) any liability under
Section 174 of the DGCL for unlawful distributions or (iv) any transaction from which the director derived an improper personal benefit. This provision of the Certificate of Incorporation will limit the remedies available to a stockholder who is dissatisfied with a decision of the Board of Directors protected by this provision, and such stockholder's only remedy in that circumstance may be to bring a suit to prevent the action of the Board of Directors. In many situations, this remedy may not be effective, including instances when stockholders are not aware of a transaction or an event prior to action of the Board of Directors in respect of such transaction or event.

     Subject to certain limitations, the Company's officers and directors are insured against losses arising from claims made against them for wrongful acts which they may become obligated to pay or for which the Company may be required to indemnify them.

     Registration Rights. The Company has entered into an agreement granting registration rights (the "Registration Rights Agreement") to certain holders of Common Stock. Pursuant to the Registration Rights Agreement, these holders may exercise "piggyback" registration rights until December 31, 1998 with respect to shares of Common Stock held by them. These registration rights are subject to certain conditions and limitations, including the right of underwriters to restrict the number of shares offered in a registration.

     Other Matters. The Common Stock is listed on Nasdaq National Market under the symbol "AMMB." The Bank of New York is the transfer agent and registrar for the Common Stock.

PREFERRED STOCK

     The description of certain provisions of the Preferred Stock set forth below and in any Prospectus Supplement does not purport to be complete and is subject to and qualified in its entirety by reference to the Company's Certificate of Incorporation, and the Certificate of Designation relating to each series of Preferred Stock, which will be filed with the Secretary of State of Delaware and the Commission in connection with the offering of such series of Preferred Stock.

     General. The Board of Directors may, without approval of the Company's stockholders, establish series of Preferred Stock having such voting powers, and such designations, preferences and relative, participating, optional and other special rights, and qualifications, limitations or restrictions thereof, as the Board of Directors may determine.

     The Preferred Stock will have the dividend, liquidation and voting rights set forth below unless otherwise provided in the Prospectus Supplement relating to a particular series of Preferred Stock. Reference is made to the Prospectus Supplement relating to the particular series of Preferred Stock offered thereby for specific terms, including: (i) the designation and stated value per share of such Preferred Stock and the number of shares offered; (ii) the amount of liquidation preference per share; (iii) the price at which such Preferred Stock will be issued; (iv) the dividend rate (or method of calculation), the dates on which dividends will be payable, whether such dividends will be cumulative or noncumulative and, if cumulative, the dates from which dividends will accrue;
(v) any redemption or sinking fund provisions; (vi) any terms by which such series of Preferred Stock may be convertible into or exchanged for Common Stock or Debt Securities; and (vii) any additional or other rights, preferences, privileges, limitations and restrictions relating to such series of Preferred Stock.

     The Preferred Stock will be issued in one or more series. The holders of Preferred Stock will have no preemptive rights. Preferred Stock will be fully paid and nonassessable upon issuance against full payment of the purchase price therefor. Unless otherwise specified in the Prospectus Supplement relating to a particular series of Preferred Stock, each series of Preferred Stock will, with respect to dividend rights and rights on liquidation, dissolution and winding up of the Company, rank prior to the Common Stock (the "Junior Stock") and on a parity with each other series of Preferred Stock (the "Parity Stock").

     Dividend Rights. Holders of the Preferred Stock of each series will be entitled to receive when, as and if declared by the Board of Directors of the Company, out of funds legally available therefor, cash dividends at such rates and on such dates as are set forth in the Prospectus Supplement relating to such series of Preferred Stock. Such rate may be fixed or variable or both. Each such dividend will be payable to the holders of record as they appear on the stock books of the Company on such record dates as will be fixed by the Board of Directors of the Company. Dividends on any series of the Preferred Stock may be cumulative or noncumulative, as provided in the Prospectus Supplement relating thereto. If the Board of Directors of the Company fails to declare a dividend payable on a dividend payment date on any series of Preferred Stock for which dividends are noncumulative, then the right to receive a dividend in respect of the dividend period ending on such dividend payment date will be lost, and the Company will have no obligation to pay the dividend accrued for that period, whether or not dividends are declared for any future period. Dividends on shares of each series of Preferred Stock for which dividends are cumulative will accrue from the date set forth in the applicable Prospectus Supplement.

     The Preferred Stock of each series will include customary provisions (i) restricting the payment of dividends or the making of other distributions on, or the redemption, purchase or other acquisition of, Junior Stock unless full dividends, including in the case of cumulative Preferred Stock, accruals, if any, in respect of prior dividend periods, on the shares of such series of Preferred Stock have been paid and (ii) providing for the pro rata payment of dividends on such series and other Parity Stock when dividends have not been paid in full upon such series and other Parity Stock.

     Rights Upon Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of each series of Preferred Stock will be entitled to receive out of assets of the Company available for distribution to stockholders, before any distribution of assets is made to holders of Junior Stock, liquidating distributions in the amount set forth in the Prospectus Supplement relating to such series of Preferred Stock plus an amount equal to accrued and unpaid dividends. If, upon any voluntary or involuntary liquidation, dissolution or winding up of the Company, the amounts payable with respect to the Preferred Stock of any series and any Parity Stock are not paid in full, the holders of the Preferred Stock of such series and of such Parity Stock will share ratably in any such distribution of assets of the Company in proration to the full respective preferential amounts (which may include accumulated dividends) to which they are entitled. After payment of the full amount of the liquidating distribution to which they are entitled, the holders of such series of Preferred Stock will have no right or claim to any of the remaining assets of the Company. Neither the sale of all or a portion of the Company's assets nor the merger or consolidation of the Company into or with any other corporation shall be deemed to be a dissolution, liquidation or winding up, voluntarily or involuntarily, of the Company.

     Voting Rights. Except as indicated below or in the Prospectus Supplement relating to a particular series of the Preferred Stock, or except as expressly required by the DGCL, the holders of the Preferred Stock will not be entitled to vote. In the event the Company issues shares of a series of the Preferred Stock, unless otherwise indicated in the Prospectus Supplement relating to such series, each share will be entitled to one vote on matters on which holders of such series are entitled to vote. In the case of any series of Preferred Stock having one vote per share on matters on which holders of such series are entitled to vote, the voting power of such series, on matters on which holders of such series and holders of any other series of Preferred Stock are entitled to vote as a single class, will depend on the number of shares in such series, not the aggregate stated value, liquidation preference or initial offering price of the shares of such series of the Preferred Stock.

DEBT SECURITIES

     The following description of the terms of the Debt Securities sets forth certain general terms and provisions of the Debt Securities to which any Prospectus Supplement may relate. Particular terms of the Debt Securities offered by any Prospectus Supplement and the extent, if any, to which such general and specific provisions may apply to the Debt Securities so offered will be described in the Prospectus Supplement relating to such Debt Securities. The Debt Securities may be issued either separately, or together with, or upon conversion of or in exchange for, other Securities.

     The Senior Debt Securities and the Subordinated Debt Securities will be issued under the indentures (the "Senior Indenture" and the "Subordinated Indenture," respectively) between the Company and the Trustee named in the applicable Prospectus Supplement. The forms of Senior Indenture and Subordinated Indenture (collectively, the "Indentures") have been filed as exhibits to the Registration Statement of which this Prospectus is a part. The following brief summary of certain provisions of the Indentures does not purport to be complete and is subject to, and is qualified in its entirety by reference to all of the provisions of, the Indentures, and is further qualified by any description contained in the applicable Prospectus Supplement or Prospectus Supplements. Certain terms capitalized and not otherwise defined herein are defined in the Indentures. Wherever particular sections or defined terms of the Indentures are referred to, such sections or defined terms are incorporated herein by reference.

     General. The Debt Securities may be issued from time to time in one or more series. The terms of each series of Debt Securities, including without limitation any restrictive covenants with respect thereto, will be established by or pursuant to a resolution of the Board of Directors of the Company and set forth or determined in the manner provided in an Officers' Certificate or by a supplemental indenture. The particular terms of the Debt Securities offered pursuant to any Prospectus Supplement or Prospectus Supplements will be described in such Prospectus Supplement or Prospectus Supplements.

     The amount of Debt Securities offered by this Prospectus will be limited to the amount of Securities set forth on the cover of this Prospectus that have not been otherwise issued or reserved for issuance. The Indentures will not limit the aggregate principal amount of Debt Securities that may be issued thereunder.

     The Senior Debt Securities will rank pari passu in right of payment with all unsubordinated indebtedness of the Company, but, except to the extent such Senior Debt Securities are secured by collateral, will be effectively subordinated to the rights of holders of secured unsubordinated indebtedness of the Company to the extent of the value of the collateral securing such indebtedness. The Senior Debt Securities will rank senior to all unsecured subordinated indebtedness of the Company. The Subordinated Debt Securities will be unsecured and will be subordinated in right of payment to all existing and future Senior Debt of the Company, including the Senior Debt Securities, as described under "Subordination of Subordinated Debt Securities."

     The applicable Prospectus Supplement will indicate the form, registered or bearer, and denominations in which Debt Securities of any series may be issued. Debt Securities may be issuable in the form of one or more Global Securities, as described below under "Global Securities." The Debt Securities (other than those issued in the form of a Global Security) are exchangeable or transferable without charge therefor, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith and require the holders to furnish appropriate endorsements and transfer documents. (Indenture Section 305)

     Debt Securities may be issued as original issue discount securities to be sold at a substantial discount below their principal amount. Special federal income tax and other considerations applicable thereto and special federal tax and other considerations applicable to any Debt Securities which are denominated in a currency other than U.S. dollars will be described in the Prospectus Supplement or Prospectus Supplements relating thereto.

     Principal of and any premium and interest on the Debt Securities will be payable, and the transfer of the Debt Securities will be registrable at the office or agency maintained for such purpose. Interest on any Debt Security that is payable will be paid to the Person in whose name that Debt Security is registered in the Security Register. In addition, payment of interest may be made at the option of the Company by check mailed to the address of the Person entitled thereto as it appears on the Security Register or by wire transfer to an account maintained by the Person entitled to such interest. (Indenture Sections 301 and 307)

     The applicable Prospectus Supplement or Prospectus Supplements will describe the terms of the Debt Securities offered thereby, including the following: (i) the title of the offered Debt Securities and whether the offered Debt Securities are Senior Debt Securities or Subordinated Debt Securities; (ii) any limit on the aggregate principal amount of the offered Debt Securities;
(iii) the Person to whom any interest on the offered Debt Securities will be payable, if other than the Person in whose name they are registered on the regular record date for such interest; (iv) the date or dates, or the method by which such date or dates are determined or extended, on which the principal or installments of principal and premium, if any, of the offered Debt Securities is or are payable; (v) the rate or rates (which may be fixed or variable) at which the offered Debt Securities will bear interest, if any, or the method by which such rate or rates shall be determined, the date from which any such interest will accrue, the dates on which such interest on the offered Debt Securities will be payable and the regular record dates therefor, the circumstances, if any, in which the Company may defer interest payments and the basis for calculating interest if other than a 360-day year of twelve 30-day months; (vi) the place or places where the principal of and premium, if any, and interest on the offered Debt Securities will be payable and the offered Debt Securities may be surrendered for registration of transfer or exchange if other than those provided for in the Senior Indenture or the Subordinated Indenture; (vii) if applicable, the period or periods within which, the price or prices at which and the terms and conditions upon which the offered Debt Securities may be redeemed, in whole or in part, at the option of the Company; (viii) the obligation, if any, of the Company to redeem or purchase Debt Securities of the series pursuant to any sinking fund or analogous provisions or at the option of a holder thereof and the period or periods within which, the price or prices at which and the terms and conditions upon which Debt Securities of the series shall be redeemed or purchased in whole or in part pursuant to such obligation; (ix) whether the Debt Securities of the series will be convertible into shares of Common Stock and/or exchangeable for other securities, and if so, the terms and conditions upon which such Debt Securities will be so convertible or exchangeable and any deletions from or modifications or additions to the applicable Indenture to permit or to facilitate the issuance of such convertible or exchangeable Debt Securities or the administration thereof; (x) the identity of each Security Registrar and Paying Agent if other than or in addition to the Trustee; (xi) if the amount of principal of or any premium or interest on the offered Debt Securities may be determined by reference to an index or pursuant to a formula, the manner in which such amounts shall be determined; (xii) the applicability of, and any addition to or change in the covenants and definitions set forth in the applicable Indenture;
(xiii) the denominations in which any offered Debt Securities will be issuable, if other than denominations of $1,000 or any amount in excess thereof which is an integral multiple of $1,000; (xiv) if other than U.S. dollars the currency or currencies for the payment of principal of and any premium and interest on the offered Debt Securities and the manner of determining the U.S. dollar equivalent of the principal amount thereof for purposes of the definition of "outstanding" and, if the principal of or any premium or interest on the offered Debt Securities is to be payable, at the election of the Company or the holder thereof, in one or more currencies other than that or those in which the offered Debt Securities are stated to be payable, the currency, currencies or currency units in which payment of the principal of and any premium and interest on such offered Debt Securities of such series as to which such election is made shall be payable, and the periods within which and the terms and conditions upon which such election is to be made; (xv) any other event or events of default applicable with respect to the offered Debt Securities in addition to or in lieu of those described below under "Events of Default" and any change in the right of the Trustee or the holders to declare the principal of or any premium or interest on the offered Debt Securities due and payable; (xvi) if less than the principal amount thereof, the portion of the principal payable upon acceleration of such Debt Securities following an Event of Default; (xvii) whether such Debt Securities are to be issued in whole or in part in the form of one or more Global Securities and, if so, the identity of the depositary for such Global Security or Securities, and any circumstances under which any such Global Security may be exchanged for Debt Securities registered in the name of, and any transfer of such Global Security may be registered to, a Person other than such depositary or its nominee, if other than those described in the applicable Indenture (see "-- Global Securities"); (xviii) if applicable, that the offered Debt Securities, in whole or in any specified part, are not defeasible; (xix) the extent of any subordination to other indebtedness of the Company; and (xx) any other terms of the offered Debt Securities not inconsistent with the provisions of the applicable Indenture. (Indenture Section 301)

     If the purchase price of any Debt Securities is payable in a currency other than U.S. dollars or if principal of or premium, if any, or interest, if any, on any of the Debt Securities is payable in any currency other than U.S. dollars, the specific terms and other information with respect to such Debt Securities and such foreign currency, including any material foreign currency risks, will be specified in the Prospectus Supplement or Prospectus Supplements relating thereto.

     Under the Indentures, the terms of the Debt Securities of any series may differ, and the Company, without the consent of the holders of the Debt Securities of any series, may reopen a previous series of Debt Securities and issue additional Debt Securities of such series or establish additional terms of such series.

     Redemption. Except as set forth in the Prospectus Supplement with respect to any offered Debt Securities or series thereof, the Company is not required to make mandatory redemption or sinking fund payments with respect to the Debt Securities. The Prospectus Supplement relating to any offered Debt Securities or series thereof will specify the provisions, if any, regarding sinking fund provisions related to such Debt Securities or series thereof. The Indentures provide that the Company may deliver outstanding Debt Securities of like tenor of a series (other than any previously called for redemption) and may apply as a credit Debt Securities of like tenor of a series which have been redeemed either at the election of the Company pursuant to the terms of such Debt Securities or through the application of permitted optional sinking fund payments pursuant to the terms of such Debt Securities, in each case in satisfaction of all or any part of any sinking fund payment with respect to the Debt Securities of like tenor of such series required to be made pursuant to the terms of such Securities as provided for by the terms of such series. (Indenture Sections 1202 and 1203)

     The Indentures provide that, if less than all of the Debt Securities of any series are to be redeemed at any time, selection of Debt Securities for redemption will be made by the Trustee by such method as the Trustee shall deem fair and appropriate, and portions of the Debt Securities selected for redemption shall be in amounts equal to the minimum authorized denomination for Debt Securities of like tenor of that series or any integral multiple thereof of principal amount of Debt Securities of such series of a denomination larger than the minimum authorized denomination for Debt Securities of that series. Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of Debt Securities to be redeemed at its registered address. If any Debt Security is to be redeemed in part only, the notice of redemption that relates to such Debt Security shall state the portion of the principal amount thereof to be redeemed. A new Debt Security in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Debt Security. On and after the redemption date, interest ceases to accrue on Debt Securities or portions of them called for redemption. (Indenture Sections 1103, 1104, 1106 and 1107)

     Repurchase at the Option of Holders. Except as set forth in the Prospectus Supplement with respect to any offered Debt Securities or any series thereof, the Indentures do not contain provisions that permit the Holders of the Debt Securities to require that the Company repurchase or redeem the Debt Securities in the event of a sale of assets or a takeover, recapitalization or similar restructuring, nor does the Indenture contain covenants specifically designed to protect holders in the event of a highly leveraged transaction involving the Company.

     Covenants. The Indentures contain certain covenants relating to the Company and its operations, including covenants requiring the Company to (i) punctually pay interest and principal of Debt Securities, (ii) maintain of an office or agency in each place of payment in respect of the Debt Securities, (iii) hold in trust money for payment of interest or principal on Debt Securities, (iv) preserve the corporate existence, rights and franchises of the Company and its Material Subsidiaries (as defined in the Indentures), (v) generally maintain its properties and trademarks and to comply with applicable statutes, laws, ordinances and regulations, (vi) maintain adequate insurance, (vii) timely pay or discharge material tax obligations and claims for labor, material and supplies, which, if unpaid, might become a lien upon the property of the Company or any Subsidiary, (viii) keep proper books of record and account and (ix) provide to the Trustee quarterly statements of compliance with the Indentures and notice of any event which after notice or lapse of time or both would become an Event of Default or the occurrence of any Repurchase Event. Certain of these covenants are subject to various exceptions and qualifications as set forth in the Indentures.

     Certain additional covenants in respect of the Company may be set forth in the Prospectus Supplement accompanying this Prospectus.

     Consolidation, Merger or Transfer. The Indentures provide that the Company may not consolidate with, merge with, or transfer all or substantially all of its assets to another entity where the Company is not the surviving corporation unless (i) such other entity assumes the Company's obligations under the applicable Indenture and (ii), after giving effect thereto, no event shall have occurred and be continuing which, after notice or lapse of time, would become an Event of Default. (Indenture Section 801)

     Events of Default. The Indentures provide that each of the following constitutes an Event of Default with respect to the Debt Securities of any series issued pursuant to the Indentures: (i) failure to pay the principal on the Debt Securities of that series when due; (ii) failure for 30 consecutive days (for Debt Securities that pay interest less frequently than monthly) or 10 consecutive days (for Debt Securities that pay interest monthly) to pay when due any interest on the Debt Securities of that series; (iii) failure to deposit any sinking fund payment, when and as due, in respect of the Debt Securities of that series; (iv) failure to perform, or a breach of, any covenant or warranty set forth in the Indenture for 30 consecutive days after receipt of written notice from the Trustee or Holders of at least 25% in principal amount of the outstanding Debt Securities specifying the default and requiring the Company to remedy such default; (v) an event of default as defined in any indenture or instrument under which the Company or any Material Subsidiary shall have Outstanding at least $1.0 million aggregate principal amount of indebtedness shall have happened and resulted in acceleration of such indebtedness and such default shall not have been cured or waived and such acceleration shall not have been rescinded or annulled for a period of 30 consecutive days, (vi) certain events of insolvency, receivership or reorganization of the Company or any Material Subsidiary and (vii) entry of a final judgment, decree or order against the Company or any Material Subsidiary for the payment of money in excess of $5.0 million and such judgment, decree or order continues unsatisfied for 30 consecutive days without a stay of execution. (Indenture Section 501)

     If any Event of Default occurs and is continuing with respect to any series of Debt Securities, the Trustee or the Holders of at least 25% in aggregate principal amount of the then outstanding Debt Securities of such series may declare the unpaid principal amount (or, if any of the Debt Securities of that series are Original Issue Discount Debt Securities, such lesser portion of the principal amount of such Debt Securities as may be specified in the terms thereof), premium, if any, and any accrued and unpaid interest on all the Debt Securities of such series to be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to the Company or any Material Subsidiary of the Company, all principal, premium, if any and interest on outstanding Debt Securities will become due and payable without further action or notice. Holders of the Debt Securities may not enforce the respective Indentures or the Debt Securities except as provided in the Indentures. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Debt Securities of any series may direct the Trustee in its exercise of any trust or power with respect to such series of Debt Securities. The Trustee may withhold from Holders of the Debt Securities of any series notice of any continuing Default or Event of Default (except a Default or Event of Default in payment on any Debt Security of any series or in the payment of any sinking fund installment with respect to such series) if it in good faith determines that withholding notice is in their interest. (Indenture Sections 502, 507, 512 and
602)

     The Holders of a majority in aggregate principal amount of the Debt Securities of any series then outstanding by notice to the Trustee may on behalf of the Holders of all of the Debt Securities of such series waive any existing Default or Event of Default with respect to such series of Debt Securities and its consequences under the applicable Indenture except a continuing Default or Event of Default with respect to such series in the payment of interest on, or the principal of, or premium, if any, on the Debt Securities of such series. (Indenture Section 513)

     The Holders of a majority in principal amount of the outstanding Debt Securities of any series will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. (Indenture Section 512) The Indentures provide that in case an Event of Default shall occur and be continuing, the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of such person's own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture unless the Trustee receives reasonable security or indemnity against any loss, liability or expense. (Indenture Sections 601 and 603)

     The Company is required to deliver to the Trustee quarterly a statement regarding compliance with the Indentures, and the Company is required upon becoming aware of any Default or Event of Default with respect to a series of Debt Securities due to any event of default under any other indenture or instrument to deliver to the Trustee a statement specifying such Default or Event of Default and what action the Company is taking or proposes to take with respect thereto. (Indenture Section 703)

     Defeasance Provisions. The Company will be discharged from any and all obligations in respect of the Debt Securities of any series (except for certain obligations to register the transfer or exchange of Debt Securities, to replace destroyed, stolen, lost or mutilated Debt Securities, to maintain paying agencies and to hold moneys for payment in trust) on the 91st day after the date of deposit with the Trustee, in trust, of money, U.S. Government Obligations which through the payment of interest and principal thereof in accordance with their terms will provide money, or a combination thereof, in an amount sufficient to pay any installment of principal of (and premium, if any) and interest on and any mandatory sinking fund payments in respect of the Debt Securities of such series on the dates on which such payments are due and payable in accordance with the terms of the applicable Indenture and such Debt Securities. Any such discharge is also subject to certain other conditions, including the limitation that such discharge may only occur if there has been a change in applicable federal law, or the Company has delivered to the Trustee an Opinion of Counsel to the effect that such a discharge will not cause the holders of such series of Debt Securities to recognize income, gain or loss for federal income tax purposes and that such holders will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case had such deposit, defeasance and discharge not occurred, and that such discharge will not cause any outstanding Debt Securities then listed on any securities exchange to be de-listed as a result thereof. (Indenture Section 403)

     The Company may omit to comply with certain restrictive covenants with respect to the Debt Securities of any series. If the Company elects not to comply with any term, provision or condition in any such covenant, the Company must deposit with the Trustee money, U.S. Government Obligations which through the payment of interest and principal thereof in accordance with their terms will provide money, or a combination thereof, in an amount sufficient to pay any installment of principal of (and premium, if any) and interest on and any mandatory sinking fund payments in respect of the Debt Securities of such series on the dates on which such payments are due and payable in accordance with the terms of the applicable Indenture and such Debt Securities. Any such covenant defeasance is also subject to certain other conditions, including the delivery to the Trustee of an opinion of counsel to the effect that the deposit and related covenant defeasance will not cause the holders of the Debt Securities to recognize income, gain or loss for federal income tax purposes and that such holders will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case had such deposit and defeasance not occurred. (Indenture Section 1009)

     In the event the Company omits compliance with certain covenants of the Indenture and the Debt Securities issued pursuant thereto are declared due and payable because of the occurrence of any event of default, although the amount of money and U.S. Government Obligations on deposit with the Trustee will be sufficient to pay amounts due on the Debt Securities at the time of their stated maturity, it may not be sufficient to pay amounts due on the Debt Securities at the time of the acceleration resulting from such event of default. In such event, the Company shall remain liable for all such payments.

     Subordination of Subordinated Debt Securities. The Subordinated Debt Securities will be subordinate and subject in right of payment, to the extent and in the manner set forth in the Subordinated Indenture, to the prior payment in full of all Senior Debt. Upon any distribution to creditors in a liquidation, dissolution, winding up, reorganization, assignment for the benefit of creditors, marshaling of assets and liabilities or any bankruptcy, insolvency or similar proceeding involving the Company, the holders of Senior Debt will be entitled to receive payment in full in cash of all Obligations (as defined in the Subordinated Indenture) due on or to become due on or in respect of all Senior Debt, before the holders of Subordinated Debt Securities are entitled to receive any payment or distribution of any kind, whether in cash, property or securities, by set off or otherwise on account of the principal of (and premium, if any) or interest on the Subordinated Debt Securities or on account of any purchase, redemption or other acquisition of Subordinated Debt Securities by the Company, any Subsidiary of the Company, the Trustee or any Paying Agent or on account of any other obligation of the Company in respect of any Subordinated Debt Securities (excluding (i) shares of stock or securities of the Company or another corporation provided for by a plan of reorganization or readjustment that are subordinated in right of payment to all then outstanding Senior Debt to substantially the same extent as, or to a greater extent than, the Subordinated Debt Securities are so subordinated and (ii) payments of assets from any defeasance trust which have been on deposit for 90 consecutive days without the occurrence of blockage of payment on any such series of Subordinated Debt Securities as described below) ("Securities Payments"). Until the Senior Debt is paid in full, any Securities Payment to which the holders of Subordinated Debt Securities or the Trustee for their benefit would be entitled, will be paid or delivered by the Company or any receiver, trustee in bankruptcy, liquidating trustee, agent or other person making such payment or distribution, directly to the holders of Senior Debt or their representative or representatives or the trustee or trustees under any indenture pursuant to which any instruments evidencing, any Senior Debt may have been issued. (Subordinated Indenture Sections 1301 and 1302)

     The Subordinated Indenture contains certain standstill provisions, which provide that no payments of principal of, or interest on, the Subordinated Debt Securities may be made and no Subordinated Debt Securities may be accelerated if at the time thereof the Trustee has received a written notice (a "Default Notice") from the holder or holders of not less than 51% in principal amount of the outstanding Senior Debt or any agent therefor (a "Senior Agent") specifying that an event of default (a "Senior Event of Default") under any Senior Debt has occurred. Such standstill will remain in effect until the first to occur of the following: (i) the Senior Event of Default is cured, (ii) the Senior Event of Default is waived by the holders of such Senior Debt or the Senior Agent or
(iii) the expiration of 180 days after the date the Default Notice is received by the Trustee if the maturity of such Senior Debt has not been accelerated at such time. Any such standstill will not prevent the occurrence of an "Event of Default" under the Subordinated Indenture or the automatic acceleration of any Subordinated Debt Securities upon the occurrence of certain events of bankruptcy or insolvency with respect to the Company or any Material Subsidiary.

     In the event that the Trustee receives any Securities Payment prohibited by the subordination provisions of the Subordinated Indenture, such payment will be held by the Trustee in trust for the benefit of, and will immediately be paid over upon written request to, the holders of Senior Debt or their representative or representatives, or the trustee or trustees under any applicable indenture for application to the payment of Senior Debt. (Subordinated Indenture Section
1304) Such subordination will not prevent the occurrence of any event of default in respect of the Subordinated Debt Securities.

     By reason of such subordination, in the event of the insolvency of the Company, holders of Senior Debt may receive more, ratably, and holders of the Subordinated Debt Securities having a claim pursuant to such securities may receive less, ratably, than the other creditors of the Company. There may also be interruption of scheduled interest and principal payments resulting from events of default on Senior Debt.

     Modification and Waiver. Modifications and amendments of the respective Indentures may be made by the Company and the Trustee with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding Debt Securities of all series affected by such modification or amendment (voting as one class); provided, however, that no such modification or amendment may, without the consent of the holder of each outstanding Debt Security affected thereby, (i) change the stated maturity of the principal of, or any installment of principal of or interest on, any Debt Security, reduce the principal amount of, or premium or interest on, any Debt Security, reduce the amount of principal of an Original Issue Discount Debt Security due and payable upon acceleration of the maturity thereof, change the place of payment where or coin or currency in which the principal of, or any premium or interest on, any Debt Security is payable, or impair the right to institute suit for the enforcement of any payment on or after the stated maturity of any Debt Security,
(ii) reduce the percentage in principal amount of outstanding Debt Securities of any series, the consent of the holders of which is required for modification or amendment of the Senior Indenture or for waiver of compliance with certain provisions of the Senior Indenture or for waiver of certain defaults or (iii) modify any of the various sections relating to above-described provisions. (Indenture Section 902)

     The holders of not less than a majority in aggregate principal amount of the outstanding Debt Securities of each series may, on behalf of the holders of all Debt Securities of that series, waive, insofar as that series is concerned, compliance by the Company with certain restrictive provisions of the Indenture. (Indenture Section 1011) The holders of not less than a majority in aggregate principal amount of the Outstanding Debt Securities of each series may, on behalf of the holders of all Debt Securities of that series, waive any past default under the Indenture with respect to Debt Securities of that series, except a default (i) in the payment of principal of, or any premium or interest on, any Debt Security of such series when due (other than amounts due and payable solely upon acceleration), or (ii) in respect of a covenant or provision of the Indenture which cannot be modified or amended without the consent of the holder of each outstanding Debt Security of such series affected. (Indenture
Section 513) The definition of "Senior Debt" in the Subordinated Indenture may not be amended or modified in a manner adverse to the holders of then outstanding Senior Debt without the consent of the holders of all Senior Debt affected thereby. (Subordinated Indenture Section 908)

     The Indentures provide that, in determining whether the holders of the requisite principal amount of the outstanding Debt Securities have given any request, demand, authorization, direction, notice, consent or waiver thereunder or whether a quorum is present at a meeting of holders of Debt Securities, (i) the principal amount of an Original Issue Discount Debt Security that will be deemed to be outstanding will be the amount of the principal thereof that would be due and payable as of the date of such determination upon acceleration of the maturity thereof to such date and (ii) the principal amount of a Debt Security denominated in a foreign currency or currency unit that will be deemed to be outstanding will be the United States dollar equivalent, determined as of the date of original issuance of such Debt Security, of the principal amount of such Debt Security (or, in the case of an Original Issue Discount Debt Security, the United States dollar equivalent, determined as of the date of original issuance of such Debt Security, of the amount determined as provided in (i) above). (Indenture Section 101)

     Global Securities. The following description will apply to any series of Debt Securities issued, in whole or in part, in the form of a Global Security or Global Securities deposited with, or on behalf of, The Depository Trust Company ("DTC") (each such Debt Security represented by a Global Security, being herein referred to as a "Book-Entry Security").

     Upon initial issuance, all Book-Entry Securities of the same series and bearing interest, if any, at the same rate or pursuant to the same formula and having the same date of issuance, redemption provisions, if any, repayment provisions, if any, stated maturity and other terms will be represented by a single Global Security. Each Global Security representing Book-Entry Securities will be deposited with, or on behalf of, DTC and will be registered in the name of DTC or a nominee of DTC. Unless otherwise specified in the applicable Prospectus Supplement, all Book-Entry Securities will be denominated in U.S. dollars.

     Upon the issuance of a Global Security, DTC will credit accounts held with it with the respective principal or face amounts of the Book-Entry Securities represented by such Global Security. The accounts to be credited shall be designated initially by the Agent through which the Debt Security was sold or, to the extent that such Debt Securities are offered and sold directly, by the Company. Ownership of beneficial interests in a Global Security will be limited to institutions that have accounts with DTC ("participants") and to persons that may hold interests through such participants. Ownership of beneficial interests by participants in a Global Security will be shown on, and the transfer of that ownership interest will be effected only through, records maintained by DTC for such Global Security. Ownership of beneficial interests in such Global Security by persons that hold through participants will be shown on, and the transfer of that ownership interest within such participant will be effected only through, records maintained by such participant.

     Payment of principal of, premium, if any, and interest, if any, on Book-Entry Securities represented by any such Global Security will be made to DTC or its nominee, as the case may be, as the sole registered holder of the Book-Entry Securities represented thereby for all purposes under the Indentures. None of the Company, the Trustee, the Paying Agent or any agent of the Company or the Trustee will have a responsibility or liability for any aspect of DTC's records relating to or payments made on account of beneficial ownership interests in a Global Security representing any Book-Entry Securities or any other aspect of the relationship between DTC and its participants or the relationship between such participants and the owners of beneficial interests in a Global Security owning through such participants or for maintaining, supervising or reviewing any of DTC's records relating to such beneficial ownership interests.

     The Company has been advised by DTC that upon receipt of any payment of principal of, premium, if any, or interest, if any, on any such Global Security, DTC will immediately credit, on its book-entry registration and transfer system, the accounts of participants with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Security as shown on the records of DTC. Payments by participants to owners of beneficial interests in a Global Security held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held by such participants for customer accounts registered in "street name," and will be the sole responsibility of such participants.

     No Global Security may be transferred except as a whole by a nominee of DTC to DTC or to another nominee of DTC, or by DTC or any such nominee to a successor of DTC or a nominee of such successor.

     A Global Security representing Book-Entry Securities is exchangeable for certificated Debt Securities of the same series and bearing interest, if any, at the same rate or pursuant to the same formula, having the same date of issuance, redemption provisions, if any, repayment provisions, if any, stated maturity and other terms and of differing authorized denominations aggregating a like amount, if any, if (i) DTC notifies the Company that it is unwilling or unable to continue as depositary for such Global Security or if at any time DTC ceases to be a clearing agent registered under the Exchange Act, (ii) the Company, in its sole discretion, determines that such Global Security shall be exchangeable for certificated Debt Securities or (iii) there shall have occurred and be continuing an Event of Default with respect to the Book-Entry Securities. Such certificated Debt Securities shall be registered in the names of the owners of the beneficial interests in such Global Security as provided by DTC's relevant participants (as identified by DTC).

     Owners of beneficial interests in a Global Security will not be considered the registered holders thereof for any purpose under the applicable Indenture and no Global Security representing Book-Entry Securities shall be exchangeable or transferrable. Accordingly, each person owning a beneficial interest in such a Global Security must rely on the procedures of DTC and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a registered holder under the applicable Indenture. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in certificated form. Such limits and such laws may impair the ability to transfer beneficial interests in a Global Security.

     DTC, as the registered holder of each Global Security, may appoint agents and otherwise authorize participants to give or take any request, demand, authorization, direction, notice, consent, waiver or other action which a registered holder is entitled to give or take under the applicable Indenture. The Company understands that under existing industry practices, in the event that the Company requests any action of registered holders or that an owner of a beneficial interest in such a Global Security desires to give or take any action which a registered holder is entitled to give or take under such Indenture. DTC would authorize the participants holding the relevant beneficial interests to give or take such action, and such participants would authorize beneficial owners owning through such participants to give or take such action or would otherwise act upon the instructions of beneficial owners owning through them.

     DTC has advised the Company that DTC is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered under the Exchange Act. DTC was created to hold the securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC's participants include securities brokers and dealers, banks (which may include the Trustee), trust companies, clearing corporations, and certain other organizations some of whom (and/or their representatives) own DTC. Access to DTC's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

     Certain Definitions. Set forth below are certain defined terms used in the Indentures. Reference is made to the Indentures for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided. (Indenture Section 101)

     "Funded Debt" means any of the following obligations of the Company or any Subsidiary which by its terms matures at or is extendable or renewable at the sole option of the obligor without requiring the consent of the obligee to a date more than 360 days after the date of the creation or incurrence of such obligation: (i) any obligations, contingent or otherwise, for borrowed money or for the deferred purchase price of property, assets, securities or services (including, without limitation, any interest accruing subsequent to an event of default), (ii) all obligations (including the Debt Securities) evidenced by bonds, notes, debentures or other similar instruments, (iii) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), except any such obligation that constitutes a trade payable and an accrued liability arising in the ordinary course of business, if and to the extent any of the foregoing indebtedness would appear as a liability upon a balance sheet prepared in accordance with generally accepted accounting principles, (iv) all Capital Lease Obligations, (v) liabilities of the Company actually due and payable under banker's acceptances or letters of credit, (vi) all indebtedness of the type referred to in clause
(i), (ii), (iii), (iv) or (v) above secured by (or for which the holder of such indebtedness has an existing right, content or otherwise, to be secured by) any lien upon or security interest in property of the Company or any Subsidiary (including, without limitation, accounts and contract rights), even though the Company or any Subsidiary has not assumed or become liable for the payment of such indebtedness and (vii) any guarantee or endorsement (other than for collection or deposit in the ordinary course of business) or discount with recourse of, or other agreement, contingent or otherwise, to purchase, repurchase, or otherwise acquire, to supply, or advance funds or become liable with respect to, any indebtedness or any obligation of the type referred to in any of the foregoing clauses (i) through (vi), regardless of whether such obligation would appear on a balance sheet.

     "Material Subsidiary" means Holliday Fenoglio, Inc., AMRESCO Management, Inc., AMRESCO Residential Mortgage Corporation, AMRESCO Advisors, Inc., AMRESCO Residential Credit Corporation, AMRESCO Capital Corporation, AMRESCO New England, Inc., Oak Cliff Financial, Inc. and any other Subsidiary whose assets or revenues comprise at least five percent (5%) of the assets or revenues of the Company and the Subsidiaries on a consolidated basis as of the end of, or for the, Company's most recently completed fiscal quarter, as determined from time to time.

     "Original Issue Discount Security" means any Debt Security which provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration of the maturity thereof pursuant to the terms of the applicable Indenture.

     "Senior Debt" means any Funded Debt whether outstanding on the date of execution of the Indenture or thereafter created or incurred, unless it is provided in the appropriate instrument that such Funded Debt is subordinated to any other Funded Debt.

     "Subordinated Debt" means all Funded Debt except Senior Debt.

     "Subsidiary," means, with respect to any Person, (i) any Corporation of which at the time of determination more than 50% of the shares of Voting Stock is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof) and (ii) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or one or more Subsidiaries of such Person (or any combination thereof).

     "U.S. Government Obligations" means direct obligations of the United States of America, or any Person controlled or supervised by and acting as an agency or instrumentality of such government, in each case where the payment or payments thereunder are unconditionally guaranteed as a full faith and credit obligation by such government and which are not callable or redeemable at the option of the issuer or issuers thereof, and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any such U.S. Government Obligation or a specific payment of interest on or principal of or other amount with respect to any such U.S. Government Obligation held by such custodian for the account of the holder of a depository receipt, provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Obligation or the specific payment of interest on or principal of or other amount with respect to the U.S. Government Obligation evidenced by such depository receipt.

SECURITIES WARRANTS

     The Company may issue Securities Warrants for the purchase of Debt Securities, Preferred Stock or Common Stock. Securities Warrants may be issued independently or together with other Securities offered by any Prospectus Supplement and may be attached to or separate from such other Securities. Each series of Securities Warrants will be issued under a separate warrant agreement (a "Securities Warrant Agreement") to be entered into between the Company and a bank or trust company as Securities Warrant Agent, all as set forth in the Prospectus Supplement relating to the particular issue of offered Securities Warrants. The Securities Warrant Agent will act solely as an agent of the Company in connection with the Securities Warrant Certificates and will not assume any obligation or relationship of agency or trust for or with any holders of Securities Warrant Certificates or beneficial owners of Securities Warrants. Copies of the forms of Securities Warrant Agreements, including the forms of Securities Warrant Certificates representing the Securities Warrants, will be filed or incorporated by reference as exhibits to the Registration Statement to which this Prospectus pertains. The following summaries of certain provisions of the forms of Securities Warrant Agreements and Securities Warrant Certificates do not purport to be complete and are subject to and are qualified in their entirety by reference to all the provisions of the Securities Warrant Agreements and the Securities Warrant Certificates.

     General. If Securities Warrants are offered, the applicable Prospectus Supplement will describe the terms of such Securities Warrants, including, in the case of Securities Warrants for the purchase of Debt Securities, the following where applicable: (i) the offering price; (ii) the currencies in which such Securities Warrants are being offered; (iii) the designation, aggregate principal amount, currencies, denominations and terms of the series of Debt Securities purchasable upon exercise of such Securities Warrants: (iv) the designation and terms of any series of Securities with which such Securities Warrants are being offered and the number of such Securities Warrants being offered with each such Security; (v) the date on and after which such Securities Warrants and the related series of Securities will be transferable separately;
(vi) the principal amount of the series of Debt Securities purchasable upon exercise of each such Securities Warrant and the price at which and currencies in which such principal amount of Debt Securities of such series may be purchased upon such exercise; (vii) the date on which the right to exercise such Securities Warrants shall commence and the date (the "Expiration Date") on which such right shall expire; (viii) whether the Securities Warrants will be issued in registered or bearer form; (ix) a discussion of any material United States federal income tax consequences; and (x) any other terms of such Securities Warrants.

     In the case of Securities Warrants for the purchase of Preferred Stock or Common Stock, the applicable Prospectus Supplement will describe the terms of such Securities Warrants, including the following where applicable: (i) the offering price; (ii) the aggregate number of shares purchasable upon exercise of such Securities Warrants and, in the case of Securities Warrants for Preferred Stock, the designation, aggregate number and terms of the series of Preferred Stock purchasable upon exercise of such Securities Warrants; (iii) the designation and terms of the series of Securities with which such Securities Warrants are being offered and the number of such Securities Warrants being offered with each such Security; (iv) the date on and after which such Securities Warrants and the related series of Securities will be transferable separately; (v) the shares of Preferred Stock or Common Stock purchasable upon exercise of each such Securities Warrant and the price at which such shares of Preferred Stock or Common Stock may be purchased upon each exercise; (vi) the date on which the right to exercise such Securities Warrants shall commence and the expiration date thereof; (vii) a discussion of any material United States federal income tax consequences; and (viii) any other terms of such Securities Warrants. Securities Warrants for the purchase of Preferred Stock or Common Stock will be offered and exercisable for U.S. dollars only and will be in registered form only.

     Securities Warrant Certificates may be exchanged for new Securities Warrant Certificates of different denominations, may (if in registered form) be presented for registration of transfer and may be exercised at the corporate trust office of the Securities Warrant Agent or any other office indicated in the applicable Prospectus Supplement. Prior to the exercise of any Securities Warrant to purchase Debt Securities, holders of such Securities Warrants will not have any of the rights of holders of the Debt Securities purchasable upon such exercise, including the right to receive payments of principal of, premium, if any, or interest, if any, on the Debt Securities purchasable upon such exercise or to enforce covenants in the applicable Indenture. Prior to the exercise of any Securities Warrants to purchase Preferred Stock or Common Stock, holders of such Securities Warrants will not have any rights of holders of the Preferred Stock or Common Stock purchasable upon such exercise, including the right to receive payment of dividends, if any, on the Preferred Stock or Common Stock purchasable upon such exercise or to exercise any applicable right to vote.

     Exercise of Securities Warrants. Each Securities Warrant will entitle the holder thereof to purchase such principal amount of Debt Securities or shares of Preferred Stock or Common Stock, as the case may be, at such exercise price as shall in each case be set forth in, or calculable from, the Prospectus Supplement relating to the offered Securities Warrants. After the close of business on the Expiration Date (or such later date to which such Expiration Date may be extended by the Company), unexercised Securities Warrants will become void.

     Securities Warrants may be exercised by delivering to the Securities Warrant Agent payment as provided in the applicable Prospectus Supplement of the amount required to purchase the Debt Securities, Preferred Stock or Common Stock, as the case may be, purchasable upon such exercise together with certain information set forth on the reverse side of the Securities Warrant Certificate. Securities Warrants will be deemed to have been exercised upon receipt of payment of the exercise price, subject to the receipt of the Securities Warrant Certificate evidencing such Securities Warrants. Upon receipt of such payment and the

Securities Warrant Certificate properly completed and duly executed at the corporate trust office of the Securities Warrant Agent or any other office indicated in the applicable Prospectus Supplement, the Company will, as soon as practicable, issue and deliver the Debt Securities, Preferred Stock or Common Stock, as the case may be, purchasable upon exercise. If fewer than all of the Securities Warrants represented by such Securities Warrant Certificate are exercised. a new Securities Warrant Certificate will be issued for the remaining amount of Securities Warrants.

     Amendments and Supplements to Securities Warrant Agreement. The Securities Warrant Agreements may be amended or supplemented without the consent of the holders of the Securities Warrants issued thereunder to effect changes that are not inconsistent with the provisions of the Securities Warrants and that do not adversely affect the interests of the holders of the Securities Warrants.

     Common Stock Warrant Adjustments. The exercise price of, and the number of shares of Common Stock covered by, a Common Stock Warrant are subject to adjustment in certain events, including (i) the issuance of capital stock as a dividend or distribution on the Common Stock; (ii) subdivisions and combinations of the Common Stock; (iii) the issuance to all holders of Common Stock of certain rights or warrants entitling them to subscribe for or purchase Common Stock within 45 days after the date fixed for the determination of the stockholders entitled to receive such rights or warrants, at less than the current market price (as defined in the Warrant Agreement for such series of Common Stock Warrants) and (iv) the distribution to all holders of Common Stock of evidences of indebtedness or assets of the Company (excluding certain cash dividends and distributions described below) or rights or warrants (excluding those referred to above). In the event that the Company shall distribute any rights or warrants to acquire capital stock pursuant to clause (iv) above (the "Capital Stock Rights") pursuant to which separate certificates representing such Capital Stock Rights will be distributed subsequent to the initial distribution of such Capital Stock Rights (whether or not such distribution shall have occurred prior to the date of the issuance of a series of Common Stock Warrants), such subsequent distribution shall be deemed to be the distribution of such Capital Stock Rights; provided that the Company may, in lieu of making any adjustment in the exercise price of and the number of shares of Common Stock covered by a Common Stock Warrant upon a distribution of separate certificates representing such Capital Stock Rights. make proper provision so that each holder of such a Common Stock Warrant who exercises such Common Stock Warrant (or any portion thereof) (a) before the record date for such distribution of separate certificates shall be entitled to receive upon such exercise shares of Common Stock issued with Capital Stock Rights and (b) after such record date and prior to the expiration, redemption or termination of such Capital Stock Rights shall be entitled to receive upon such exercise, in addition to the shares of Common Stock issuable upon such exercise, the same number of such Capital Stock Rights as would a holder of the number of shares of Common Stock that such Common Stock Warrant so exercised would have entitled the holder thereof to acquire in accordance with the terms and provisions applicable to the Capital Stock Rights if such Common Stock Warrant was exercised immediately prior to the record date for such distribution. Common Stock owned by or held for the account of the Company or any majority owned Subsidiary shall not be deemed outstanding for the purpose of any adjustment.

     No adjustment in the exercise price of and the number of shares of Common Stock covered by a Common Stock Warrant will be made for regular quarterly or other periodic or recurring cash dividends or distributions or for cash dividends or distributions to the extent paid from retained earnings. No adjustment will be required unless such adjustment would require a change of at least 1% in the exercise price then in effect; provided that any such adjustment not so made will be carried forward and taken into account in any subsequent adjustment; and provided further that any such adjustment not so made shall be made no later than three years after the occurrence of the event requiring such adjustment to be made or carried forward. Except as stated above, the exercise price of and the number of shares of Common Stock covered by a Common Stock Warrant will not be adjusted for the issuance of Common Stock or any securities convertible into or exchangeable for Common Stock, or securities carrying the right to purchase any of the foregoing.

     In the case of (i) a reclassification of or change to the Common Stock, other than changes in par value, (ii) a consolidation or merger involving the Company, other than where the Company is the continuing corporation and reclassification or change, as described in (i) above, is involved or (iii) a sale or conveyance to another corporation of the property and assets of the Company as an entirety or substantially as an entirety, the holders of the Common Stock Warrants then outstanding will be entitled thereafter to convert such Common Stock Warrants into the kind and amount of shares of stock and other securities or property which they would have received upon such reclassification, change, consolidation, merger, sale or conveyance had such Common Stock Warrants been exercised immediately prior to such reclassification, change, consolidation, merger, sale or conveyance.

                              PLAN OF DISTRIBUTION

     The Company may offer and sell the Offered Securities in one or more of the following ways: (i) through underwriters or dealers, (ii) through agents or
(iii) directly to one or more purchasers. The Prospectus Supplement with respect to a particular offering of a series of Offered Securities will set forth the terms of the offering of such Offered Securities, including the name or names of any underwriters or agents with whom the Company has entered into arrangements with respect to the sale of such Offered Securities, the public offering or purchase price of such Offered Securities and the proceeds to the Company from such sales and any underwriting discounts, agency fees or commissions and other items constituting underwriters' compensation, the initial public offering price, any discounts or concessions to be allowed or re-allowed or paid to dealers and any securities exchange, if any, on which such Offered Securities may be listed. Dealer trading may take place in certain of the Offered Securities, including Offered Securities not listed on any securities exchange.

     If underwriters are involved in the offer and sale of Offered Securities, the Offered Securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The Offered Securities may be offered to the public either through underwriting syndicates represented by managing underwriters, or by underwriters without a syndicate, all of which underwriters in either case will be designated in the applicable Prospectus Supplement. Unless otherwise set forth in the applicable Prospectus Supplement, under the terms of the underwriting agreement, the obligations of the underwriters to purchase Offered Securities will be subject to certain conditions precedent and the underwriters will be obligated to purchase all of the Offered Securities if any are purchased. Any initial public offering price and any discounts or concessions or re-allowed or paid to dealers may be changed from time to time.

     Offered Securities may be offered and sold directly by the Company or through agents designated by the Company from time to time. Any agent involved in the offer or sale of the Offered Securities with respect to which this Prospectus is delivered will be named in, and any commissions payable by the Company to such agent will be set forth in or calculable from, the applicable Prospectus Supplement. Unless otherwise indicated in the Prospectus Supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

     If so indicated in the applicable Prospectus Supplement, the Company may authorize underwriters, dealers or agents to solicit offers by certain institutions to purchase the Offered Securities from the Company at the public offering price set forth in such Prospectus Supplement pursuant to delayed delivery contracts ("Delayed Delivery Contracts") providing for payment and delivery on the date or dates stated in the Prospectus Supplement. Each Delayed Delivery Contract will be for an amount of the Offered Securities not less than and, unless the Company otherwise agrees, the aggregate amount of the Offered Securities sold pursuant to Delayed Delivery Contracts shall be not more than the respective minimum and maximum amounts stated in the Prospectus Supplement. Institutions with which Delayed Delivery Contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies and educational and charitable institutions, but shall in all cases be subject to the approval of the Company in its sole discretion. The obligations of the purchaser under any Delayed Delivery Contract to pay for and take delivery of the Offered Securities will not be subject to any conditions except that (i) the purchase of the Offered Securities by such institution shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such institution is subject and (ii) any related sale of the Offered Securities to underwriters shall have occurred. A commission set forth in the Prospectus Supplement will be paid to underwriters soliciting purchases of the Offered Securities pursuant to Delayed Delivery Contracts accepted by the Company. The underwriters will not have any responsibility in respect of the validity or performance of Delayed Delivery Contracts.

     The Debt Securities, the Preferred Stock and the Securities Warrants will be new issues of securities with no established trading market. Any underwriters to whom Offered Securities are sold by the Company for public offering and sale may make a market in such Offered Securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the trading market for any Offered Securities.

     Any underwriter, dealer or agent participating in the distribution of the Offered Securities may be deemed to be an underwriter, as that term is defined in the Securities Act, of the Offered Securities so offered and sold and any discounts or commissions received by it from the Company and any profit realized by it on the sale or resale of the Offered Securities may be deemed to be underwriting discounts and commissions under the Securities Act.

     Under agreements entered into with the Company, underwriters, dealers and agents may be entitled to indemnification by the Company against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the underwriters or agents may be required to make in respect thereof.

     Underwriters, dealers and agents also may be customers of, engage in transactions with, or perform other services for the Company in the ordinary course of business.

                                 LEGAL MATTERS

     The validity of the shares of Common Stock, the Preferred Stock, the Debt Securities and Securities Warrants offered hereby will be passed upon for the Company by L. Keith Blackwell, General Counsel of the Company. Mr. Blackwell currently owns beneficially 2,777 shares of Common Stock (excluding 7,108 unvested shares allocated under the Company's restricted stock plan) and holds options to purchase 37,510 shares of Common Stock. Certain legal matters will be passed upon for the Company by Haynes and Boone, LLP, Dallas, Texas.

                                    EXPERTS

     The consolidated financial statements incorporated in this prospectus by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 1995 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report which is incorporated herein by reference and has been so incorporated in reliance upon their authority as experts in accounting and auditing.

     The consolidated balance sheets of Quality as of September 30, 1994 and 1995, and the consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended September 30, 1995, incorporated by reference in this Prospectus, have been incorporated by reference herein in reliance of the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

                                    GLOSSARY

     The following are certain defined terms which may be used in this Prospectus and any accompanying Prospectus Supplement:

     "ACACIA" means Acacia Realty Advisors, Inc.

     "ACC" means AMRESCO Capital Corporation, a subsidiary of the Company.

     "AMRESCO RESIDENTIAL" means, collectively, ARCMI, ARMC and AMRESCO Residential Credit Corporation, subsidiaries of the Company.

     "AMRESCO SERVICES" means a division of AMRESCO Management, Inc., a subsidiary of the Company.

     "ARCMI" means AMRESCO Residential Capital Markets, Inc., a subsidiary of the Company.

     "ARMC" means AMRESCO Residential Mortgage Corporation, an indirect subsidiary of the Company through which the Company acquired substantially all the operating assets of Quality.

     "ASSET PORTFOLIO" means a pool or portfolio of performing, nonperforming or underperforming commercial, industrial, agricultural and/or real estate loans.

     "B&C LOAN" means a residential mortgage loan to borrowers who do not qualify for conventional loans or whose borrowing needs are not met by traditional residential mortgage lenders. Such borrowers may not satisfy the more rigid underwriting standards of the traditional residential mortgage lending market for a number of reasons, such as blemished credit histories (from past loan delinquencies or bankruptcy), inability to provide income verification data or lack of established credit history.

     "BEI" means BEI Holdings, Ltd.

     "BEI MERGER" means the merger of Holdings with and into a subsidiary of BEI on December 31, 1993.

     "COMPANY" means, unless otherwise stated in this Prospectus or unless the context otherwise requires, the Company and each of its subsidiaries.

     "CONDUIT PURCHASERS" means investment bankers and other financial intermediaries who purchase or otherwise accumulate pools or portfolios of loans having common features (e.g., real estate mortgages, etc.), with the intent of securitizing such loan assets and selling them to a trust that obtains its funds by selling undivided interests in the revenue streams generated by the loans to public or private investors.

     "CONVERTIBLE SUBORDINATED DEBENTURES" means the Company's 8% Convertible Subordinated Debentures due 2005.

     "CONVERTIBLE SUBORDINATED DEBENTURE INDENTURE" means that certain Indenture dated November 27, 1995, as amended, governing the Convertible Subordinated Debentures.

     "CREDIT AGREEMENTS" means the Revolving Loan Agreement and the Warehouse Agreements.

     "CREDIT ENHANCEMENT" means the method by which a seller of asset-backed securities achieves a higher credit rating with respect to such securities than the credit rating of the assets collateralizing such securities. Credit enhancement is often achieved through the use of financial guaranty insurance policies.

     "DUS" means the Delegated Underwriting and Servicing program established by Fannie Mae that permits a DUS approved lender to commit and close loans for multifamily mortgages for resale to Fannie Mae without Fannie Mae's prior approval of such loans.

     "EQS" means, collectively, EQ Services, Inc. and Equitable Real Estate Investment Management, Inc.

     "FACE VALUE" means, with respect to any loan or Asset Portfolio, the aggregate unpaid principal balance of a loan or loans.

     "FANNIE MAE" means the Federal National Mortgage Association.

     "FDIC" means the Federal Deposit Insurance Corporation.

     "FREDDIE MAC" means the Federal Home Loan Mortgage Corporation.

     "FULL SERVICER" means an entity which serves as Primary Servicer, Master Servicer and Special Servicer on an Asset Portfolio.

     "HOLDINGS" means AMRESCO Holdings, Inc.

     "HOLLIDAY FENOGLIO" means Holliday Fenoglio, Inc., a subsidiary of the Company.

     "MASTER SERVICER" means an entity which provides administrative services with respect to securitized pools of mortgage-backed securities.

     "NATIONSBANK CONTRACT" means the asset management contract, as amended, originally dated July 1, 1992, among the Company, NationsBank Corporation and certain of its bank subsidiaries.

     "NATIONSBANK OF TEXAS" means NationsBank of Texas, N.A.

     "PRIMARY SERVICER" means an entity which provides various administrative services with respect to loans such as collecting monthly mortgage payments, maintaining escrow accounts for the payment of ad valorem taxes and insurance premiums on behalf of borrowers, remitting payments of principal and interest promptly to investors in mortgages or the Master Servicer of a pool and reporting to those investors or the Master Servicer on financial transactions related to such mortgages.

     "QUALITY" means Quality Mortgage USA, Inc., a California corporation.

     "QUALITY ACQUISITION" means the Company's purchase of substantially all the operating assets, and the assumption of certain liabilities, of Quality Mortgage USA, Inc.

     "QUALITY PURCHASE AGREEMENT" means that certain agreement dated October 9, 1996 by and among ARMC and Quality, Calmac Funding, Russell and Rebecca Jedinak, DLJ Mortgage Capital, Inc., and DLJ Quality Partners, L.P.

     "REVOLVING LOAN AGREEMENT" means the Second Amended and Restated Revolving Loan Agreement dated as of February 7, 1997 and as subsequently amended, among the Company, NationsBank of Texas, as Agent, and the lenders which are parties thereto from time to time.

     "RTC" means the Resolution Trust Corporation.

     "SECURITIZATION" and "SECURITIZED" mean a transaction in which loans originated or purchased by an entity are sold to special purpose entities organized for the purpose of issuing asset-backed securities.

     "SENIOR NOTES" means the Company's Senior Notes, Series 1996-A due 1999.

     "SENIOR NOTE INDENTURE" means the Indenture dated as of July 1, 1996 and the Officers' Certificate and Company Order dated as of July 19, 1996, governing the Senior Notes.

     "SENIOR SUBORDINATED NOTES" means the Company's 10% Senior Subordinated Notes due 2003.

     "SENIOR SUBORDINATED NOTE INDENTURE" means the Indenture dated February 2, 1996, governing the Senior Subordinated Notes.

     "SPECIAL SERVICER" means an entity which provides asset management and resolution services with respect to nonperforming or underperforming loans within a pool of performing loans and/or mortgages.

     "SUBORDINATED CERTIFICATES" means the unrated and uninsured tranches of collateralized residential or commercial mortgage-backed securities.

     "WAREHOUSE" means a type of lending arrangement whereby loans funded or purchased and held for sale are financed by financial institutions or institutional lenders on a short-term basis and secured by the underlying loans.

     "WAREHOUSE AGREEMENTS" mean all warehouse loan facilities entered into by the Company from time to time.

No dealer, salesperson or other person has been authorized by the Company to give any information or to make any representations other than those contained or incorporated by reference in this Prospectus Supplement or the Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or the Underwriters. Neither this Prospectus Supplement nor the Prospectus constitutes an offer to sell or a solicitation of an offer to buy any securities other than the securities described in this Prospectus Supplement or an offer to sell or the solicitation of an offer to buy the securities described in this Prospectus Supplement in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this Prospectus Supplement or the Prospectus nor any sale made hereunder or thereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof or thereof or that the information contained herein or therein is correct as of any time subsequent to the date of such information.
                            ------------------------

                               TABLE OF CONTENTS


           Prospectus Supplement
Summary...............................   S-3
Risk Factors..........................  S-11
Recent Developments...................  S-14
Use of Proceeds.......................  S-16
Capitalization........................  S-17
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................  S-18
Business..............................  S-29
Management............................  S-44
Description of the Notes..............  S-46
Description of Other Indebtedness.....  S-50
Underwriting..........................  S-59
Legal Matters.........................  S-59
Unaudited Pro Forma Condensed
  Consolidated Financial Statements
  for the Quality Acquisition.........  S-60

                 Prospectus
Available Information.................     2
Incorporation of Certain Documents by
  Reference...........................     2
The Company...........................     3
Risk Factors..........................     7
Use of Proceeds.......................    12
Ratios of Earnings to Fixed Charges
  and Earnings to Combined Fixed
  Charges and Preferred Stock
  Dividends...........................    12
Description of Securities.............    13
Plan of Distribution..................    28
Legal Matters.........................    29
Experts...............................    29
Glossary..............................    30

                                  $100,000,000
                                [AMRESCO LOGO]
                           SENIOR SUBORDINATED NOTES,

                             SERIES 1997-A DUE 2004
             ------------------------------------------------------

                             PROSPECTUS SUPPLEMENT
                     to Prospectus dated February 20, 1997
             ------------------------------------------------------
                               PIPER JAFFRAY INC.

                         KEEFE, BRUYETTE & WOODS, INC.

                             LEGG MASON WOOD WALKER
                                  Incorporated

                               MCDONALD & COMPANY
                                Securities, Inc.

                         MORGAN KEEGAN & COMPANY, INC.
                                           , 1997